UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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AMERICAN INTERNATIONAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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American International Group, Inc.
70 Pine Street, New York, N.Y. 10270

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2010

April 12, 2010

To the Shareholders of
  AMERICAN INTERNATIONAL GROUP, INC.:

The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. (AIG) will be held at 180 Maiden Lane, 3rd Floor, New York, New York, on May 12, 2010, at 10:00 a.m., for the following purposes:

1.	To elect the eleven nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To elect the two nominees specified under “Election of Series E and Series F Directors” as directors of AIG;

3.	To vote upon a non-binding shareholder resolution to approve executive compensation;

4.	To act upon a proposal to approve the American International Group, Inc. 2010 Stock Incentive Plan;

5.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2010;

6.	To act upon a shareholder proposal relating to cumulative voting;

7.	To act upon a shareholder proposal relating to executive compensation retention upon termination of employment;

8.	To act upon a shareholder proposal relating to a shareholder advisory resolution to ratify AIG’s political spending program; and

9.	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 19, 2010 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 12, 2010. The Proxy Statement, Annual Report to Shareholders and other Soliciting Material are available in the Investor Information section of AIG’s corporate website at www.aigcorporate.com.

By Order of the Board of Directors
     KATHLEEN E. SHANNON

Secretary

If you plan on attending the meeting, please remember to bring photo identification with you. In addition, if you hold shares in “street name” and would like to attend the meeting, you should bring an account statement or other acceptable evidence of ownership of AIG Common Stock as of the close of business on March 19, 2010. If you cannot be present at the meeting, please sign the enclosed proxy card or voting instruction card and return it at once in the accompanying postage prepaid envelope or vote your shares by telephone or through the Internet.

American International Group, Inc.
70 Pine Street, New York, N.Y. 10270

PROXY STATEMENT

April 12, 2010

TIME AND DATE	10:00 a.m. on Wednesday, May 12, 2010.

PLACE	180 Maiden Lane, 3rd floor, New York, New York 10038.

MAILING DATE	These materials are being mailed to shareholders of AIG commencing on or about April 12, 2010.

ITEMS OF BUSINESS	• To elect the eleven nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

• To elect the two nominees specified under “Election of Series E and Series F Directors” as directors of AIG;

• To vote upon a non-binding shareholder resolution to approve executive compensation;

• To act upon a proposal to approve the American International Group, Inc. 2010 Stock Incentive Plan;

• To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2010;

• To act upon a shareholder proposal relating to cumulative voting;

• To act upon a shareholder proposal relating to executive compensation retention upon termination of employment;

• To act upon a shareholder proposal relating to a shareholder advisory resolution to ratify AIG’s political spending program; and

• To transact any other business that may properly come before the meeting.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on March 19, 2010.

INSPECTION OF LIST OF SHAREHOLDERS OF RECORD	A list of the shareholders of record as of March 19, 2010 will be available for inspection during ordinary business hours during the ten days prior to the meeting at AIG’s offices, 70 Pine Street, New York, New York 10270.

ADDITIONAL INFORMATION	Additional information regarding the matters to be acted on at the meeting is included in the accompanying proxy materials.

PROXY VOTING	PLEASE SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE OR MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

VOTING INSTRUCTIONS AND INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors (Board of Directors or Board) of American International Group, Inc., a Delaware corporation (AIG), for use at the AIG Annual Meeting of Shareholders to be held on May 12, 2010, or at any adjournment thereof (Annual Meeting or 2010 Annual Meeting of Shareholders). These proxy materials are being mailed to shareholders of AIG commencing on or about April 12, 2010.

All share numbers in this Proxy Statement reflect the one-for-twenty reverse split of AIG’s common stock, par value $2.50 per share (AIG Common Stock), that occurred on June 30, 2009.

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of AIG Common Stock if you were a shareholder of record or if you held AIG Common Stock in “street name” at the close of business on March 19, 2010. On that date, 134,944,891 shares of AIG Common Stock (exclusive of shares held by AIG and certain subsidiaries) were outstanding, held by 45,494 shareholders of record. Each share of AIG Common Stock held by you on the record date is entitled to one vote.

Holders of Series C Perpetual, Convertible, Participating Preferred Stock, par value $5.00 per share (AIG Series C Preferred Stock), are also entitled to vote or direct the voting of their shares of AIG Series C Preferred Stock, if they were shareholders of record at the close of business on March 19, 2010. On that date, 100,000 shares of AIG Series C Preferred Stock were outstanding and held by the trustees of the AIG Credit Facility Trust (the Trust), who may cast approximately 5,321.1294 votes for each share of AIG Series C Preferred Stock held by them on the record date (532,112,940 in the aggregate).

Holders of Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (AIG Series E Preferred Stock), and Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (AIG Series F Preferred Stock), are entitled to vote on the two nominees specified under “Election of Series E and Series F Directors” as directors of AIG. On March 19, 2010, 400,000 shares of AIG Series E Preferred Stock and 300,000 shares of AIG Series F Preferred Stock were outstanding, held by one shareholder of record, the United States Department of the Treasury (the Department of the Treasury).

Who is a shareholder of record?

During the ten days prior to the Annual Meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York 10270.

•	If you hold AIG Common Stock, AIG Series C Preferred Stock, AIG Series E Preferred Stock or AIG Series F Preferred Stock that is registered in your name on the records of AIG maintained by AIG’s transfer agent, Wells Fargo Shareowner Services, you are a shareholder of record.

•	If you hold AIG Common Stock indirectly through a broker, bank or similar institution, you are not a shareholder of record, but instead hold in “street name.”

If you are a shareholder of record, these proxy materials are being sent to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

What proposals will be voted on at the Annual Meeting?

Five proposals from AIG will be considered and voted on at the Annual Meeting:

1.	To elect the eleven nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To elect the two nominees specified under “Election of Series E and Series F Directors” as directors of AIG;

3.	To vote upon a non-binding shareholder resolution on executive compensation;

4.	To act upon a proposal to approve the American International Group, Inc. 2010 Stock Incentive Plan; and

5.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2010.

In addition, three proposals from shareholders will be considered and voted on at the Annual Meeting:

6.	To act upon a shareholder proposal relating to cumulative voting;

7.	To act upon a shareholder proposal relating to executive compensation retention upon termination of employment; and

8.	To act upon a shareholder proposal relating to a shareholder advisory resolution to ratify AIG’s political spending program.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

AIG’s Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the nominees specified under “Election of Directors” to the Board of Directors.

2.	The Board of Directors makes no recommendations as to nominees specified under “Election of Series E and Series F Directors.”

3.	“FOR” the non-binding shareholder resolution on executive compensation.

4.	“FOR” the American International Group, Inc. 2010 Stock Incentive Plan.

5.	“FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2010.

6.	“AGAINST” the shareholder proposal relating to cumulative voting.

7.	“AGAINST” the shareholder proposal relating to executive compensation retention upon termination of employment.

8.	“AGAINST” the shareholder proposal relating to a shareholder advisory resolution to ratify AIG’s political spending program.

Do I need to vote on the two nominees specified under “Election of Series E and Series F Directors” as directors of AIG?

If you are a holder of AIG Common Stock or AIG Series C Preferred Stock, you do not vote on the two nominees specified under “Election of Series E and Series F Directors” as directors of AIG. Only holders of AIG Series E Preferred Stock and AIG Series F Preferred Stock are permitted to vote on these two directors. As of the record date, the Department of the Treasury is the sole holder of record of all the outstanding shares of the AIG Series E Preferred Stock and AIG Series F Preferred Stock. Therefore, only the Department of the Treasury may vote on these nominees.

What do I need to attend the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring photo identification with you, such as a driver’s license. In addition, if you hold shares in “street name” and would like to attend the Annual Meeting, you should bring an account statement or other acceptable evidence of ownership of AIG Common Stock as of the close of business on March 19, 2010, the record date for voting. In order to vote at the Annual Meeting, you will also need a valid “legal proxy”, which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares. See “How do I vote?” for four ways to cast your vote.

How do I vote?

You may cast your vote in one of four ways:

•	By Submitting a Proxy by Internet. Go to the following website: www.eproxy.com/aig. You may submit a proxy by Internet 24 hours a day. Enter the information requested on your computer screen and follow the simple instructions. If you choose to submit a proxy by Internet, then you do not need to return the proxy card. To be valid, your proxy by Internet must be received by 11:59 a.m., Eastern Daylight Saving Time, on May 11, 2010. Please have your proxy card and the last four digits of your Social Security number or tax identification number available.

•	By Submitting a Proxy by Telephone. To submit a proxy using the telephone (within the United States and Canada), call toll free 1-800-560-1965 in the United States or Canada any time on a touch tone telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week. There is NO CHARGE to you for the call in the United States or Canada. International calling charges apply outside the United States and Canada. Follow the simple instructions provided by the recorded message. If you choose to submit a proxy by telephone, then you do not need to return the proxy card. To be valid, your proxy by telephone must be received by 11:59 a.m., Eastern Daylight Saving Time, on May 11, 2010.

•	By Submitting a Proxy by Mail. Mark the enclosed proxy card, sign and date it, and return it in the prepaid envelope that has been provided. To be valid, your proxy by mail must be received by 9:00 a.m., Eastern Daylight Saving Time, on May 12, 2010.

•	At the Annual Meeting. You can vote your shares in person at the Annual Meeting (see “What do I need to attend the Annual Meeting?”). If you are a shareholder of record, in order to vote at the Annual Meeting, you must present an acceptable form of photo identification, such as a driver’s license. If you hold your shares in street name, you must obtain a legal proxy, as described above under “What do I need to attend the Annual Meeting?”, and bring that proxy to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by:

For a Proxy Submitted by Internet or Telephone

•	Subsequently submitting in a timely manner a new proxy through the Internet or by telephone; or

•	Executing and mailing a later-dated proxy card that is received by AIG prior to 9:00 a.m., Eastern Daylight Saving Time, on May 12, 2010; or

•	Voting in person at the Annual Meeting.

For a Proxy Submitted by Mail

•	Subsequently executing and mailing another proxy card bearing a later date; or

•	Giving written notice of revocation to AIG’s Secretary at 70 Pine Street, New York, New York 10270 that is received by AIG prior to 9:00 a.m., Eastern Daylight Saving Time, on May 12, 2010; or

•	Voting in person at the Annual Meeting.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of AIG’s director nominees specified under “Election of Directors”; FOR the non-binding shareholder resolution on executive compensation; FOR the American International Group, Inc. 2010 Stock Incentive Plan; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2010; AGAINST each of the shareholder proposals; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding the non-binding shareholder resolution to approve executive compensation and the ratification of the appointment of independent auditors because these are considered “discretionary” under NYSE rules. If your broker is an affiliate of AIG, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may only be voted in the same proportion as all other shares are voted with respect to each proposal.

Under NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of AIG Common Stock do not have discretion to vote the shares of AIG Common Stock held by those beneficial owners on any of those proposals. NYSE rules were amended this year so that the election of directors is now a “non-discretionary” matter. Shareholder proposals continue to be “non-discretionary” matters under the NYSE rules.

How are votes counted?

Proposal 1—Election of Directors. AIG’s By-laws provide that in uncontested elections, directors (other than the Preferred Directors, as defined below) must receive a majority of the votes cast by the shareholders of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class. In other words, directors in an uncontested election must receive more votes “for” their election than “against” their election. Pursuant to AIG’s By-laws and Corporate Governance Guidelines, each nominee who is currently a director has submitted to the Board an irrevocable resignation from the Board that would become effective upon (1) the failure of such nominee to receive the required vote at the Annual Meeting and (2) Board acceptance of such resignation. In the event that a nominee who is currently a director fails to receive the required vote at the Annual Meeting, AIG’s Nominating and Corporate Governance Committee will then make a recommendation to the Board on the action to be taken with respect to the resignation. The Board will accept such resignation unless the Committee recommends and the Board determines that the best interests of AIG and its shareholders would not be served by doing so.

Proposal 2—Election of Series E and Series F Directors. The directors nominated by the holders of the AIG Series E Preferred Stock and AIG Series F Preferred Stock (the Preferred Directors and

each a Preferred Director) must receive a majority of the votes cast by the holders of the AIG Series E Preferred Stock and AIG Series F Preferred Stock, voting together as a single class.

Proposal 3—Non-binding Shareholder Vote to Approve Executive Compensation.  Adoption of the resolution of the non-binding shareholder vote to approve executive compensation requires a “for” vote of a majority of the voting power represented by the votes cast by the shareholders of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class, which votes cast are either “for” or “against” the resolution.

Proposal 4—Approval of the American International Group, Inc. 2010 Stock Incentive Plan. Approval of the American International Group, Inc. 2010 Stock Incentive Plan requires a “for” vote of a majority of the voting power represented by the votes cast by the shareholders of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class, which votes cast are either “for” or “against” the Plan.

Proposal 5—Ratification of the Selection of PricewaterhouseCoopers LLP as AIG’s Independent Registered Public Accounting Firm. Ratification of the selection of accountants requires a “for” vote of a majority of the voting power represented by the votes cast by the shareholders of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class, which votes are cast “for” or “against” the ratification. Neither AIG’s Restated Certificate of Incorporation nor AIG’s By-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

Shareholder Proposals 6-8. Approval of each shareholder proposal requires a “for” vote by a majority of the voting power of the outstanding shares of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class.

Broker Non-Votes and Abstentions. Because directors (other than the Preferred Directors) are elected by a majority of the votes cast, an abstention will have no effect on the election, although a director who receives more votes “against” than “for” his or her election will be required to resign, subject to the process described above under “Proposal 1—Election of Directors.” In the case of the adoption of the non-binding shareholder resolution to approve executive compensation, the approval of the American International Group, Inc. 2010 Stock Incentive Plan and the ratification of the appointment of PricewaterhouseCoopers LLP, only votes cast “for” or “against” the ratification will be considered; abstentions, broker non-votes and withheld votes will not be treated as a vote “for” or “against” these proposals and therefore will have no effect on the vote. With respect to each other proposal, an abstention, broker non-vote or withheld vote will have the effect of a vote “against” such proposals.

How many votes are required to transact business at the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the combined voting power of AIG Common Stock and AIG Series C Preferred Stock, treated as a single class, will constitute a quorum.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting.

How do I obtain more information about AIG?

A copy of AIG’s 2009 Annual Report to Shareholders, which includes AIG’s Annual Report on Form 10-K for the year ended December 31, 2009 (AIG’s 2009 Annual Report on Form 10-K) filed with the

U.S. Securities and Exchange Commission (SEC), has been previously delivered to shareholders. You also may obtain, free of charge, a copy of the 2009 Annual Report to Shareholders and AIG’s 2009 Annual Report on Form 10-K by writing to American International Group, Inc., 70 Pine Street, New York, New York 10270, Attention: Investor Relations. These documents also are available in the Investor Information section of AIG’s corporate website at www.aigcorporate.com.

Who pays for the expenses of this proxy solicitation?

AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, email, personal interview, telephone and facsimile transmission by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $18,500 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will reimburse brokers and others holding AIG Common Stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and other publicly available documents may include, and AIG’s officers and representatives may from time to time make, projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things:

•	the outcome of the completed transactions with the Federal Reserve Bank of New York (FRBNY) and the Department of the Treasury;
•	the number, size, terms, cost, proceeds and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses);
•	AIG’s long-term business mix which will depend on the outcome of AIG’s asset disposition program;
•	AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets;
•	the separation of AIG’s businesses from AIG parent company;
•	AIG’s ability to retain and motivate its employees; and
•	AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include:

•	a failure to close transactions contemplated in AIG’s restructuring plan;
•	developments in global credit markets; and
•	such other factors as discussed throughout the Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Item 1A. Risk Factors of AIG’s 2009 Annual Report on Form 10-K.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

 RELATIONSHIPS WITH THE FEDERAL RESERVE BANK OF NEW YORK, THE AIG CREDIT FACILITY
TRUST AND THE UNITED STATES DEPARTMENT OF THE TREASURY

AIG has entered into several important transactions and relationships with the FRBNY, the Trust and the Department of the Treasury, which are summarized below and discussed in more detail in AIG’s 2009 Annual Report on Form 10-K. As a result of these arrangements, AIG is controlled by the Trust.

Credit Facility with the FRBNY

AIG and the FRBNY entered into a revolving credit facility (as amended, the FRBNY Credit Agreement) and a Guarantee and Pledge Agreement on September 22, 2008.

AIG Series C Preferred Stock

As of March 19, 2010, the Trust, established for the sole benefit of the United States Treasury in connection with the FRBNY Credit Agreement and issuance of AIG Series C Preferred Stock, holds all of the outstanding 100,000 shares of AIG Series C Preferred Stock, which are, to the extent permitted by law, entitled to vote on all matters with the AIG Common Stock. As of the record date, the holders of the AIG Series C Preferred Stock are entitled to (i) approximately 79.77 percent of the voting power of AIG’s shareholders entitled to vote on any particular matter and (ii) approximately 79.77 percent of the aggregate dividend rights of the outstanding AIG Common Stock and the AIG Series C Preferred Stock, in each case, on an as converted basis. As of the record date, the AIG Series C Preferred Stock was entitled to 534,803,028 votes, less

•	One vote for each share of AIG Common Stock subject to the Warrants (as defined below);

•	One vote for each share of AIG Common Stock underlying any other instrument convertible into, exchangeable for or representing the right to receive AIG Common Stock owned by the Department of the Treasury; and

•	One vote for each share of AIG Common Stock otherwise directly owned by the Department of the Treasury.

This calculation is made as if the AIG Series C Preferred Stock had been converted into AIG Common Stock. Thus, as of the record date, the total AIG Series C Preferred Stock voting power of 534,803,028 shares was reduced by the 2,690,088 shares of AIG Common Stock subject to the Warrants. (AIG understands that, as of the record date, the Department of the Treasury did not otherwise own any shares of AIG Common Stock or any other instrument convertible into, exchangeable for or representing the right to receive shares of AIG Common Stock.)

AIG Series E Preferred Stock, AIG Series F Preferred Stock and Warrants

The Department of the Treasury holds all the outstanding 400,000 shares of AIG Series E Preferred Stock, 300,000 shares of AIG Series F Preferred Stock, and two 10-year warrants (the Warrants) to purchase 2,690,088 shares of AIG Common Stock (the TARP Investment), as part of the Troubled Asset Relief Program (TARP) and the Program for Systemically Significant Failing Institutions.

The terms of the TARP Investment, among other things:

•	Contain limitations on the payment of dividends on AIG Common Stock and on AIG’s ability to repurchase AIG Common Stock; and

•	Permit the Department of the Treasury to elect the greater of two additional directors or up to 20 percent of the total number of AIG directors (rounded up, after giving effect to the election) upon a failure of AIG to make four quarterly dividend payments, whether or not consecutive. This right is currently in effect and has been exercised by the Department of the Treasury. Please see “Election of Series E and Series F Directors” for more information.

On April 17, 2009, AIG exchanged all of the outstanding shares of AIG’s Series D Fixed Rate Cumulative Perpetual Preferred Stock (AIG Series D Preferred Stock) for 400,000 shares of AIG Series E Preferred Stock, with a liquidation preference of $104,011.44 per share.

Resolution of Securities Lending Program

AIG and various U.S. life insurance company subsidiaries of AIG and AIG Securities Lending Corp. (the AIG Agent) entered into an Asset Purchase Agreement, dated as of December 12, 2008 (the Purchase Agreement), with Maiden Lane II LLC (ML II), whose sole member is the FRBNY. Pursuant to the Purchase Agreement, the life insurance subsidiaries sold to ML II all of their undivided interests in a pool of $39.3 billion face amount of residential mortgage-backed securities held by the AIG Agent as agent of the life insurance subsidiaries in connection with AIG’s U.S. securities lending program.

Termination of Certain CDS

On November 25, 2008, AIG entered into a Master Investment and Credit Agreement with the FRBNY, Maiden Lane III LLC (ML III), and The Bank of New York Mellon, which established arrangements, through ML III, to fund the purchase of the multi-sector super senior collateralized debt obligations underlying or related to certain credit default swaps and other similar derivative instruments (CDS) written by AIG Financial Products Corp. in connection with the termination of such CDS transactions.

Equity Capital Commitment Facility

On April 17, 2009, the Department of the Treasury and AIG entered into a 5-year equity capital commitment facility of $29.835 billion. AIG has issued 300,000 shares of AIG Series F Preferred Stock to the Department of the Treasury, each share with a zero initial liquidation preference. The liquidation preference of the AIG Series F Preferred Stock will automatically increase, on a pro rata basis, by the amount of any drawdown on the commitment. Through February 28, 2010, AIG had drawn down approximately $7.54 billion on the Department of the Treasury Commitment. As a result, the liquidation preference of the AIG Series F Preferred Stock increased to $25,143.56 per share. The Department of the Treasury also received one of the two Warrants described above, exercisable for 150 shares of AIG Common Stock, and, as described under “AIG Series C Preferred Stock” above, the voting power of the AIG Series C Preferred Stock was reduced by the number of shares of AIG Common Stock underlying such Warrant.

Repayment of Borrowings under FRBNY Credit Agreement with Subsidiary Preferred Equity

On December 1, 2009, AIG closed previously announced transactions with the FRBNY in which AIG contributed the equity of two of its leading international life insurance franchises (American International Assurance Company, Limited (AIA) and American Life Insurance Company (ALICO)) to separate newly formed special purpose vehicles (SPVs). The FRBNY received preferred equity interests in the SPVs with a liquidation preference in the AIA SPV of $16 billion and the ALICO SPV of $9 billion. AIG holds all of the common equity of the SPVs. In exchange for the FRBNY’s acquisition of the preferred equity interests in the SPVs, AIG’s outstanding principal balance under the FRBNY Credit Agreement was reduced by $25 billion. In addition, the total amount available under the facility provided by the FRBNY pursuant to the FRBNY Credit Agreement was reduced from $60 billion to $35 billion.

Effect of Transactions with the FRBNY, the Trust and the Department of the Treasury

As a result of the arrangements described above, AIG is controlled by the Trust, which is established for the sole benefit of the United States Treasury. The interests of the Trust and the United States Treasury may not be the same as the interests of AIG’s other shareholders. As a result of its ownership, the Trust is able, subject to the terms of the AIG Credit Facility Trust Agreement, dated as of January 16, 2009 (as it may be amended from time to time, the Trust Agreement), and the AIG Series C

Preferred Stock, to elect all of AIG’s directors (other than the Preferred Directors) and can, to the extent permitted by law, control the vote on substantially all matters, including:

•	Approval of mergers or other business combinations;

•	A sale of all or substantially all of AIG’s assets;

•	Issuance of any additional shares of AIG Common Stock or other equity securities; and

•	Other matters that might be favorable to the United States Treasury.

Moreover, the Trust may, subject to the terms of the Trust Agreement and applicable securities laws, transfer all, or a portion of, AIG Series C Preferred Stock to another person or entity and, in the event of such a transfer, that person or entity could become AIG’s controlling shareholder.

ELECTION OF DIRECTORS

Eleven directors are to be elected at the Annual Meeting to hold office until the next annual election and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below. All of the nominees are currently members of AIG’s Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the Annual Meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. Directors (other than the Preferred Directors) will be elected by a majority of the votes cast by the shareholders of the AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class, which votes are cast “for” or “against” election. Pursuant to AIG’s By-laws and Corporate Governance Guidelines, each nominee who is currently a director of AIG has submitted to the Board an irrevocable resignation from the Board that would become effective upon (1) the failure of such nominee to receive the required vote at the shareholder meeting and (2) Board acceptance of such resignation. In the event that a nominee who is currently a director of AIG fails to receive the required vote, AIG’s Nominating and Corporate Governance Committee will then make a recommendation to the Board on the action to be taken with respect to the resignation. The Board will accept such resignation unless the Board determines (after consideration of the Nominating and Corporate Governance Committee’s recommendation) that the best interests of AIG and its shareholders would not be served by doing so. Dennis D. Dammerman resigned from the Board of Directors as of February 28, 2010.

The principal occupation or affiliation of the nominees for director and any directorships held by such nominee during the past five years are set forth below.

ROBERT H. BENMOSCHE Director since August 10, 2009	President and Chief Executive Officer, AIG Age 65

Mr. Benmosche has been AIG’s President and Chief Executive Officer since August 2009. Previously, he served as Chairman and Chief Executive Officer of MetLife, Inc. from September 1998 to March 2006. He served as President of MetLife, Inc. from September 1999 to June 2004, President and Chief Operating Officer from November 1997 to June 1998, and Executive Vice President from September 1995 to October 1997. He served as an Executive Vice President of PaineWebber Group Incorporated from 1989 to 1995. In the past five years, Mr. Benmosche has served as a director of MetLife, Inc. and Credit Suisse Group AG. In light of Mr. Benmosche’s experience managing large, complex, international institutions and his professional experience across industries including insurance, financial services, and operations and technology, AIG’s Board has concluded that Mr. Benmosche should be elected to the Board.

HARVEY GOLUB Director since 2009	Former Chairman and Chief Executive Officer of American Express Company Age 70

Mr. Golub is the former Chairman and Chief Executive Officer of American Express Company, serving from 1993 to 2001. He joined American Express Company in 1984 as the President and Chief Executive Officer of IDS Financial Services, now known as Ameriprise Financial. Prior to joining IDS Financial Services, Mr. Golub was a Senior Partner with McKinsey and Co., a global management consulting firm. Mr. Golub is Non-Executive Chairman of Ripplewood Holdings, L.L.C., a private equity firm. Mr. Golub is currently a director of Campbell Soup Company, where he served as Non-Executive Chairman from 2004 to 2009 and currently serves as a member of the Compensation and Organization Committee, and RHJ International (Belgium). In the past five years, Mr. Golub also served as Non-Executive Chairman and a director of The Reader’s Digest Association, Inc. and Dow Jones & Company. He is a member of the Advisory Board of Miller Buckfire & Co., LLC and Marblegate Asset Management, LLC. In light of Mr. Golub’s experience in managing large, complex, international institutions and in finance, as well as his professional experience in the financial services industry, AIG’s Board has concluded that Mr. Golub should be re-elected to the Board.

LAURETTE T. KOELLNER Director since 2009	Former Senior Vice President of The Boeing Company; Former President, Boeing International Age 55

Ms. Koellner is the former President of Boeing International, a division of The Boeing Company, serving from 2006 to 2008. Prior to that, Ms. Koellner served as President of Connexion by Boeing from 2004 to 2006. She also served as Executive Vice President, Chief Administration and Human Resources Officer of Boeing from 2002 to 2004 and was a member of the Office of the Chairman from 2002 to 2003. She served as Senior Vice President and President of Shared Services Group of Boeing from 2001 to 2002. She served as Vice President and Corporate Controller of Boeing from 1999 to 2000. Ms. Koellner spent 19 years at McDonnell Douglas Corp. where she served as Division Director of Human Resources as well as Vice President of Internal Audit. Ms. Koellner is currently a director of Celestica Inc., where she is a member of the Audit, Nominating and Corporate Governance and Compensation Committees, and Sara Lee Corporation, where she is Chairman of the Audit Committee and a member of the Executive and Corporate Governance, Nominating and Policy Committees. In light of Ms. Koellner’s experience in managing large, complex, international institutions, and in finance, accounting and risk management, as well as her professional experience in the aircraft and the operations and technology industries, AIG’s Board has concluded that Ms. Koellner should be re-elected to the Board.

CHRISTOPHER S. LYNCH Director since 2009	Former Partner, KPMG LLP Age 52

Mr. Lynch has been an independent consultant since 2007, providing a variety of services to public and privately held financial intermediaries, including risk management, strategy, governance, financial accounting and regulatory reporting and troubled-asset management. Mr. Lynch is the former National Partner in Charge of KPMG LLP’s Financial Services Line of Business and Banking and Finance Practice. He held a variety of positions with KPMG from 1979 to 2007, including chairing KPMG’s Americas Financial Services Leadership team and being a member of the Global Financial Services Leadership and the U.S. Industries Leadership teams. He also served as a Partner in KPMG’s Department of Professional Practice and as a Practice Fellow at the Financial Accounting Standards Board. Mr. Lynch is currently a director of the Federal Home Loan Mortgage Corporation, where he is Chairman of the Audit Committee and a member of the Compensation Committee. In light of Mr. Lynch’s experience in finance, accounting and risk management and restructuring, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Lynch should be re-elected to the Board.

ARTHUR C. MARTINEZ Director since 2009	Former Chairman of the Board, President and Chief Executive Officer, Sears, Roebuck and Co. Age 70

Mr. Martinez is the former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., serving from 1995 to 2000. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. He served as Chief Financial Officer of Saks Fifth Avenue from 1980 to 1984, as Executive Vice President from 1984 to 1987 and then as Vice Chairman from 1990 to 1992. Mr. Martinez also served as Chairman of the Board of the Federal Reserve Bank of Chicago from 2000 to 2002. Mr. Martinez is currently a director of HSN, Inc., where he is Non-Executive Chairman and Chairman of the Governance and Nominating Committee, IAC/InterActiveCorp, where he is Chairman of the Compensation and Human Resources Committee, International Flavors & Fragrances Inc., where he is the Lead Director and a member of the Audit and the Nominating and Governance Committees, Liz Claiborne, Inc., where he is Chairman of the Compensation Committee and a member of the Audit Committee, and PepsiCo, Inc., where he is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. In the past five years, Mr. Martinez has also served as a director of ABN AMRO Holding N.V. since 2002 and was also Chairman from 2006 until 2010. Shortly after joining the Board in 2009, Mr. Martinez committed to AIG that, in accordance with AIG’s Corporate Governance Guidelines, he would reduce the number of public company boards on which he serves as director (other than AIG) to no more than four within the following 12 months. Since then, Mr. Martinez has reduced his board memberships by one and his commitment to further reduce his board memberships has been extended, with Board approval. In light of Mr. Martinez’s experience in finance and restructuring, AIG’s Board has concluded that Mr. Martinez should be re-elected to the Board.

GEORGE L. MILES, JR. Director since 2005	President and Chief Executive Officer, WQED Multimedia Age 68

Mr. Miles has served as the President and Chief Executive Officer of WQED Multimedia since 1994. Mr. Miles served as an Executive Vice President and Chief Operating Officer of WNET/Thirteen from 1984 to 1994. Prior to WNET/Thirteen, he was Business Manager and Controller of KDKA-TV and KDKA Radio in Pittsburgh; Controller and Station Manager of WPCQ in Charlotte; Vice President and Controller of Westinghouse Broadcasting Television Group in New York; and Station Manager of WBZ-TV in Boston. Mr. Miles is currently a director of HFF, Inc., where he is Lead Director, Chairman of the Audit Committee and serves on the Compensation Committee, Harley-Davidson, Inc., where he serves on the Audit and Nominating and Corporate Governance Committees, WESCO International, Inc., where he serves on the Nominating and Corporate Governance Committee, and EQT Corporation, where he serves as Chairman of the Corporate Governance Committee. In the past five years, Mr. Miles has also served as a director of Citizens Financial Corporation and Westwood One, Inc. Mr. Miles is a Certified Public Accountant. In light of Mr. Miles’ experience in accounting as well as his professional experience across the operations and technology industry, AIG’s Board has concluded that Mr. Miles should be re-elected to the Board.

HENRY S. MILLER Director since April 7, 2010	Chairman and Managing Director, Miller Buckfire & Co., LLC; Chairman and Chief Executive Officer, Marblegate Asset Management Age 64

Mr. Miller has served as the Chairman and a Managing Director of Miller Buckfire & Co., LLC, an investment bank, since 2002 and as Chief Executive Officer until December 31, 2009 and as the Chairman and Chief Executive Officer of Marblegate Asset Management, an affiliate of Miller Buckfire & Co., LLC, since February 2009. Prior to founding Miller Buckfire & Co., LLC, Mr. Miller was Vice Chairman and a Managing Director at Dresdner Kleinwort Wasserstein and its predecessor company Wasserstein Perella & Co., where he served as the global head of the firm’s financial restructuring group. Prior to that, Mr. Miller was a Managing Director and Head of both the Restructuring Group and Transportation Industry Group of Salomon Brothers Inc. From 1989 to 1992 Mr. Miller was a managing director and from 1990 to 1992 co-head of investment banking at Prudential Securities. In light of Mr. Miller’s experience in restructuring as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Miller should be elected to the Board.

ROBERT S. MILLER Director since 2009	Former Executive Chairman, Delphi Corporation Age 68

Mr. Miller has been Chairman of MidOcean Partners, a leading middle market private equity firm, since December 2009. Mr. Miller also served as the Executive Chairman of the Delphi Corporation from 2007 to 2009. He was previously Chairman and Chief Executive Officer of Delphi Corporation from 2005 to 2007. Prior to joining Delphi Corporation, Mr. Miller served in a number of corporate restructuring situations, including as Chairman and Chief Executive Officer of Bethlehem Steel Corporation, Chairman and Chief Executive Officer of Federal Mogul Corporation, Chairman and Chief Executive Officer of Waste Management, Inc., and Executive Chairman of Morrison Knudsen Corporation. He has also served as Vice Chairman and Chief Financial Officer of Chrysler Corporation. Mr. Miller is currently a director of Symantec Corporation, where he is a member of the Audit and Nominating and Governance Committees, and UAL Corporation, where he is a member of the Audit and Public Responsibility Committees. In the past five years, Mr. Miller has also served as a director of Delphi Corporation, Waste Management, Inc., Federal Mogul Corporation and Reynolds American, Inc. Mr. Miller was Chairman and Chief Executive Officer of Delphi Corporation when it filed for Chapter 11 bankruptcy in October 2005 and Chairman and Chief Executive Officer of Bethlehem Steel Corporation when it filed for Chapter 11 bankruptcy in 2001. In light of Mr. Miller’s experience in managing large, complex, international institutions, his experience in finance, accounting and risk management and restructuring, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Miller should be re-elected to the Board.

SUZANNE NORA JOHNSON Director since 2008	Former Vice Chairman, The Goldman Sachs Group, Inc. Age 52

Ms. Nora Johnson is a former Vice Chairman of The Goldman Sachs Group, Inc., serving from 2004 to 2007. She joined Goldman Sachs in 1985 and became a partner in 1992. During her 21 years at Goldman Sachs, she also served as the Chairman of the Global Markets Institute, Head of the Global Investment Research Division and Head of the Global Healthcare Business. Ms. Nora Johnson is currently a director of Intuit Inc., where she serves on the Acquisitions and Audit and Risk Committees, Pfizer Inc., where she serves on the Audit, Compensation and Science and Technology Committees, and Visa Inc., where she serves on the Compensation Committee and chairs the Nominating and Corporate Governance Committee. In light of Ms. Nora Johnson’s experience in managing large, complex, international institutions, her experience in finance as well as her professional experience across the financial services industry, AIG’s Board has concluded that Ms. Nora Johnson should be re-elected to the Board.

MORRIS W. OFFIT Director since 2005	Chairman, Offit Capital Advisors LLC; Founder and Former Chief Executive Officer, OFFITBANK Age 73

Mr. Offit is the Chairman of Offit Capital Advisors LLC, a wealth management advisory firm, and served as the Co-Chief Executive Officer of Offit Hall Capital Management LLC from 2002 to 2007. He was the founder and former Chief Executive Officer of OFFITBANK, a private bank, from 1990 to 2001. Prior to that, he was President of Julius Baer Securities, a General Partner at Salomon Brothers, an adjunct professor at Columbia Business School and Head of Stock Research at Mercantile Safe Deposit and Trust Co. In light of Mr. Offit’s experience in accounting and risk management as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Offit should be re-elected to the Board.

DOUGLAS M. STEENLAND Director since 2009	Former President and Chief Executive Officer, Northwest Airlines Corporation Age 58

Mr. Steenland is the former Chief Executive Officer of Northwest Airlines Corporation, serving from 2004 to 2008, and President, serving from 2001 to 2004. Prior to that, he served in a number of Northwest Airlines Executive positions after joining Northwest Airlines in 1991, including Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to joining Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently a director of Delta Air Lines, Inc., where he serves on the Finance Committee, Digital River, Inc. and International Lease Finance Corporation, an AIG subsidiary. In the past five years, Mr. Steenland has also served as a director of Northwest Airlines Corporation. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for Chapter 11 bankruptcy in 2005. In light of Mr. Steenland’s experience in managing large, complex, international institutions and his experience in restructuring as well as his professional experience in the airline industry, AIG’s Board has concluded that Mr. Steenland should be re-elected to the Board.

All of these nominees have lengthy direct experience in the oversight of public companies as a result of their service on AIG’s Board and/or those of other public companies and their involvement in the other organizations described above. This diverse and complementary set of skills, experience and backgrounds creates a highly qualified and independent Board of Directors.

Election of Series E and Series F Directors

The terms of the TARP Investment permit the Department of the Treasury to elect the greater of two additional directors or up to 20 percent of the total number of AIG directors (rounded up, after giving effect to the election) upon a failure of AIG to make four quarterly dividend payments on the AIG Series E Preferred Stock or AIG Series F Preferred Stock, whether or not consecutive. Because AIG has not paid any dividends on the AIG Series E Preferred Stock or AIG Series F Preferred Stock (or the AIG Series D Preferred Stock when it was outstanding, which is included in the calculation of unpaid dividends) the Department of the Treasury’s right to elect directors arose no later than February 1, 2010. On April 1, 2010, the Department of the Treasury exercised its right and elected Mr. Donald H. Layton and Mr. Ronald A. Rittenmeyer to AIG’s Board of Directors. The Department of the Treasury has nominated Messrs. Layton and Rittenmeyer for re-election at the Annual Meeting. These two director nominees are in addition to the eleven nominees listed above under “Election of Directors.” The Preferred Directors will be elected by a majority of the votes cast by the shareholders of the AIG Series E Preferred Stock and AIG Series F Preferred Stock, voting together as a single class, which votes are cast “for” or “against” election. The Preferred Directors are to be elected at the Annual Meeting to hold office until the next annual meeting (or special meeting called to elect directors) or until all the dividends payable on all outstanding shares of the AIG Series E Preferred Stock and AIG Series F Preferred Stock have been declared and paid in full for four consecutive quarters.

The nominees for Preferred Director and certain information supplied by them to AIG as to their principal occupation or affiliation and directorships within the last five years are set forth below:

DONALD H. LAYTON Director since April 1, 2010	Former Chairman and Chief Executive Officer, E*TRADE Financial Corporation; Former Vice Chairman, J.P. Morgan Chase & Co. Age 59

Mr. Layton is the former Chairman and Chief Executive Officer of E*TRADE Financial Corporation, serving from 2008 to 2009, and non-executive Chairman of the Board, serving from 2007 to 2008. Prior to his retirement from J.P. Morgan Chase & Co. in 2004, Mr. Layton was Vice Chairman and served as a member of its three person Office of the Chairman. He was Head of Chase Financial Services, the consumer and middle market division, from 2002 to 2004, Co-Chief Executive Officer of J.P. Morgan, the investment bank of J.P. Morgan Chase & Co., from 2000 to 2002, and Head of Global Markets, the worldwide capital markets and trading division, of the predecessor Chase Manhattan Corporation from 1996 to 2000. He was also Head of Treasury & Securities Services from 1999 through 2004. Mr. Layton was a Senior Adviser to The Securities Industry and Financial Markets Association and is currently a director of Assured Guaranty Ltd., where he serves on the Compensation Committee and the Risk Oversight Committee.

RONALD A. RITTENMEYER Director since April 1, 2010	Former Chairman, Chief Executive Officer and President, Electronic Data Systems Corporation; Former Chairman, Chief Executive Officer and President, Safety-Kleen Corp. Age 62

Mr. Rittenmeyer is the Former Chairman, Chief Executive Officer and President of Electronic Data Systems Corporation, serving from 2005 to 2008. Prior to that, Mr. Rittenmeyer was a Managing Director of the Cypress Group, a private equity firm, serving from 2004 to 2005. Mr. Rittenmeyer also served as Chairman, Chief Executive Officer and President of Safety-Kleen Corp. from 2001 to 2004. Among his other leadership roles, Mr. Rittenmeyer served as President and Chief Executive Officer of AmeriServe Food Distribution Inc. from 2000 to 2001, Chairman, Chief Executive Officer and President of RailTex, Inc. from 1998 to 2000, President and Chief Operating Officer of Ryder TRS, Inc. from 1997 to 1998, President and Chief Operating Officer of Merisel, Inc. from 1995 to 1996 and Chief Operating Officer of Burlington Northern Railroad Co. from 1994 to 1995. In the past five years, Mr. Rittenmeyer served as a director of Electronic Data Systems Corporation and RH Donnelly Corporation (presently Dex One Corporation).

CORPORATE GOVERNANCE

GOVERNANCE

AIG’s Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, charters and practices from time to time. AIG’s Corporate Governance Guidelines are included as Appendix A. AIG’s Corporate Governance Guidelines and the charters of the Audit Committee, the Compensation and Management Resources Committee, the Finance and Risk Management Committee, the Nominating and Corporate Governance Committee, and the Regulatory, Compliance and Public Policy Committee are available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com or in print by writing to American International Group, Inc., 70 Pine Street, New York, New York 10270, Attention: Investor Relations.

AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and a Code of Conduct for employees are available, without charge, in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com or in print by writing to American International Group, Inc., 70 Pine Street, New York, New York 10270, Attention: Investor Relations. Any amendment to AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and any waiver applicable to AIG’s directors, executive officers or senior financial officers will be posted on AIG’s website within the time period required by the SEC and the NYSE.

Using the current AIG Director Independence Standards that are included with the Corporate Governance Guidelines as Annex A thereto, the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined that Ms. Koellner, Ms. Nora Johnson and Messrs. Golub, Layton, Lynch, Martinez, Miles, Henry Miller, Robert Miller, Offit, Rittenmeyer and Steenland are independent under NYSE listing standards and AIG Director Independence Standards.

In making the independence determinations, the Nominating and Corporate Governance Committee considered relationships arising from: (1) contributions by AIG to charitable organizations with which Messrs. Golub and Offit and Ms. Nora Johnson or members of their immediate families are affiliated; and (2) in the case of certain directors, investments and insurance products provided to them by AIG in the ordinary course of business and on the same terms made available to third parties. Except as described in the following paragraph, none of these relationships exceeded the thresholds set forth in the AIG Director Independence Standards.

In 2007 and 2008, AIG made donations of $615,000 and $550,000, respectively, to Lincoln Center in New York City, of which Mr. Golub is a director. Under AIG Director Independence Standards that are used to assist the Board in making independence determinations, the Board must consider the materiality of any contributions for a calendar year to a charitable organization with which a director is affiliated if the contributions exceed $200,000. Therefore, AIG’s Board is required to consider the materiality of the contributions to Lincoln Center to Mr. Golub’s independence. These contributions to Lincoln Center were made prior to Mr. Golub being considered as a candidate for election to the Board and were not solicited by Mr. Golub, and the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined that these contributions did not impair Mr. Golub’s independence.

AIG’s current policy, as reflected in its By-laws, is that the role of the Chairman should be separate from that of the CEO and that the Chairman should be an independent director. AIG believes that this structure is optimal in AIG’s current situation because it permits the Chairman to deal with AIG’s various stakeholders while permitting the CEO to focus more on AIG’s business.

The Board oversees the management of risk through the complementary functioning of the Finance and Risk Management Committee and the Audit Committee. The Finance and Risk Management Committee oversees AIG’s enterprise risk management as one of its core responsibilities while the Audit Committee reviews the guidelines and policies governing the process by which AIG assesses and manages risk and considers AIG’s major risk exposures and how they are monitored and controlled. The Chairmen of the two Committees then coordinate with each other to ensure that each Committee has received the information that it needs to carry out its responsibilities with respect to risk management. Both the Finance and Risk Management Committee and the Audit Committee report to the Board with respect to any notable risk management issues.

There were 27 meetings of the Board during 2009. The non-management directors meet in executive session, without any management directors present, in conjunction with each regularly scheduled Board meeting. Mr. Bollenbach, as Lead Independent Director, presided at the executive sessions before his departure from the Board in June 2009 and Mr. Golub, as Non-Executive Chairman of the Board, presided at the executive sessions commencing August 10, 2009. For 2009 and 2008, all of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served. Under AIG’s Corporate Governance Guidelines, any director who, for two consecutive calendar years, attends fewer than 75 percent of the regular meetings of the Board and the meetings of all committees of which such director is a voting member will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Board and the Nominating and Corporate Governance Committee in making its recommendations to the Board.

Directors are expected to attend the annual meeting of shareholders. All directors serving at the time of the 2009 Annual Meeting of Shareholders, except for former directors Messrs. Bollenbach, Feldstein and Orr, attended that meeting.

AIG has adopted policies on reporting of concerns regarding accounting and other matters and on communicating with non-management directors. These policies are available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com. Interested parties may make their concerns known to the non-management members of AIG’s Board of Directors as a group or the other members of the Board of Directors by writing in care of Special Counsel and Secretary to the Board, American International Group, Inc., 70 Pine Street, New York, New York 10270 or by email to: boardofdirectors@aig.com.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Overview

The role of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members and recommend these individuals to the Board for nomination as members of the Board and its committees, to advise the Board on corporate governance matters and to oversee the evaluation of the Board and its committees.

Committee Organization

Committee Charter. The Nominating and Corporate Governance Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

Independence. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as required by NYSE listing standards.

Conduct of meetings and governance process. During 2009, the Nominating and Corporate Governance Committee held 7 meetings. In discussing governance initiatives and in preparation for meetings, the Lead Independent Director (until June 2009), the Chairman of the Board (after June 2009), the Chairman of the Nominating and Corporate Governance Committee and the Special Counsel and Secretary to the Board of Directors met and consulted frequently with the other Committee and Board members.

Board Membership and Composition

Nomination and Election of Directors. The Nominating and Corporate Governance Committee evaluated and recommended to the Board of Directors the eleven nominees discussed under “Election of Directors” that are standing for election at the 2010 Annual Meeting of Shareholders, based on the criteria set forth in AIG’s Corporate Governance Guidelines. A description of the nominees recommended by the Nominating and Corporate Governance Committee is set forth above in “Election of Directors.” The process for identification of director nominees when standing for election for the first time is provided below in “Committees—Nominating and Corporate Governance Committee.” Because the Preferred Directors were nominated by the Department of the Treasury, neither the Board of Directors nor the Nominating and Corporate Governance Committee makes any recommendation as to their nominations.

The Committee also recommended an increase in the age at which an individual may no longer stand for election as a director from 73 to 75. The Committee believes this change is desirable to ensure the continued service of the more recently elected directors during this critical phase in AIG’s restructuring process as well as to retain the valuable insights and experience of AIG’s longer-serving directors. The Board of Directors, upon the recommendation of the Committee, approved the change.

Independence. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, determined that each of AIG’s ten non-management directors, and each of Messrs. Layton and Rittenmeyer is independent within the meaning of the NYSE listing standards. Mr. Benmosche is the only director who holds an AIG management position and, therefore, is not an independent director.

Diversity Consideration. The Nominating and Corporate Governance Committee does not have a specific diversity policy. Rather, the Nominating and Corporate Governance Committee considers diversity in terms of minority status and sex as factors in evaluating director candidates and also considers diversity in the broader sense of how a candidate’s experience and skills could assist the Board in light of the Board’s then composition.

Conclusion

During 2009, the Nominating and Corporate Governance Committee performed its duties and responsibilities under the Nominating and Corporate Governance Committee charter.

Nominating and Corporate Governance Committee
American International Group, Inc.

George L. Miles, Jr., Chairman
Harvey Golub
Arthur C. Martinez
Suzanne Nora Johnson

COMMITTEES

The following table sets forth the current membership on each standing committee of the Board and the number of committee meetings held in 2009. Mr. Benmosche became a member of the Board on August 10, 2009, although he does not serve on any committees of the Board. Mr. Golub became Chairman of the Board on August 6, 2009. From June 30, 2009 until April 7, 2010, Mr. Golub also served as a member of the Compensation and Management Resources Committee and the Nominating and Corporate Governance Committee. As Chairman, Mr. Golub is an ex-officio member of each Committee. Ms. Koellner became a member of the Board, the Compensation and Management Resources Committee and the Chairman of the Regulatory, Compliance and Public Policy Committee on June 30, 2009. Mr. Layton became a member of the Board on April 1, 2010 and a member of the Audit Committee and the Nominating and Corporate Governance Committee on April 7, 2010. Mr. Lynch became a member of the Board, Chairman of the Audit Committee and member of the Finance and Risk Management Committee on June 30, 2009. Mr. Martinez became a member of the Board and the Nominating and Corporate Governance Committee on June 30, 2009 and Chairman of the Compensation and Management Resources Committee on March 1, 2010. From June 30, 2009 until April 7, 2010, Mr. Martinez also served as a member of the Audit Committee. Mr. Henry Miller became a member of the Board, the Finance and Risk Management Committee and the Regulatory, Compliance and Public Policy Committee on April 7, 2010. Mr. Robert Miller became a member of the Board and the Finance and Risk Management Committee on June 30, 2009 and a member of the Audit Committee on April 7, 2010. From June 30, 2009 until April 7, 2010, Mr. Robert Miller also served as a member of the Regulatory, Compliance and Public Policy Committee. Mr. Rittenmeyer became a member of the Board on April 1, 2010 and a member of the Audit Committee and the Compensation and Management Resources Committee on April 7, 2010. Mr. Steenland became a member of the Board, the Finance and Risk Management Committee and the Regulatory, Compliance and Public Policy Committee on June 30, 2009.

			Compensation		Nominating	Regulatory,
			and	Finance	and	Compliance and
			Management	and Risk	Corporate	Public
	Audit		Resources	Management	Governance	Policy
Director	Committee		Committee	Committee	Committee	Committee
Harvey Golub	*		*	*	*	*
Laurette T. Koellner			√			√ (C)
Donald H. Layton	√	***			√ ***
Christopher S. Lynch	√	(C)		√
Arthur C. Martinez			√ (C)**		√
George L. Miles, Jr.	√				√ (C)
Henry S. Miller				√ ***		√ ***
Robert S. Miller	√	***		√
Suzanne Nora Johnson			√		√
Morris W. Offit				√ (C)		√
Ronald A. Rittenmeyer	√	***	√ ***
Douglas M. Steenland				√		√
Number of meetings in 2009	12		25	11	7	4

√ = Member

C = Chairman

*	Mr. Golub is an ex-officio, non-voting member.

**	Mr. Dammerman served as Chairman of the Compensation and Management Resources Committee until February 28, 2010.

***	Member since April 7, 2010.

Audit Committee

The Audit Committee, which held 12 meetings during 2009, assists the Board in its oversight of AIG’s financial statements and compliance with legal and regulatory requirements, the qualifications and performance of AIG’s independent registered public accounting firm and the performance of AIG’s internal audit function. As part of these oversight responsibilities, the Audit Committee discusses with senior management the guidelines and policies by which AIG assesses and manages risk. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of AIG’s independent registered public accounting firm. In its oversight of AIG’s internal audit function, the Audit Committee also is involved in performance reviews and determining compensation of AIG’s chief internal auditor. In considering AIG’s compliance with legal and regulatory requirements, the Audit Committee takes into account the oversight of legal and regulatory matters by the Regulatory, Compliance and Public Policy Committee.

The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are independent under both NYSE listing standards and SEC rules. The Board has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as defined by NYSE listing standards, and are audit committee financial experts, as defined under SEC rules. Although designated as audit committee financial experts, no member of the Committee is an accountant for AIG or, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act of 1933, as amended (the Securities Act), or for any other purpose.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held 7 meetings in 2009. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent under NYSE listing standards. The primary responsibilities of the Nominating and Corporate Governance Committee are to review and recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board and its committees, to advise the Board on corporate governance matters and to oversee the evaluation of the Board and its committees.

The AIG Corporate Governance Guidelines include characteristics that the Nominating and Corporate Governance Committee considers important for nominees for director and information for shareholders with respect to director nominations. The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders and will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2011 Annual Meeting of Shareholders may do so by submitting in writing such nominees’ names, in compliance with the procedures described in “Other Matters—Shareholder Proposals for 2011 Annual Meeting” in this Proxy Statement.

Compensation and Management Resources Committee

The Compensation and Management Resources Committee, which held 25 meetings during 2009, is responsible for reviewing and approving the compensation awarded to AIG’s Chief Executive Officer (subject to ratification or approval by the Board) and to the other key employees under its purview, including the performance measures and goals relevant to that compensation. The Compensation and Management Resources Committee is also responsible for making recommendations to the Board with respect to AIG’s compensation programs for key and other employees, for evaluating any risks posed to AIG by its compensation programs and whether such compensation programs encourage AIG’s senior executives to take unnecessary and excessive risks that threaten the value of AIG, and for oversight of AIG’s management development and succession planning programs. These responsibilities, which may not be delegated to persons who are not members of the Compensation and Management Resources

Committee, are set forth in the Committee’s charter, which is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

Twenty-one key employees are currently under the purview of the Compensation and Management Resources Committee, including all of the executive officers named in the 2009 Summary Compensation Table. Additionally, because of AIG’s current circumstances, the Committee reviews certain actions for two other groups of employees (whether or not they are under the purview of the Committee): Senior Partners and the 100 most highly compensated employees who fall within the purview of the Office of the Special Master for TARP Executive Compensation. Since August 10, 2009, Mr. Benmosche has been participating in meetings of the Compensation and Management Resources Committee and makes recommendations with respect to the annual compensation of employees under the Committee’s purview other than himself. Pursuant to AIG’s By-laws, the Board ratifies the determination of the Compensation and Management Resources Committee as to the compensation paid or to be paid to AIG’s Chief Executive Officer.

The Compensation and Management Resources Committee does not determine the compensation of the Board of Directors. The compensation of directors is recommended by the Nominating and Corporate Governance Committee and is approved by the Board.

To provide independent advice, the Compensation and Management Resources Committee engaged Frederic W. Cook & Co. (the Cook firm) as a consultant and has used the services of the Cook firm since 2005. The Compensation and Management Resources Committee directly engaged the Cook firm to provide independent, analytical and evaluative advice about AIG’s compensation programs for senior executives, including comparisons to industry peers and comparisons to “best practices” in general. A senior member of the Cook firm regularly participates in Committee meetings and provides information on compensation trends along with specific views on AIG’s compensation programs. For services related to board and executive officer compensation, the Cook firm was paid $260,519.

The Cook firm has provided advice to the Nominating and Corporate Governance Committee on AIG director compensation and market practices with respect to director compensation. The Cook firm reports directly to the Chairman of the Compensation and Management Resources Committee and neither the Cook firm nor any of its affiliates provides any other services to AIG.

The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Compensation and Management Resources Committee are independent under NYSE listing standards.

Other Committees

The Finance and Risk Management Committee held 11 meetings in 2009. The Finance and Risk Management Committee assists the Board in its oversight responsibilities by reviewing and making recommendations to the Board with respect to AIG’s financial and investment policies, provides strategic guidance to management as to AIG’s capital structure, the allocation of capital as to its businesses, methods of financing its businesses and other related strategic initiatives. The Finance and Risk Management Committee also reports to and assists the Board in overseeing and reviewing information regarding AIG’s enterprise risk management, including the significant policies, procedures, and practices employed to manage liquidity risk, credit risk, market risk, operational risk and insurance risk. The Finance and Risk Management Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

The Regulatory, Compliance and Public Policy Committee held 4 meetings in 2009. The Regulatory, Compliance and Public Policy Committee assists the Board in its oversight of AIG’s legal, regulatory and compliance matters and reviews AIG’s position and policies that relate to current and emerging corporate social responsibility and political and public policy issues. The Regulatory, Compliance and Public Policy Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

COMPENSATION OF DIRECTORS

In 2009, each non-management director of AIG received a retainer of $75,000 per year. Mr. Golub, as Chairman and an ex-officio member of all standing committees of the Board of which he was not a member, received an additional annual retainer of $500,000 (prorated for the part of the year Mr. Golub was Chairman). The chairman of each committee received an annual committee retainer of $15,000, except the chairman of the Audit Committee, who received $25,000. For each other member of each committee, the annual committee retainer was $5,000. Until April 2009, other non-management directors received committee meeting attendance fees of $1,500 per meeting, which included attendance, upon request, at meetings of committees of which they are not members. Retainers were paid in equal installments each quarter in advance of service, and meeting fees were paid each quarter for service in the prior quarter. See “Committees” for information on current committee memberships and committee memberships during 2009.

Until April 2009, non-management directors could defer retainers and meeting fees in Deferred Stock Units (DSUs) granted under the Amended and Restated 2007 Stock Incentive Plan (2007 Stock Incentive Plan). Each DSU provides that one share of AIG Common Stock will be delivered when a director ceases to be a member of the Board and includes dividend equivalent rights that entitled the director to a quarterly payment, in the form of DSUs, equal to the amount of any regular quarterly dividend that would have been paid by AIG if the shares of AIG Common Stock underlying the DSUs had been outstanding.

In April 2010, the Nominating and Corporate Governance Committee completed its annual review of AIG non-management director compensation. The review included the consideration of the level of non-management director compensation at other companies and the level of commitment required by the directors, given AIG’s current circumstances. As a result of this review, the Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, effective April 1, 2010, the increase of the annual retainer to $150,000 and the addition of an annual award of DSUs in an amount of $50,000. The other elements of non-management director compensation remain unchanged.

Under director stock ownership guidelines, non-management directors should own at least 10,000 shares of AIG Common Stock (including deferred stock and DSUs).

In response to a derivative action filed against AIG, which is described in AIG’s 2009 Annual Report on Form 10-K, AIG’s Board of Directors appointed a special litigation committee of independent directors to review the matters asserted in the complaint. The special litigation committee was established in 2005. Mr. Miles is currently the only member of the special litigation committee. Fees for the special litigation committee are set by the Board and may be reviewed and adjusted by the Board if the amount of work is greater than originally anticipated.

Mr. Benmosche did not receive any compensation for his service as a director.

The following table contains information with respect to the compensation of the individuals who served as non-management directors of AIG for all or part of 2009.

2009 Non-Management Director Compensation

	Fees
	Earned or
	Paid in
Non-Management Members of the Board in 2009	Cash(1)	Stock Awards(2)	Total

Stephen F. Bollenbach	$0	$95,497	$95,497
Dennis D. Dammerman	$0	$63,498	$63,498
Martin S. Feldstein	$54,500	$0	$54,500
Harvey Golub	$244,420	$0	$244,420
Laurette T. Koellner	$47,500	$0	$47,500
Christopher S. Lynch	$52,500	$0	$52,500
Arthur C. Martinez	$42,500	$0	$42,500
George L. Miles, Jr.	$117,250	$0	$117,250
Robert S. Miller	$42,500	$0	$42,500
Suzanne Nora Johnson	$0	$63,114	$63,114
Morris W. Offit	$118,750	$0	$118,750
James F. Orr III	$64,000	$10,500	$74,500
Virginia M. Rometty	$55,058	$0	$55,058
Douglas M. Steenland	$53,611	$0	$53,611
Michael H. Sutton	$56,365	$0	$56,365

(1) This column represents annual retainer fees, committee and committee chairman retainer fees and, through March 2009, committee meeting attendance fees. For Mr. Feldstein, the amount includes a $1,500 meeting attendance fee for a meeting of the board of directors of a subsidiary of AIG. For Mr. Steenland, the amount includes $11,111, which is a prorated portion of the annual fee for his service as a Non-Executive Chairman of a subsidiary of AIG.

(2) This column represents the grant date fair value of DSUs granted in 2009 to directors, based on the closing sale price of AIG Common Stock on the date of grant.

Directors received DSUs representing deferred director’s fees at certain dates throughout the year. DSUs were granted on January 5, January 14 and April 1 of 2009. The grant date fair values for the DSUs were calculated by multiplying the number of DSUs awarded by the closing sale price of AIG Common Stock on the date of grant. The number of DSUs granted to each director on each date, and the grant date fair value of such DSUs, were as follows:

	January 5		January 14		April 1
		Grant		Grant		Grant
		Date Fair		Date Fair		Date Fair
Name	DSUs(1)	Value	DSUs(1)	Value	DSUs(1)	Value

Stephen F. Bollenbach	26,505	$43,998	0	$0	48,130	$51,499
Dennis D. Dammerman	15,511	$25,748	0	$0	35,280	$37,750
Martin S. Feldstein	0	$0	0	$0	0	$0
Harvey Golub	0	$0	0	$0	0	$0
Laurette T. Koellner	0	$0	0	$0	0	$0
Christopher S. Lynch	0	$0	0	$0	0	$0
Arthur C. Martinez	0	$0	0	$0	0	$0
George L. Miles, Jr	0	$0	0	$0	0	$0
Robert S. Miller	0	$0	0	$0	0	$0
Suzanne Nora Johnson	14,909	$24,749	1,420	$2,116	33,878	$36,249
Morris W. Offit	0	$0	0	$0	0	$0
James F. Orr III	6,325	$10,500	0	$0	0	$0
Virginia M. Rometty	0	$0	0	$0	0	$0
Douglas M. Steenland	0	$0	0	$0	0	$0
Michael H. Sutton	0	$0	0	$0	0	$0

(1)	DSUs shown do not reflect the one-for-twenty reverse split of AIG Common Stock that occurred on June 30, 2009.

The following table sets forth information with respect to the option and stock awards outstanding at December 31, 2009 for the non-management directors of AIG.

Stock and Option Awards Outstanding at December 31, 2009

Non-Management Members		Deferred	Deferred
of the Board in 2009	Option Awards(1)	Stock(2)	Stock Units(3)

Stephen F. Bollenbach	0	0	0
Dennis D. Dammerman	0	0	4,359
Martin S. Feldstein	950	0	0
Harvey Golub	0	0	0
Laurette T. Koellner	0	0	0
Christopher S. Lynch	0	0	0
Arthur C. Martinez	0	0	0
George L. Miles, Jr.	250	90	258
Robert S. Miller	0	0	0
Suzanne Nora Johnson	0	0	3,089
Morris W. Offit	250	90	258
James F. Orr III	125	0	0
Virginia M. Rometty	125	0	0
Douglas M. Steenland	0	0	0
Michael H. Sutton	250	0	0

(1)	Represents outstanding option awards made by AIG in 2006 and prior years. All options are exercisable, but have exercise prices far in excess of the value of AIG Common Stock at year-end 2009 ($29.98). The exercise price of the options ranges from $940.00 to $1,694.20.
(2)	No deferred stock was awarded in 2009. Deferred stock shown was awarded in 2007 and prior years. Receipt of deferred stock is deferred until the director ceases to be a member of the Board.
(3)	DSUs shown include DSUs awarded in 2008 or 2009 and prior years, director’s fees deferred into DSUs and DSUs awarded as dividend equivalents. Receipt of shares of AIG Common Stock underlying DSUs is deferred until the director ceases to be a member of the Board.

COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Management Resources Committee has served as an officer or employee of AIG at any time or has any relationship with AIG requiring disclosure as a related-party transaction. During 2009, none of AIG’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Management Resources Committee; and none of AIG’s executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of the Board of Directors of AIG.

OWNERSHIP OF CERTAIN SECURITIES

Common Stock

The following table contains information regarding the only persons who, to the knowledge of AIG, beneficially own more than five percent of AIG Common Stock.

	Shares of Common Stock
	Beneficially Owned
Name and Address	Number	Percent(1)

C.V. Starr & Co., Inc.; Edward E. Matthews; Maurice R. Greenberg; Starr International Company, Inc. (SICO); Universal Foundation, Inc. (collectively, the Starr Group)(2)

399 Park Avenue
17th Floor
New York, NY 10022(3)	14,111,480	10.504%

(1)	Percentages calculated based on AIG Common Stock outstanding as set forth in the Schedule 13D described in note 2 below.

(2)	Based on a Schedule 13D as amended through March 17, 2010 filed by each member of the Starr Group (Starr Group Schedule 13D), the members of the Starr Group do not affirm the existence of a group. Each of the Maurice R. and Corinne P. Greenberg Family Foundation, Inc., the Maurice R. and Corinne P. Greenberg Joint Tenancy Company, LLC and C.V. Starr & Co. Inc. Trust no longer has the power to vote or direct the disposition of any shares of AIG Common Stock. Item 5 to the Schedule 13D dated June 5, 2009 filed by each member of the Starr Group provides details as to the voting and investment power of each member of the Starr Group, as well as the right of each other member of the Starr Group to acquire AIG Common Stock within 60 days. All information provided in “Ownership of Certain Securities” with respect to the Starr Group is provided based solely on the information set forth in the Starr Group Schedule 13D. This information has not been updated to reflect changes in the ownership by the members of the Starr Group of AIG Common Stock that are disclosed in filings made by one or more members of the Starr Group under Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act). In each case, this information may not be accurate or complete and AIG takes no responsibility therefor and makes no representation as to its accuracy or completeness as of the date hereof or any subsequent date.

(3)	This is the principal office for all individuals and entities in the Starr Group, other than Starr International Company, Inc., which has a principal office at Baarerstrasse 101, CH-6300 Zug, Switzerland; and the Universal Foundation, which has a principal office at Mercury House, 101 Front Street, Hamilton HM 12, Bermuda.

The following table summarizes the ownership of AIG Common Stock by the current and nominee directors, by the current and former executive officers named in the 2009 Summary Compensation Table in “2009 Compensation” and by the directors and current executive officers as a group. None of the shares of AIG Common Stock listed in the following table have been pledged as security.

	AIG Common Stock
	Owned Beneficially as of
	February 28, 2010
	Amount and Nature of	Percent
	Beneficial	of
	Ownership(1)(2)	Class

Robert H. Benmosche	37,535	.03
Harvey Golub	0	0
David L. Herzog	10,362	.01
Laurette T. Koellner	0	0
Donald H. Layton	0	0
Edward M. Liddy	0	0
Christopher S. Lynch	0	0
Rodney O. Martin, Jr.	68,502	.05
Arthur C. Martinez	0	0
George L. Miles, Jr.	598	(3)
Henry S. Miller	0	0
Robert S. Miller	0	0
Kris P. Moor	17,802	.01
Suzanne Nora Johnson	3,089	(3)
Morris W. Offit	2,848	(3)
Ronald A. Rittenmeyer	0	0
Douglas M. Steenland	0	0
Nicholas C. Walsh	40,534	.03

All Directors and Executive Officers of AIG as a group (27 individuals)	366,209	.26

(1)	Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows: Herzog—9,996 shares, Martin—35,249 shares, Miles—250 shares, Moor—16,094 shares, Offit—250 shares, Walsh—9,158 shares and all directors and the former and current executive officers of AIG as a group—116,194 shares. For non-management directors, the amount of equity securities shown also includes: (i) shares granted to each non-employee director with delivery deferred until the director ceases to be a member of the Board as follows: Miles—90 shares and Offit—90 shares; and (ii) DSUs granted to each non-employee director with delivery of the underlying AIG Common Stock deferred until such director ceases to be a member of the Board as follows: Miles—258 shares, Nora Johnson—3,089 shares, and Offit—258 shares.

(2)	Amount of equity securities shown also excludes the following securities owned by or held in trust for members of the named individual’s immediate family as to which securities such individual has disclaimed beneficial ownership: Martin—56 shares and all directors and current executive officers of AIG as a group—1,387 shares.

(3)	Less than .01 percent.

AIG Series C Preferred Stock

The Trust, c/o Kevin F. Barnard, Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, holds all of the outstanding 100,000 shares of AIG Series C Preferred Stock.

AIG Series E Preferred Stock and AIG Series F Preferred Stock

The Department of the Treasury, c/o Timothy Massad, United States Department of the Treasury, 1500 Pennsylvania Avenue, NW, Washington D.C. 20220, holds (i) all of the outstanding 400,000 shares of the AIG Series E Preferred Stock and (ii) all of the outstanding 300,000 shares of the AIG Series F Preferred Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and greater than ten percent holders of AIG Common Stock to file reports with respect to their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors, executive officers, and greater than ten percent holders during 2009 were two late reports filed by then executive officer, Mr. Jacob Frenkel (one reporting the distribution of 192 shares granted under the Starr International Company, Inc. Deferred Compensation Profit Participation Plan and the other reporting the grant of 500 restricted stock units (RSUs) granted under the American International Group, Inc. Amended and Restated 2002 Stock Incentive Plan) and one late report filed by Ms. Suzanne Nora Johnson, a director (reporting the award of 71 deferred DSUs under the 2007 Stock Incentive Plan) due to an administrative error.

RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Co-Investments with AIG

AIG has established employee investment funds to permit selected employees to participate alongside AIG’s merchant banking, venture capital and similar funds. Such employee investment funds have a fee structure that is generally more favorable than that offered by AIG to non-employees. Four of AIG’s current executive officers have invested in these funds. A current executive officer invested in a similar fund, the SunAmerica Venture Fund 2000, LP.

Other Transactions

Ada K.H. Tse, daughter of Mr. Edmund S.W. Tse, an executive officer and member of the Board of Directors until his retirement in June 2009, serves as President and CEO of AIG Global Investment Corp. (Asia) Ltd. For 2009, Ms. Tse received approximately $504,362 in salary, $250,003 in bonus and $601,185 in retention awards.

Daniel Neuger, son of Win J. Neuger, an executive officer of AIG, serves as a Managing Director of AIG Global Investment Corp. and AIG Global Asset Management Holdings Corp. For 2009, Mr. Daniel Neuger received approximately $473,900 in total salary, bonus and equity-based compensation.

Related-Party Transactions Approval Policy

The Board of AIG has adopted a related-party transaction approval policy. Under this written policy, any transaction that involves more than $120,000 and would be required to be disclosed in AIG’s Proxy Statement, between AIG or any of its subsidiaries and any director or executive officer, or their related persons, must be approved by the Nominating and Corporate Governance Committee. In determining to approve a related-party transaction, the Nominating and Corporate Governance Committee will consider:

•	Whether the terms of the transaction are fair to AIG and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or employee of AIG;

•	Whether there are demonstrable business reasons for AIG to enter into the transaction;

•	Whether the transaction would impair the independence of a director; and

•	Whether the transaction would present an improper conflict of interest for any director, executive officer or employee of AIG, taking into account the size of the transaction, the overall financial position of the director, executive officer or employee, the direct or indirect nature of the interest of the director, executive officer or employee in the transaction, the ongoing nature of any proposed relationship and any other factors the Nominating and Corporate Governance Committee or its chairman deems relevant.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE

Overview

The Compensation and Management Resources Committee reviews and approves the compensation awarded to AIG’s Chief Executive Officer (subject to ratification or approval by the Board) and to the other key employees under its purview, makes recommendations to the Board with respect to AIG’s compensation programs for key and other employees, oversees AIG’s management development and succession planning programs and produces this Report on annual compensation. In carrying out these responsibilities, we try to maintain responsible compensation practices that attract, develop and retain high performing senior executives and other employees.

Risk and Compensation Plans

AIG continues to enhance its risk management control environment, risk management processes and enterprise risk management functions. AIG’s compensation practices are essential parts of AIG’s approach to risk management, and the Committee regularly monitors AIG’s compensation programs to ensure they align with sound risk management principles. In March 2009, the Committee’s charter was amended to expressly include the Committee’s duty to meet periodically to discuss and review the relationship between AIG’s risk management policies and practices and the incentive compensation arrangements applicable to senior executives, in consultation with the Chief Risk Officer.

Risk Assessment

As a TARP recipient, AIG must comply with certain executive compensation requirements set forth in the TARP Standards for Compensation and Corporate Governance (the TARP Standards) and the interpretations of those standards by the Special Master for TARP Executive Compensation, who is appointed by the Secretary of the Treasury. To comply with these standards, the Committee must annually provide a narrative description of how the senior executive officer (SEO) compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of AIG (including how the SEO plans do not encourage behavior focused on short-term results rather than long-term value creation), the risks posed by the employee compensation plans and how these risks were limited (including how the employee compensation plans do not encourage behavior focused on short-term results rather than long-term value creation) and how AIG has ensured that the employee compensation plans do not encourage the manipulation of AIG’s reported earnings to enhance the compensation of any employee.

In accordance with these standards, the Committee instructed AIG’s Chief Risk Officer to conduct an assessment of AIG’s compensation plans. The Committee then met with AIG’s Chief Risk Officer on multiple occasions to discuss the assessment and to further discuss, evaluate and review the compensation plans.

Senior Executive Officer Compensation Plans

The Committee reviewed with AIG’s Chief Risk Officer the SEO compensation plans and made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of AIG. Following its review, the Committee and the Chief Risk Officer determined that the SEO compensation plans do not encourage unnecessary and excessive risk-taking that threatens the value of AIG and do not encourage behavior focused on short-term results rather than long-term value creation.

Our SEOs participate in compensation structures approved and/or determined by the Special Master, which generally consist of cash salary, equity-based awards (including “Stock Salary,” described under “Compensation Discussion and Analysis—Compensation Structure—Direct Compensation Components—Stock Salary,” and performance-based incentive compensation) as well as benefits categorized as “perquisites” or “other” compensation under the SEC rules that may not exceed specified limits set by the Special Master. AIG provides the SEOs with retirement benefits under various defined benefit and defined contribution plans, including AIG’s tax-qualified 401(k) plan, tax-qualified pension plan, Excess Retirement Income Plan and Supplemental Executive Retirement Plan. Certain of the SEOs also have balances under legacy nonqualified defined contribution plans. Pursuant to the Special Master’s determinations, the accrual of benefits under these retirement plans, other than the tax-qualified plans, have been frozen for the SEOs. Because AIG received financial assistance, the SEOs may not receive severance or other benefits as a result of a termination of employment during 2010.

As described in the Compensation Discussion and Analysis that follows, the Special Master approved the compensation structures for AIG’s SEOs and, in certain cases, amounts payable or potentially payable to them. The approved structures contain numerous features that emphasize long-term value creation and help prevent unnecessary or excessive risk-taking. The majority of compensation is performance-based and paid in equity. Such equity-based compensation is subject to transfer restrictions and, in certain cases, tied to repayment of AIG’s TARP financial assistance.

The approved structures include performance-based awards granted based on the achievement of objective performance criteria tailored to each individual. For the SEOs, therefore, our review focused on whether these performance metrics, which were developed and reviewed in consultation with the Office of the Special Master, could be considered to encourage unnecessary and excessive risk-taking or behavior focused on short-term results instead of long-term value creation. We considered the performance metrics of our CEO and CFO, which include risk management and capital preservation goals such as maintaining and enhancing an appropriate control environment and avoiding negative changes in ratings and business unit performance goals including the continued de-risking of AIG Financial Products Corp., to be focused explicitly on long-term value creation. Such metrics are not tied directly to AIG’s reported earnings. We also determined that the performance metrics of our other SEOs did not reward short-term performance at the expense of long-term value creation nor encourage the SEOs to take unnecessary or excessive risks that could threaten the value of AIG.

The Committee retains discretion to reduce the amount of any incentive compensation on the basis of individual or company-wide performance, and all incentive compensation paid is subject to clawback if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Certain of our SEOs also have outstanding awards under legacy long-term incentive plans, including the Senior Partners Plan, the Partners Plan and AIG’s 2005-2006 Deferred Compensation Profit Participation Plan. As the performance periods for such awards are complete, and the awards are fully earned but not yet vested, they do not encourage the SEOs to take unnecessary and excessive risks or behavior focused on achieving short-term results. Certain of our SEOs were granted retention awards in 2008. These awards were initially payable 60 percent on December 31, 2008, and later extended voluntarily to April 2009, and 40 percent payable December 31, 2009, and later further extended to April 2010. The April 2009 payment was further delayed by AIG as part of a general freeze instituted early in 2009. The Office of the Special Master determined that, with respect to certain members of our Top 25 and Top 26-100, both as described under “Compensation Discussion and Analysis—Executive Summary,” further restructuring of these retention contracts would not be consistent with the public interest. The Committee considered the risks of these awards as part of the award process and believes retention of critical senior executive talent is a crucial part of restoring the value of AIG.

Employee Compensation Plans

The Committee reviewed with AIG’s Chief Risk Officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to AIG. Following its review, the Committee and the Chief Risk Officer determined that the employee compensation plans neither pose unnecessary risks to AIG nor contain features that would encourage the manipulation of reported earnings of AIG to enhance the compensation of any employee.

As recommended by AIG’s Chief Risk Officer, the Committee focused its review of employee compensation plans on incentive-based compensation plans and their administration. Information for

359 plans covering over 81,000 employees was collected, with programs applicable to the same business unit and containing similar design features sometimes combined to facilitate review. The Committee’s review was guided by the work of AIG human resources professionals, who identified the incentive plans and received training from AIG risk officers to develop a profile for each plan based on evaluation of features such as number of participants, mix of incentive pay compared to salary, performance and vesting periods and performance goals. Human resources then assigned the plans to one of four risk quadrants: low risk (low business risk/low design risk), intermediate risk (low business risk/high design risk), intermediate risk (high business risk/low design risk) or high risk (high business risk/high design risk). After taking into account the analysis carried out by AIG human resources, risk officers reviewed all plans classified as high risk and most of the plans classified as intermediate risk, as well as a sampling of low risk plans. They produced a final classification of the plans as follows:

		Intermediate Risk	Intermediate Risk
		(low business risk/	(high business risk/
Business Unit	Low Risk	high design risk)	low design risk)	High Risk	Total

Corporate	2	0	0	0	2

AIA	63	0	0	0	63

AGF	1	0	0	0	1

ALICO	114	0	0	0	114

Asset Mgmt Group	0	0	1	1	2

Chartis	108	5	0	1	114

Edison	7	0	0	0	7

ILFC	4	0	0	0	4

Nan Shan	4	0	0	0	4

PineBridge	5	0	1	0	6

Star	9	0	0	0	9

SFG	25	4	0	0	29

UGC	3	0	0	0	3

Financial Services	1	0	0	0	1

Total	346	9	2	2	359

Most plans were categorized as low risk. While these plans vary in structure and payout, the incentive pay is generally discretionary or based on strict performance parameters. Other features incorporated into these plans that mitigate risk include capped payouts, consideration of qualitative aspects of performance, multi-year vesting periods and use of equity and deferrals.

Eleven plans were classified as intermediate risk, and we concluded that these plans were within tolerable risk limits. In the case of the low business risk/high design risk plans, features such as governance structures put in place to regulate payments and multi-year payment schedules function as sufficient mitigants. Similarly, the high business risk/low design risk plans generally contain design features such as low ratios of incentive pay to salary, caps on incentive pay and qualitative performance metrics that mitigate risk.

Two plans were classified as high risk. One of the plans applies formulaic weightings to quantitative performance metrics. We determined that the performance metrics could be exploited to enhance employee compensation. To mitigate this risk, the business unit used the quantitative metrics as an input in a qualitative performance evaluation for 2009. The business unit will work with the Chief Risk Officer to develop improved performance metrics for the 2010 year. We determined that the other plan classified as high risk permits an unacceptable level of risk. Although the plan includes certain risk mitigation factors such as funding of long-term incentives above a minimum performance level and deferred payment of long-term awards, it also contains high ratios of incentive pay to salary, uncapped awards and performance metrics tied to earnings without risk adjustment. The plan was established in connection with AIG’s acquisition of a business, and AIG was contractually obligated to make the 2009 payments under the current terms of the plan.

Going forward, we believe that certain changes should still be made to the plans classified as intermediate or high risk in order to further align the plans with the principles of sound risk management. We have instructed the appropriate business units to work with the Chief Risk Officer to implement plan enhancements for 2010 consistent with AIG’s contractual obligations.

The Chief Risk Officer provided separate comments on four principal incentive award plans, and recommendations were incorporated either during the initial design process or shortly thereafter. The Chief Risk Officer reviewed separately the performance metrics used to grant incentive awards to the 2009 Top 26-100 under the compensation structures approved by the Special Master, and we determined that these metrics do not pose unnecessary risks to AIG or encourage the manipulation of AIG’s reported earnings to enhance the compensation of any of the executives. We concluded that recommendations of the Chief Risk Officer to further enhance the risk mitigation features of these performance metrics and the metrics of certain of our SEOs should nonetheless be implemented for the 2010 year and have instructed the appropriate businesses to ensure that the 2010 performance metrics are consistent with recommendations made by the Chief Risk Officer.

Certifications

The Compensation Discussion and Analysis that follows discusses the principles the Committee has been using to guide its compensation decisions for senior executives. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The Cook firm has also reviewed and discussed the Compensation Discussion and Analysis with management and outside counsel on behalf of the Committee. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in AIG’s 2009 Annual Report on Form 10-K.

The Committee certifies that all incentive compensation granted in respect of 2009 to the SEOs and Top 100 was awarded pursuant to objective performance criteria developed and reviewed by the Committee that met the requirements of the Special Master.

In addition, the Committee certifies the following:

1.	It has reviewed with the Chief Risk Officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of AIG;

2.	It has reviewed with the Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to AIG; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of AIG to enhance the compensation of any employee.

Compensation and Management Resources Committee
American International Group, Inc.

Arthur C. Martinez, Chairman
Harvey Golub
Laurette T. Koellner
Suzanne Nora Johnson

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

AIG is committed to compensation practices that allow the company to attract and retain capable and experienced professionals and motivate them to achieve strong business results in both the short- and long-term.

In 2009, AIG became subject to strict, legally mandated limits on the structure and amounts of compensation it could pay to its executive officers and other highly paid employees. The pay structures for AIG’s senior executive officers and 20 other most highly paid employees (based on 2008 compensation) are prescribed by statute, as interpreted by the Special Master for TARP Executive Compensation, who is appointed by the Secretary of the Treasury. The Special Master also determines the specific compensation structures and amounts for this “Top 25” group, which included Messrs. Benmosche, Herzog and Moor. The determined compensation for AIG’s Top 25 group was publicly announced by the Special Master in October 2009.

The Special Master also determined the pay structure (but not the amounts) of the remainder of AIG’s 100 most highly compensated employees (based on 2008 compensation). Messrs. Martin and Walsh were members of this “Top 26-100” group for 2009, and the structures determined for this group were publicly announced by the Special Master in December 2009.

The Committee’s executive compensation proposals were made in the context of these legal restrictions and, for the Top 25, these proposals were then reviewed and modified by the Special Master’s determinations. As a result, the Committee’s decisions for the Top 25 were effectively confined to approving year-end compensation awards up to the amounts allowed by the Special Master. The Committee made these and other executive compensation decisions in the context of the exceptional results achieved by AIG’s executive team during this year in stabilizing and preserving the value of AIG’s insurance subsidiaries, making significant progress on restructuring efforts and reducing the systemic risk posed by AIG Financial Products Corp.

Approved Compensation

The following table shows the approved 2009 annualized compensation rates for Messrs. Benmosche, Herzog, Moor, Martin and Walsh. We refer to the executives listed on this table as AIG’s “current named executives.” Together with Mr. Liddy, they are AIG’s “named executives.” The manner in which the Special Master administered 2009 compensation for the current named executives is substantially different from the manner in which SEC rules require the compensation to be presented in the 2009 Summary Compensation Table.

	Structure and Maximum Amounts Determined by						Structure Determined by
	Special Master						Special Master
	Robert H.		David L.		Kris P.		Rodney O.		Nicholas C.
	Benmosche		Herzog		Moor		Martin, Jr.		Walsh

Cash Salary	$3,000,000	(1)	$350,000	(1)	$450,000	(1)	$900,000	(1)	$650,000	(1)
Stock Salary	$4,000,000	(1)	$3,104,167		$4,691,667		$3,060,000		$2,540,000
Incentives	$3,500,000	(2)	$833,333	(2)	$2,000,000	(2)	$3,300,000		$3,480,000

Total	$10,500,000		$4,287,500		$7,141,667		$7,260,000		$6,670,000

(1)	The approved cash salary and Stock Salary rates for Mr. Benmosche were effective as of his date of hire, August 10, 2009. The approved cash salary rates for Messrs. Herzog and Moor became effective November 1, 2009 and for Mr. Walsh became effective December 14, 2009, the respective effective dates required by the Special Master’s determinations. Prior to the effectiveness of the new cash salary rates, Messrs. Herzog, Moor and Walsh were paid cash salaries at their previously effective rates. Mr. Martin was already receiving salary at the approved level.

(2)	No cash incentives were permitted for Messrs. Benmosche, Herzog or Moor and incentives were instead required to be paid in unvested “TARP RSUs” (described under “Compensation Structure—Direct Compensation Components—2009 Incentive Compensation”). Actual 2009 incentives for Mr. Benmosche were prorated to reflect the portion of the year that he was at AIG and are not reflected on the 2009 Summary Compensation Table because they were awarded early in 2010. The actual amount of Mr. Benmosche’s 2009 incentive award was $1,380,797.

For 2010, each of the current named executives is a Top 25 employee and subject to the heightened restrictions that apply to that group. In March 2010, the Special Master determined the following structures and maximum amounts for 2010.

	Structure and Maximum Amounts
	Approved by Special Master
	Robert H.	David L.	Kris P.	Rodney O.	Nicholas C.
	Benmosche	Herzog	Moor	Martin, Jr.	Walsh

Cash Salary	$3,000,000	$495,000	$700,000	$495,000	$475,000
Stock Salary	$4,000,000	$4,485,000	$5,000,000	$3,731,250	$4,568,750
Incentives(1)	$3,500,000	$1,020,000	$1,900,000	$1,375,000	$0

Total	$10,500,000	$6,000,000	$7,600,000	$5,601,250	$5,043,750

(1)	Required to be in the form of unvested TARP RSUs.

Objectives and Design of Compensation Framework

Historically, the Committee’s compensation philosophy centered around the following:

•	Emphasizing performance-based elements of compensation through the use of awards that had value if AIG produced strong financial performance and shareholder returns during current and subsequent performance periods.

•	Fostering an owner/management culture through a partnership compensation approach that recognized career milestones and ensured senior management accountability for a variety of company-wide strategic goals.

•	Aligning the long-term economic interests of key employees with those of shareholders by ensuring that a substantial component of each key employee’s compensation and net worth was represented by AIG Common Stock.

•	Increasing centralized administration and control over individual compensation components (which had historically been decentralized).

We believe these principles continue to apply, but we necessarily implement them differently than in prior years. In particular, the Special Master determined the compensation structure for each of the current named executives (and, in the case of Messrs. Benmosche, Herzog and Moor, amounts payable or potentially payable) and concluded that they will not result in payments that are inconsistent with the purposes of Section 111 of the Emergency Economic Stabilization Act of 2008 (EESA) or the Troubled Asset Relief Program, and will not otherwise be contrary to the public interest. In doing so, the Special Master was required to consider the following six principles:

•	Risk. Compensation should avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG.

•	Taxpayer Return. Compensation should reflect the need for AIG to remain a competitive enterprise and to retain and recruit talented employees so that AIG will ultimately be able to repay its TARP obligations.

•	Appropriate Allocation. Compensation should be appropriately allocated to different components, such as salary and short- and long-term incentives, and forms, such as cash and equity, based on the role of each employee and other relevant circumstances.

•	Performance-based Compensation. An appropriate portion of compensation should be performance-based, and the performance metrics should be measurable, enforceable, and actually enforced if not met.

•	Comparable Structures and Payments. Compensation should be consistent with compensation for executives in similar positions at entities that are similarly situated, including at financially distressed institutions.

•	Employee Contributions to AIG’s Value. Compensation should reflect current and prospective contributions of the employee to AIG’s value.

During the period that compensation for AIG employees is subject to the determinations of the Special Master, the Committee’s approach will also focus on these principles.

The Special Master had discretion to determine the appropriate weight or relevance of each particular principle, depending on his views of the facts and circumstances surrounding the compensation structure or payment for a particular employee. To the extent that two or more principles are inconsistent in a particular situation, the Special Master exercised his discretion to determine the relative weight to be accorded to each principle.

In the course of applying these principles, the Special Master was permitted to take into account other compensation structures and other compensation earned, accrued, or paid, including compensation and compensation structures that are not subject to the restrictions of EESA. For example, the Special Master was permitted to consider payments by AIG under valid contracts entered into before the enactment of EESA.

Compensation Structure –
Direct Compensation Components

Cash Salary. In 2009, the Special Master determined that compensation for Top 25 and Top 26-100 employees should be primarily performance-based. He therefore required that cash salaries be generally limited to $500,000, except in certain exceptional cases. AIG’s historical practice has been to pay a limited portion of overall compensation in the form of base salary. However, under the prescribed structure, cash salary is the only source of cash compensation AIG can provide to its most senior executives. As a result, the current limitation on cash salary has resulted in lower cash compensation opportunities, as a percentage of total compensation, than has ever been the case and significantly lower than AIG’s competitors. The Committee continues to be concerned that this limit will put AIG at a competitive disadvantage.

Stock Salary. As a result of the Special Master’s determinations, AIG implemented a program of regular grants of vested stock or stock units that has become generally referred to as “Stock Salary.” The ultimate value of Stock Salary is determined by the value of AIG Common Stock over a period of years, and the Special Master has therefore determined that this compensation is both performance-based and consistent with the long-term interest of shareholders.

In large part, Stock Salary takes the place of what would otherwise be annual and long-term cash, stock and performance-based incentive programs. As a result of limitations on cash salary and the extensive use of Stock Salary, AIG has substantial constraints on its ability to fashion a compensation structure that the Committee believes would be sufficiently effective, performance-based, competitive and, ultimately, beneficial for all of AIG’s stakeholders.

Stock Salary takes the form of regular grants of immediately vested stock or units made on each regular payroll date. The amount of stock or units granted on each payroll date is determined by dividing the dollar value of the Stock Salary earned over the applicable payroll period by the market price of AIG Common Stock on the date of grant. Furthermore, each grant of Stock Salary is subject to transfer or payment restrictions for between one and five years from the date of grant, depending on the individual. For 2009, grants of Stock Salary were made to AIG’s current named executives with retroactive effect from

January 1, 2009 for Messrs. Herzog, Moor, Martin and Walsh, and effective August 10, 2009 for Mr. Benmosche, after AIG had finalized arrangements for the payment of this new compensation component. The periods of restriction for Stock Salary paid to AIG’s current named executives in 2009 are as follows:

•	For Mr. Benmosche, restrictions will lapse on the fifth anniversary of the date of hire.

•	For Messrs. Herzog and Moor, the restrictions were originally scheduled to lapse on one-third of the Stock Salary each year, starting on the second anniversary of grant. As a result of AIG’s repayment of a part of its federal obligations, this schedule has been accelerated by one year.

•	For Messrs. Martin and Walsh, a portion of Stock Salary is restricted for three years and the remainder is restricted for one year. The approved structure for Messrs. Martin and Walsh requires that at least 50 percent of compensation be paid in a form that is non-transferable for at least three years, and the restriction periods were chosen in order to achieve this.

The determinations for Messrs. Herzog, Moor, Martin and Walsh permitted stock-based compensation, including Stock Salary, to be based either on the value of AIG Common Stock or on the value of a notional basket of stocks representing AIG’s businesses. After considering the risks associated with AIG Common Stock in light of AIG’s current capital structure (as described in AIG’s 2009 Annual Report on Form 10-K), the Committee ultimately decided to base this compensation on AIG Common Stock in order to avoid the complexity of the alternative structure and to ensure that all employees have an interest in the entire AIG business.

The Committee continues to evaluate the appropriate form of Stock Salary. A March 23, 2010 determination memorandum from the Special Master permits AIG to use a new form of Stock Salary based on a basket of AIG Common Stock and debt securities designed to serve as a proxy for AIG’s long-term value. The terms and conditions of the Stock Salary based on this new basket remain subject to the approval of the Special Master.

Because of limited share availability under the 2007 Stock Incentive Plan, Stock Salary (and other stock-based) awards to AIG’s current named executives in 2009 generally took the form of cash-settled units based on the value of AIG Common Stock. Exceptions were made for Mr. Benmosche’s Stock Salary, which as an inducement grant could be paid outside the 2007 Stock Incentive Plan, and for certain of Messrs. Martin and Walsh’s stock incentive awards, which were required to be paid in shares of AIG Common Stock in order to be permissible under the statutory limits that apply to AIG.

2009 Incentive Compensation.  The current named executives in the Top 25 could not receive any incentive compensation other than TARP RSUs. Under the structure determined by the Special Master, Messrs. Martin and Walsh could be paid incentives in the form of cash or other equity, so long as:

•	incentives were based on objective performance metrics developed in consultation with the Special Master,

•	no more than half of the incentives were paid in cash and at least half were paid in stock (based on the value at grant) that could not be transferred for at least three years from grant,

•	at least half of any cash incentive was deferred for at least one year,

•	no more than 40 percent of total compensation was paid in cash and

•	at least 50 percent of total compensation was paid in a form that was not transferable for at least three years.

TARP RSUs.  TARP RSUs are a form of incentive compensation defined by applicable regulation under the name “long-term restricted stock.” In order to qualify as TARP RSUs, the award must generally have at least a two-year vesting period and may only become transferable or payable in 25 percent increments in proportion to AIG’s repayment of its TARP obligations. For TARP RSUs awarded to certain current named executives, the Special Master required additional restrictions: for Messrs. Herzog and

Moor, the vesting period was extended to three years, and for Messrs. Martin and Walsh the TARP RSUs may not be transferred or paid for one year following the vesting period.

AIG was not required to pay members of the Top 26-100 with TARP RSUs. However, based on the views of the Special Master, stock incentives payable to these employees were in the form of TARP RSUs in an amount up to approximately 10 percent of target total direct compensation.

Cash Incentive. Members of AIG’s Top 25, including Messrs. Benmosche, Herzog and Moor, were not eligible for any cash incentives. Cash incentives to members of AIG’s Top 26-100 were generally payable half in March 2010 and half in March 2011. In light of the restrictions that would apply to Messrs. Martin and Walsh because they were entering the Top 25 for 2010, the Special Master allowed their cash incentives to be paid in December 2009, with half paid in cash and half paid in the form of restricted stock that cannot be transferred until March 2011. We refer to these awards as “Variable Cash Incentive.” In light of the substantial stock component required by the Special Master’s determination and in light of the necessity to convert an additional part of the cash incentive to restricted stock, AIG generally structured incentive opportunities to permit the maximum amount of target cash incentive.

Stock Incentive. Members of AIG’s Top 25, including Messrs. Benmosche, Herzog and Moor, were not eligible for any stock incentives other than a limited amount of TARP RSUs. For Messrs. Martin and Walsh, members of AIG’s Top 26-100 for 2009, stock incentives were paid in the form of restricted stock that cannot be transferred until December 2012. The three-year restriction was designed so that the awards would reflect long-term performance and comply with the Special Master’s structural requirements. We refer to these awards as “Variable Stock Incentive.”

Performance Determination. Incentives were awarded on the basis of objective performance criteria tailored to each executive’s particular situation and responsibilities, and reviewed and approved by the Committee in consultation with the Special Master. However, notwithstanding the full or partial satisfaction of the performance criteria, the Committee retained the discretion to reduce any employee’s incentive award on the basis of its overall evaluation of the employee’s or AIG’s performance. The performance criteria used for each current named executive are summarized under “Compensation Decisions for 2009 — Incentive Awards.”

The same performance criteria were used for determining grants of each form of incentive compensation. For Messrs. Martin and Walsh, and other employees in the Top 26-100, when the level of performance had been determined, the dollar value of the incentive awarded in each of the three forms was allocated in a way that followed the approved structure. For equity-based incentives (i.e., TARP RSUs and stock incentives), AIG determined the number of shares or units awarded by dividing the dollar value of the incentive by the closing sale price of AIG Common Stock on the NYSE on the date of grant.

Clawback. All of the 2009 incentive compensation paid to the current named executives is subject to “clawback” if it is later determined to have been based on materially inaccurate financial statements or any other materially inaccurate performance metrics.

Timing.  In order to facilitate compliance with the TARP Standards, AIG granted incentive awards to Messrs. Herzog, Moor, Martin and Walsh on December 28, 2009. The incentive award for Mr. Benmosche was made on March 15, 2010, following formal review and approval by the Special Master.

Historic Compensation Components

Deferred Payments of 2008 Compensation.  Due to a number of actions taken by AIG in consultation with the Department of the Treasury, the service period for some payments that were originally intended to be made with respect to 2008 for Messrs. Herzog, Moor, Martin and Walsh was extended and the payments were subjected to additional performance review. According to SEC rules, these payments must be included as 2009 compensation in AIG’s 2009 Summary Compensation Table. The payments, which are described in the following paragraphs, were detailed in the 2009 Proxy Statement for the then applicable executives and, in the case of retention awards, were specifically considered by the Special Master. These amounts are included as 2009 compensation in the 2009

Summary Compensation Table in addition to the full amount of the 2009 compensation for these named executives.

As part of AIG’s most senior leadership group in 2008, Messrs. Herzog and Moor had agreed not to receive any 2008 year-end variable incentive pay. For other employees who were eligible for 2008 variable year-end incentive pay, AIG paid only half of the previously approved levels. The remainder was deferred and made subject to AIG’s performance under its restructuring plans (as discussed below). Of the named executives, only Messrs. Martin and Walsh were eligible for these payments. (Mr. Benmosche had not yet joined AIG.)

As described in AIG’s 2009 Proxy Statement, promptly following the announcement of the FRBNY Credit Agreement in September 2008, AIG instituted a retention program in order to retain key employees. Awards under this program were received by Messrs. Herzog, Moor, Martin and Walsh in the amounts of $2,500,000, $4,000,000, $3,500,000 and $3,000,000, respectively, based on multiples of their base salaries. These amounts were initially scheduled to be paid 60 percent for service through December 31, 2008, and 40 percent for service through December 31, 2009.

AIG did not pay any retention awards to the current named executives in 2008. In November 2008, all of AIG’s executive officers, including Messrs. Herzog, Moor, Martin and Walsh, voluntarily agreed to extend the period for earning these awards to April 2009 and April 2010, and the April 2009 payment was further delayed by AIG as part of a general freeze on non-salary payments instituted early in 2009. After consulting with officials at the FRBNY and officials at the Department of the Treasury, and considering their opinions, the Special Master concluded that, due to the unique financial circumstances existing at AIG, and the need to retain the services of employees deemed to be particularly critical to AIG’s long-term financial success, further restructuring the retention awards would not be consistent with the public interest. Instead, the Special Master took the awards into consideration when deciding how much to reduce the cash salaries of Messrs. Herzog and Moor and how much cash compensation to allow Messrs. Martin and Walsh to receive.

In evaluating the payment of the deferred 2008 year-end variable incentive pay and deferred 2008 retention awards, the Committee reviewed AIG’s progress under its restructuring plans, including the following:

•	Completion of the AIA and ALICO SPV transactions,

•	Reducing the systemic risk posed by the AIG Financial Product Corp. derivatives portfolio, including a one-third reduction in notional amount of the portfolio, and a more than 50 percent reduction in the number of trade positions through June 30, 2009, with further reductions during the remainder of the year, and significant reductions in virtually all key risk measures,

•	Completing dispositions/asset sales that would generate a total of $4.6 billion in net after tax proceeds available to be used to repay the FRBNY upon closing, and

•	Working aggressively to stabilize and preserve the value of AIG’s insurance subsidiaries, which was critical to help ensure that taxpayers would be repaid in the future.

Based on this performance, the payments of the deferred 2008 year-end variable incentive pay were made to the named executives in October and payments of the deferred 2008 retention awards were made to the named executives in October and December. The remaining retention awards were paid in April 2010. The deferred 2008 year-end variable incentive pay was also included in the 40 percent limit on cash compensation applicable to Messrs. Martin and Walsh.

Other Components.  In addition to year-end variable incentive pay, AIG also historically made quarterly cash payments to certain employees. Again, these payments were previously suspended for Messrs. Herzog and Moor, and Mr. Benmosche was not eligible. For Messrs. Martin and Walsh, the payments were continued for the first three quarters of 2009, in accordance with the TARP Standards, which contemplated that AIG continue paying the Top 26-100 employees under its pre-existing compensation structure pending Special Master review. For Messrs. Martin and Walsh, the payments were suspended after the Special Master announced the approved compensation structure in December

2009, and the amounts previously paid were subject to the limit on cash compensation under the Special Master’s approved structure.

In May 2009, Messrs. Herzog, Moor, Martin and Walsh received 270 shares, 1,400 shares, 480 shares and 700 shares, respectively, of AIG Common Stock upon the vesting of awards previously made under AIG’s 2005-2006 Deferred Compensation Profit Participation Plan (the DCPPP).

In 2007, AIG granted performance restricted stock units for the 2008-2009 performance period under AIG’s Partners Plan. Based on AIG’s 2008 performance, no performance restricted stock units were earned for the 2008-2009 period.

In 2009, Messrs. Herzog, Moor, Martin and Walsh each had outstanding awards under the Senior Partners Plan that had been earned in prior performance periods but were not yet vested. These awards are described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.”

Compensation Structure –
Indirect Compensation Components

Welfare and Other Indirect Benefits. AIG’s senior executives generally participate in the same broad-based health, life and disability benefit programs as AIG’s other employees.

Retirement Benefits. AIG provides a number of retirement benefits to eligible employees, including both defined contribution plans (such as 401(k) plans) and traditional pension plans (called defined benefit plans). In late 2009, the Special Master required that further accruals and credits under these plans be halted, other than for the tax-qualified plans, for employees in the Top 25 and Top 26-100. Mr. Benmosche did not accrue any benefit under any AIG pension plan.

AIG’s only active defined contribution plan for the current named executives is a 401(k) plan, which is tax-qualified. AIG matched a percentage of participants’ contributions to the 401(k) plan, depending on a participant’s length of service, up to $17,150 in 2009 for the current named executives. This plan was not affected by the TARP Standards and the Special Master permitted employees in the Top 25 and Top 26-100 to continue to participate in this plan. In addition, certain of the current named executives have balances under legacy nonqualified defined contribution plans. These plans are described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.” AIG’s defined benefit plans include a tax-qualified pension plan, an Excess Retirement Income Plan (a “restoration” plan) and a Supplemental Executive Retirement Plan (SERP). Each of these plans provides for a yearly benefit based on years of service and average final salary. These plans and their benefits are described in greater detail in “Post-Employment Compensation—Pension Benefits.”

Perquisites and Other Compensation. To facilitate the performance of their management responsibilities, AIG provides certain employees with automobile allowances, parking, legal services, financial and tax planning and other benefits categorized as “perquisites” or “other” compensation under the SEC rules. Mr. Walsh’s perquisites included legal work performed late in 2009 in connection with the evaluation of his rights under AIG’s Executive Severance Plan (ESP).

The Special Master generally limited the amount of perquisites and “other” compensation for employees in the Top 25 and Top 26-100 to $25,000 per year. In addition, all payments of tax “gross-ups” to these employees have been prohibited, except in connection with expatriate arrangements. All of AIG’s current named executives other than Mr. Martin satisfied these limits. Mr. Martin received perquisite and “other” compensation of approximately $40,000 (other than 401(k) matching contributions which were not subject to the limit) prior to the announcement of the approved structures, while such compensation was still permitted by the TARP Standards, and his impermissible perquisites and “other” compensation were halted for the remainder of the year.

In addition, in September 2009, AIG’s Board of Directors adopted a Luxury Expenditure Policy, which summarizes existing relevant underlying policies and guidelines that address corporate expenditures, including entertainment and events, office and facility renovations, aviation and other transportation services and other similar items, activities and events. The policy is intended to help ensure that AIG’s expenses are reasonable and appropriate. A copy of the policy may be obtained from the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

Termination Benefits and Policies. Under the TARP Standards, none of the current named executives may receive severance or other benefits as a result of termination or a change in control during 2010, and Messrs. Benmosche, Herzog and Moor could not have received such benefits in 2009. If any of the current named executives becomes no longer subject to this restriction in future years, they may be eligible for benefits upon termination under the ESP, except for Mr. Benmosche, who does not participate in the ESP. However, benefits under the ESP could not be increased by any of the 2009 compensation structures for the current named executives. Messrs. Martin and Walsh would have been eligible for benefits under the ESP in some cases if their employment had been terminated in 2009.

The ESP generally extends to senior managers who participated in AIG’s historical Partners Plan, and provides for severance payments and benefits if terminated by AIG without “Cause.” All of the current named executive officers, other than Mr. Benmosche, would also be eligible for severance on a “Good Reason” termination.

In the event of a qualifying termination, subject to the restrictions described above, a participant is eligible to receive an annual amount equal to the sum of salary, annual quarterly bonuses and three-year-average performance-based annual incentives for a severance period of up to two years that is based on the executive’s seniority or length of service. Unvested long-term awards (other than TARP RSUs) continue to vest during the severance period but otherwise generally will be forfeited. Beginning in March 2010, any severance payments that would otherwise be payable under the ESP will be offset by any amounts resulting from the participant’s subsequent employment by another employer.

Compensation Decisions for 2009

Total Direct Compensation Opportunity.  For Mr. Benmosche, AIG proposed a total opportunity of $10.5 million. AIG believed that this level was appropriate and significantly less than actual historic compensation of Chief Executive Officers at AIG and other large insurance companies and Mr. Benmosche’s total compensation at his prior employer. Mr. Benmosche accepted this proposal, and the Special Master ultimately approved the amounts potentially payable, subject to the Special Master’s further formal review and approval of any incentive award.

AIG had numerous discussions with the Special Master regarding the appropriate total opportunity for each Top 25 employee. These discussions focused on three major factors: the amount of total direct compensation, the appropriate allocation between cash and non-cash compensation components and the form and the transferability of the non-cash components. The Special Master determined total compensation opportunities of $4,558,333 and $7,600,000 for Messrs. Herzog and Moor, respectively. These numbers differ from the Approved Compensation table in the Approved Compensation section above because in determining these amounts the Special Master took into account 10 months of salary earned by these executives at their rate of salary prior to the Special Master’s determination. While these compensation levels were consistent with AIG’s final proposal, AIG disagreed with the compensation allocation and with the limitations on the transferability of the non-cash components and is concerned that the limited current pay under the Special Master’s structure prevents AIG from offering competitive compensation opportunities to these employees.

For members of the Top 26-100, AIG was permitted to establish total opportunities subject to the Special Master’s structural requirements. AIG established target total compensation of approximately $7,848,000 for Mr. Martin and $7,128,000 for Mr. Walsh. These amounts were based on the target compensation opportunity AIG had intended to deliver under prior compensation structures, which had been determined in accordance with past practice based on each individual’s level of responsibility, historical compensation and contribution to AIG’s performance.

Cash Salary.  For Mr. Benmosche, the Special Master approved a salary level of $3,000,000, which AIG proposed as an appropriate level in light of the prohibition on other cash pay to Mr. Benmosche under the TARP Standards, historic cash opportunities of the Chief Executive Officer at AIG and at other large insurance companies and Mr. Benmosche’s compensation at his prior employer.

The Special Master reduced the salaries for Messrs. Herzog and Moor from $675,000 and $1,000,000 to $350,000 and $450,000, respectively, effective November 1, 2009. AIG strongly objected to these reductions.

For members of AIG’s 2009 Top 26-100, including Messrs. Martin and Walsh, the Special Master’s approved structure limited salaries to $500,000, other than in exceptional circumstances for good cause shown. Effective from April 2009, Mr. Martin’s cash salary was increased to $900,000 from $850,000 as a result of his assumption of responsibility for AIG’s worldwide life insurance business. As a result of this significant increase in responsibility and because of the expectation that the businesses under Mr. Martin’s leadership will repay material amounts of AIG’s federal obligations, Mr. Martin’s salary was not reduced as a result of the Special Master’s determination. For 2009, Mr. Walsh’s salary was originally $700,000. His salary was reduced to $650,000 as a result of the Special Master’s action but remained above $500,000 because of his significant role at Chartis International, a key component in AIG’s future plans. This reduction was discussed with the Special Master and would not have been made but for his requirements.

Stock Salary.  For Mr. Benmosche, the Special Master approved a Stock Salary level of $4,000,000. This level was proposed by AIG in order to allow Mr. Benmosche to receive the targeted annual total opportunity using the maximum amount of TARP RSUs that could be granted under the TARP Standards.

For Messrs. Herzog and Moor, the Special Master determined the amount of their total opportunity that was to be in the form of Stock Salary and also established the related transfer restrictions.

For Messrs. Martin and Walsh, AIG set the amount of Stock Salary so as to allow the largest target incentive award opportunity consistent with the approved structure and the targeted total direct compensation levels (on the basis that 50 percent of the targeted award would be paid in cash and 50 percent would be paid in stock). The Stock Salary is restricted for three years to the extent necessary to comply with the Special Master’s structural requirement that at least 50 percent of total compensation be non-transferable for three years. The remainder was transfer-restricted for one year, as contemplated by the Special Master’s determination.

Incentive Awards.  For each of the current named executives, the Special Master required that incentive awards be granted based on objective performance metrics developed in consultation with the Special Master, and for Mr. Benmosche, the Special Master was also required to formally review and approve the actual amount awarded. The metrics were selected to reflect objectives deemed critical for the stabilization of AIG’s businesses and the successful implementation of AIG’s restructuring.

For Mr. Benmosche, the performance metrics were designed to reflect the performance of AIG’s business as a whole, and included particular measures related to:

•   Risk management and capital preservation, including avoiding negative changes in Standard & Poor’s and Moody’s ratings or outlook on AIG’s senior unsecured debt

•   Reviewing and revising AIG’s restructuring plan and cost control measures

•   The stabilization of AIG’s talent pool
• Repayment of debt, including the closing of the AIA and ALICO SPV transactions

• Specific achievements by key business, including improved sales and customer retention in the life and retirement services business, improved customer retention and underwriting in the Chartis business and continued de-risking of the AIG Financial Products Corp. portfolio

For Mr. Herzog, performance criteria were generally similar to Mr. Benmosche’s, because, as Chief Financial Officer, his responsibilities also extend to the entire company.

For Mr. Moor, who serves as President and Chief Executive Officer of Chartis, AIG’s property-casualty insurance business, performance metrics were based on the performance of the Chartis business. These metrics included:

•   Increasing return on equity, operating income, GAAP equity and U.S. statutory surplus from the prior year period and maintaining a risk based capital ratio over 400 percent

•   Filling key positions at Chartis and maintaining staffing levels

•   Avoiding the use of capital from AIG parent
• Restoring normal business retention rates and improving pricing terms

•   Implementing a new investment strategy to rebalance the investment portfolios

• Improving the Chartis insurance companies’ A.M. Best capital adequacy ratio scores

For Mr. Walsh, performance criteria were similar to those used for Mr. Moor, as Mr. Walsh’s responsibilities were primarily linked to Chartis International.

For Mr. Martin, who serves as President and Chief Executive Officer of ALICO, the performance metrics related to the performance of ALICO. The specific metrics consisted of:

• Completion of the ALICO SPV transaction • Achieving targets for various solvency ratios	• Achieving targets for first year premiums and pre-tax operating income • Continued progress towards a potential sale or initial public offering of the business

Mr. Benmosche’s performance metrics were established immediately before the Special Master’s formal approval of his arrangements. Because the Special Master released the determinations relating to the other members of the Top 25 and Top 26-100 late in 2009 and because of the changes in senior AIG management and compensation structures during the year, the performance metrics for AIG’s other current named executives were established late in the fourth quarter.

The Committee reviewed performance against these metrics in late 2009 (for Messrs. Herzog, Moor, Martin and Walsh) and early 2010 (for Mr. Benmosche). Based on this review, the Committee determined that each of the current named executives had substantially achieved or exceeded his target performance levels. Based on performance generally at or above target, the Committee decided to award incentive compensation to the current named executives at the target level, in each case shortly after the performance was reviewed.

Arrangements for Former Chief Executive Officer

Mr. Liddy, AIG’s former Chief Executive Officer, left AIG when Mr. Benmosche was elected Chief Executive Officer on August 10, 2009. As described in AIG’s 2009 Proxy Statement, Mr. Liddy volunteered to receive a $1 cash salary when he joined AIG.

Because Mr. Liddy lives in Chicago, certain services were provided to him at AIG’s expense to allow him to work at AIG’s headquarters in New York City. These included transportation, most often by commercial airline, and the use of an apartment in New York City. These steps were necessary and directly related to Mr. Liddy’s service. However, AIG is disclosing the incremental cost of those items as a “benefit” to Mr. Liddy in the 2009 Summary Compensation Table in accordance with SEC requirements. The 2009 Summary Compensation Table also reflects payments made by AIG for work performed by Mr. Liddy’s counsel in an effort to develop an appropriate compensation structure for Mr. Liddy. AIG believes that none of the amounts described in this paragraph represent an actual compensatory benefit for Mr. Liddy.

Prior to June 15, 2009, AIG made additional payments to offset any tax obligation Mr. Liddy incurred as a result of the preceding arrangements. This was done in order to avoid Mr. Liddy effectively having to pay to work at AIG. These tax offset payments were prohibited by the TARP Standards following June 15, 2009, and were subsequently halted.

In April 2010, following discussions with the Office of the Special Master, the Board reviewed the extraordinary service that Mr. Liddy had provided to AIG. At the recommendation of AIG management, the Board determined it would be appropriate for Mr. Liddy to receive a stipend representing the overall higher cost of living and inconvenience that Mr. Liddy was required to incur as a result of his service in New York notwithstanding that he and his family resided in Chicago. The Board determined an annual amount of $120,000 in respect of 2009 after considering the minimal salary and other benefits Mr. Liddy had actually received for the year and determined that the stipend would be applicable for any period that Mr. Liddy’s principal office was in New York. Because Mr. Liddy served only through mid-August 2009, he was eligible for $80,000 of this stipend. AIG provided the preceding proposal to the satisfaction of the Special Master and therefore was permitted to pay this amount under the TARP Standards.

Process for Compensation Decisions

Role of the Committee. The Committee determines the compensation of AIG’s Chief Executive Officer, and the Board approves or ratifies the amounts to be awarded to him. After considering the recommendation of AIG’s Chief Executive Officer, the Committee also reviews and approves the compensation of other employees in the Top 25 and Top 26-100. As described above, decisions regarding the structure (and, for the Top 25, amount) of compensation for these employees had to be approved by the Special Master.

The Committee also makes recommendations to the Board with respect to AIG’s compensation programs for other key employees and oversees AIG’s management development and succession planning programs.

Attendance at Committee meetings generally includes internal legal and human resources executives and their staff members (depending upon agenda items), outside counsel and the Committee’s independent consultant. Attendance also regularly includes representatives of the FRBNY and their advisors since September 2008 and a representative of the Department of the Treasury since October 2009.

Consultants. To provide independent advice, the Committee has used the services of the Cook firm since 2005. A senior consultant of the Cook firm regularly attends the Committee’s meetings and is instructed to provide independent, analytical and evaluative advice about AIG’s compensation programs for senior executives, including comparisons to industry peers and comparisons to “best practices” in general. The Cook firm responds on a regular basis to questions from the Committee and the Committee’s other advisors, providing its opinions with respect to the design and implementation of current or proposed compensation programs. Neither the Cook firm nor any of its affiliates provide any other services to AIG or its management except with respect to director compensation.

In 2009, the Committee also considered materials prepared by Mercer related to AIG’s efforts to comply with the TARP Standards and the requirements of the Special Master. Mercer was engaged by AIG to assist management with this work.

Consideration of Competitive Compensation Levels.  In 2009, based on the direction of the staff of the Office of the Special Master, the Committee considered information based on a wider range of peer companies than the Committee had used in recent years. For each position (other than

Mr. Benmosche, for whom only proxy data was used), the Committee considered information from data disclosed in company proxy statements of appropriate peer companies (Proxy Data), as well as information from other companies disclosed in a variety of compensation surveys (Survey Data), including the 2008 Hewitt TCM Database-Financial Services, the 2008 PCICS Survey, and the 2008 Towers Perrin Diversified Insurance Survey (information for many companies appears in more than one of the surveys). Because some positions did not have direct comparables at each peer company, the list of companies that were used varied by employee. The companies used to analyze compensation for each of AIG’s current named executives were:

Mr. Benmosche.  Proxy Data: The Allstate Corporation, Manulife Financial Corp., MetLife Inc., Prudential Financial Inc., Sun Life Financial Inc. and The Travelers Companies.

Mr. Herzog.  Proxy Data: American Express Company, Bank of America Corporation, Citigroup Inc., HSBC Holdings plc, JP Morgan Chase & Co., MetLife Inc., Prudential Financial Inc., The Allstate Corporation, The Travelers Companies and Wells Fargo & Company. Survey Data: American Express Company, Bank of America Corporation, Citigroup Inc., JP Morgan Chase & Co., MetLife Inc., Prudential Financial Inc., The Travelers Companies and Wells Fargo & Company.

Mr. Moor.  Proxy Data: ACE Limited, Allianz SE, Assicurazioni Generali S.p.A., Aviva plc, AXA Group, CNA Financial Corporation, Hartford Financial Services Group, The Chubb Corporation, The Travelers Companies, XL Capital Ltd and Zurich Financial Services. Survey Data: ACE Limited, CNA Financial Corporation, Hartford Financial Services Group, The Chubb Corporation, The Travelers Companies, AAA of Northern California, Aetna Inc., AFLAC Incorporated, American Express Company, American Family Insurance Group, Argonaut Group Inc., Auto Club Group — Michigan, Bank of America Corporation, Blue Cross and Blue Shield of Florida, Inc., Blue Cross and Blue Shield of Louisiana, Blue Cross and Blue Shield of Massachusetts, Inc., Blue Cross and Blue Shield of Nebraska, Blue Cross and Blue Shield of North Carolina, Blue Cross Blue Shield of Arizona, Inc., Blue Cross Blue Shield of Kansas City, CareFirst of Maryland, Inc., CIGNA Corporation, Citigroup Inc., Coventry Health Care, Cuna Mutual Insurance Group, Erie Indemnity Corporation, Farmers Insurance Group, FBL Financial Group, Inc., Fireman’s Fund Insurance Company, Inc., Humana Inc., Indiana Farm Bureau, JP Morgan Chase & Co., Kaiser Permanente, Liberty Mutual Holding Company, MetLife Inc., Mercury Insurance, Nationwide Financial Services, Nationwide Insurance Companies, New York Life Insurance Company, PMI Group, Inc., Protective Life Corporation, Prudential Financial Inc., SAFECO Corporation, State Farm Insurance Companies, Swiss Re Life & Health, The Allstate Corporation, The Government Employees Insurance Company (GEICO), United Health Group, United Services Automobile Association (USAA), WellPoint, Inc., Wells Fargo & Company and Zurich NA.

Mr. Martin.  Proxy Data: AEGON Group, AFLAC Incorporated, Aviva plc, Canada Life Financial Corp., Hartford Financial Services Group, Manulife Financial Corp., MetLife Inc., Prudential Financial Inc., Prudential plc and Sun Life Financial Inc. Survey Data: AFLAC Incorporated, Hartford Financial Services Group, MetLife Inc., Prudential Financial Inc., AAA Northern California, Aetna Inc., American Express Company, American Family Insurance Group, Argonaut Group Inc., Auto Club Group — Michigan, Bank of America Corporation, Blue Cross and Blue Shield of Florida, Inc., Blue Cross and Blue Shield of Louisiana, Blue Cross and Blue Shield of Massachusetts, Inc., Blue Cross and Blue Shield of Nebraska, Blue Cross and Blue Shield of North Carolina, Blue Cross Blue Shield of Arizona, Inc., Blue Cross Blue Shield of Kansas City, CareFirst of Maryland, Inc., CIGNA Corporation, Citigroup Inc., CNA Financial Corporation, Coventry Health Care, Cuna Mutual Insurance Group, Erie Indemnity Corporation, FBL Financial Group, Inc., Fireman’s Fund Insurance Company, Humana Inc., Indiana Farm Bureau, JP Morgan Chase & Co., Kaiser Permanente, Mercury Insurance, Nationwide Insurance Companies, New York Life Insurance Company, PMI Group, Inc., Protective Life Corporation, SAFECO Corporation, State Farm Insurance Companies, Swiss Re Life & Health, The Travelers Companies, United Health Group, WellPoint, Inc. and Wells Fargo & Company.

Mr. Walsh.  Proxy Data: ACE Limited, Allianz SE, AXA Group, CNA Financial Corporation, Hartford Financial Services Group, The Chubb Corporation and XL Capital Ltd. Survey Data: ACE

Limited, CNA Financial Corporation, Hartford Financial Services Group, The Chubb Corporation, Farmers Insurance Group, Liberty Mutual Holding Company, Nationwide Financial Services, State Farm Insurance Companies, The Allstate Corporation, The Government Employees Insurance Company (GEICO), The Travelers Companies, United Services Automobile Association (USAA) and Zurich NA.

Consultations with Stakeholders.  AIG’s compensation decisions in 2009 were guided by discussions with a number of outside stakeholders. AIG spoke frequently with the Special Master both while formulating its proposals and while implementing the Special Master’s decisions. AIG also regularly consulted with the FRBNY and the Department of the Treasury regarding compensation matters. For certain compensation actions, AIG also sought and obtained the consent of the Trust.

Consideration of Prior Years’ Compensation.  When deciding on appropriate amounts and/or structures of compensation to approve, the Special Master is permitted to take into account prior years’ compensation, including legally binding rights under valid employment contracts that are not themselves subject to review by the Special Master. The Special Master was provided with information on prior years’ compensation, and indicated that the information was considered when making decisions.

Consideration of Risk Management.  As required by the TARP Standards, the Committee reviewed the compensation arrangements of AIG’s employees, including the current named executives, with AIG’s senior risk officer. For further discussion of the risk review process, see the Report of the Compensation and Management Resources Committee.

Other Considerations

Other Treasury Limits. The agreements pursuant to which the Department of the Treasury agreed to purchase preferred stock from AIG placed additional compensation limits on the 2009 compensation of AIG employees, including Messrs. Herzog, Moor, Martin and Walsh. These limits included limiting the 2009 annual bonuses and cash performance awards paid to executives and Senior Partners to the aggregate adjusted net income for 2009 of AIG’s insurance company subsidiaries included in AIG’s 2009 consolidated financial statements (excluding certain amounts distributed to AIG in the form of dividends and other distributions) and restricting the 2009 bonus pool payable to the named executives from AIG’s 2009 Proxy Statement and other Senior Partners to the average of the bonus pools paid to that group for 2006 and 2007. Each of Messrs. Herzog, Moor, Martin and Walsh is a Senior Partner. The compensation for AIG’s current named executives was designed to comply with these limits.

Aggregate Limit on Incentives. As part of the approved compensation structure for the Top 26-100, the Special Master limited total incentives for that group to a percentage of AIG’s earnings determined by the Committee and subject to the Special Master’s review. Based on an assessment of historic and current incentive levels and a range of performance scenarios, the Committee limited total incentives for the Top 26-100 to three percent of AIG’s eligible earnings, defined as the aggregate adjusted net income from AIG’s insurance company subsidiaries included in AIG’s consolidated financial statements. The aggregate actual incentive compensation awarded to all members of the Top 25 (who were not required to be subject to this limit) and Top 26-100 was approximately one percent of AIG’s eligible earnings.

Deductibility of Executive Compensation. As a participant in TARP, AIG is subject to Section 162(m)(5) of the Internal Revenue Code, which limits AIG’s ability to take a federal income tax deduction for compensation paid to the current named executives. Section 162(m)(5) generally lowers the cap on the deductibility of compensation paid to these individuals from $1,000,000 to $500,000 per year and removes the exemption for compensation determined to be “performance-based” under applicable tax regulations. As a result of these limitations, deductibility was not taken into account in making compensation decisions.

Share Ownership Guidelines and No-Hedging Policy. AIG’s share ownership guidelines establish levels of ownership of AIG Common Stock at five times salary for the Chief Executive Officer and three times salary for other officers at the level of Senior Vice President and above, which includes the remaining current named executives. Until the guidelines are met, such employees are required to retain 50 percent of the shares of AIG Common Stock received upon the exercise of stock options or upon the vesting of restricted stock units granted by AIG. Shares held for purposes of the guidelines include stock owned outright by the officer or his or her spouse and earned but unvested share-based awards.

AIG’s Code of Conduct prohibits employees from engaging in any hedging transactions with respect to any of AIG’s securities including trading in any derivative security relating to AIG’s securities.

Adjustment and Recovery of Awards.  Both the Partners Plan and the Senior Partners Plan (which is a significant source of outstanding cash awards expected to be paid to Messrs. Herzog, Moor, Martin and Walsh in the future) provide that the Committee can adjust outstanding awards for any restatement of financial results. The Senior Partners Plan specifically notes that adjustments may take into account the fact that prior vested awards may have been overpaid. No misconduct on the part of a participant is required for the Committee to exercise this authority. Because of the vesting periods applicable to the Senior Partners Plan, a significant amount of each Senior Partner’s compensation is subject to these provisions.

Additionally, as noted above, the incentive compensation paid to each of the current named executives will be subject to clawback by AIG if it is based on materially inaccurate financial statements or any other materially inaccurate performance metrics.

  Conclusion

We continue to work on developing and implementing compensation and reward programs that will recognize the contributions of AIG’s employees in the coming year. The Committee and AIG’s senior management will continue to strive to implement a compensation system at AIG that reflects on-the-job performance. AIG will continue to strengthen its performance management systems to differentiate performance, allowing AIG to set goals and measure results against them. Nothing is more important to AIG’s success going forward.

2009 COMPENSATION

Summary Compensation Table

 The following tables contain information with respect to AIG’s named executive officers. As required by SEC rules, AIG’s named executives include the Chief Executive Officer, Chief Financial Officer and three other most highly paid executive officers, as well as the former Chief Executive Officer who served during a part of 2009.

The presentation below differs substantially from the manner in which the Special Master administered the compensation of AIG’s employees.  In particular, the amounts for 2009 include certain payments that were originally intended to be made with respect to 2008. At the request of the Department of the Treasury, the service period for these amounts was extended and the payments were subjected to additional performance review. These amounts were detailed in last year’s proxy statement for the then applicable executives, and, in the case of retention awards, were specifically considered by the Special Master. Please see “Compensation Discussion and Analysis” for detail regarding the Special Master’s 2009 and 2010 compensation decisions.

2009 Summary Compensation Table

						Non-Equity	Change in
Name and				Stock	Option	Incentive Plan	Pension	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Value(5)	Compensation(6)	Total

Robert H. Benmosche	2009	$1,153,964(7)	$0	$1,538,402	$0	$0	$ N/A	$14,164	$2,706,530

Chief Executive Officer

David L. Herzog	2009	$625,000	$1,500,000	$3,937,470	$0	$0	$79,119	$5,876	$6,147,465

Executive Vice	2008	$675,000	$0	$0	$0	$27,164	$111,400	$14,626	$828,190

President and Chief	2007	$526,923	$628,750	$648,835	$751,450	$693,235	$21,785	$11,115	$3,282,093

Financial Officer

Rodney O. Martin, Jr.	2009	$886,346	$3,511,125	$5,534,936	$0	$0	$202,641	$58,143	$10,193,191

Executive Vice President—

Life Insurance

Kris P. Moor	2009	$915,385	$2,400,000	$6,691,640	$0	$0	$360,584	$37,229	$10,404,838

Executive Vice President—	2008	$959,615	$561,563	$0	$0	$163,338	$535,339	$38,990	$2,258,845

AIG Property Casualty	2007	$725,962	$1,823,750	$1,794,912	$1,288,200	$2,828,884	$0	$35,540	$8,497,248

Group

Nicholas C. Walsh	2009	$698,077	$3,080,625	$5,149,924	$0	$0	$376,267	$33,794	$9,338,687

Executive Vice President—

Foreign General Insurance

Separated During 2009

Edward M. Liddy	2009	$1	$0	$0	$0	$0	$0	$204,057	$204,058

President and Chief	2008	$1	$0	$0	$0	$0	$0	$460,477	$460,478

Executive Officer

Footnotes to 2009 Summary Compensation Table

(1)	The amounts in this column for 2009 include the following payments originally intended to be made with respect to 2008: (1) extended and performance-earned retention awards and (2) deferred and re-earned 2008 year-end variable incentive pay. The amounts that directly relate to 2009 are: (1) 2009 year-end variable cash incentive pay and (2) payments under AIG’s legacy quarterly bonus program.

Extended and Performance-Earned 2008 Retention Awards. These payments were originally scheduled to be made with respect to 2008 to Messrs. Herzog ($1,500,000), Moor ($2,400,000), Martin ($2,100,000) and Walsh ($1,800,000). However, the date on which these awards were payable was subsequently extended (first voluntarily and then by AIG unilaterally) and payment was made only after a determination of satisfactory progress under AIG’s restructuring plans. After consulting with officials at the FRBNY and officials at the Department of the Treasury, and considering their opinions, the Special Master concluded that, due to the unique financial circumstances existing at AIG, and the need to retain the services of employees deemed to be particularly critical to AIG’s long-term financial success, further restructuring the retention awards would not be consistent with the public interest. Instead, the Special Master took the awards into consideration when deciding how much to reduce the cash salaries of Messrs. Herzog and Moor and how much cash compensation to allow Messrs. Martin and Walsh to receive.

Deferred and Re-earned 2008 Year-end Variable Incentive. As part of AIG’s most senior leadership group in 2008, Messrs. Herzog and Moor had agreed not to receive any 2008 year-end variable incentive pay. For other senior employees who were eligible for 2008 variable year-end incentive pay, AIG paid only half of the previously approved levels. The remainder was deferred and made subject to AIG’s performance under its restructuring plans. Of the named executives, only Messrs. Martin and Walsh were eligible for these payments. (Mr. Benmosche had not yet joined AIG.) The deferred amounts were $495,000 and $270,000 for Messrs. Martin and Walsh, respectively.

2009 Year-end Variable Cash Incentive. Messrs. Benmosche, Herzog and Moor were not eligible under the TARP Standards to receive any 2009 cash incentive pay. 2009 Variable Cash Incentives were awarded to Messrs. Martin ($1,650,000) and Walsh ($1,740,000) based on their performance against metrics reviewed and approved by the Special Master. In light of the restrictions that would apply to Messrs. Martin and Walsh because they were entering the Top 25 for 2010, half of the

Variable Cash Incentive was paid in the form of restricted stock that cannot be transferred until March 2011 and is shown in the Stock Awards column. These incentives are described in greater detail in “Compensation Discussion and Analysis—Compensation Structure—Direct Compensation Components—2009 Incentive Compensation.”

Legacy Quarterly Cash Payments. In addition to year-end variable incentive pay, AIG also historically made quarterly cash payments to certain employees. These payments were previously suspended for Messrs. Herzog and Moor, and Mr. Benmosche was not eligible. For Messrs. Martin and Walsh, the payments were continued for the first three quarters of 2009, in accordance with the TARP Standards, which contemplated that AIG continue paying the Top 26-100 employees under its pre-existing compensation structure pending Special Master review. The total quarterly payments received by Messrs. Martin and Walsh were $91,125 and $140,625 respectively. The payments were terminated in December 2009.

(2)	2009 Amounts. For 2009, amounts represent the grant date fair value of Stock Salary, TARP RSUs, Variable Stock Incentive and half of the Variable Cash Incentive award amount that was denominated in immediately vested restricted stock transferable in March 2011. For the majority of AIG’s most highly compensated employees, AIG made year-end stock incentive award payments after the end of 2009. However, in light of the compensation restrictions imposed on AIG and to present all of AIG’s senior executive officers on the same basis, AIG granted year-end incentive stock awards to the named executives other than Mr. Benmosche before year-end. Under SEC rules, these grants are therefore reported on the 2009 Summary Compensation Table and result in a presentation that is not comparable to that of SEC reporting companies who made such grants after year-end.

Mr. Benmosche’s grant was subject to slightly different requirements by the Special Master and was not made until after year-end, following release of AIG’s 2009 Annual Report on Form 10-K. Mr. Benmosche is automatically a named executive officer by virtue of his position and the Special Master formally reviewed and approved Mr. Benmosche’s final award, in accordance with the conditions of the Special Master’s initial approval. Mr. Liddy did not receive any year-end incentive stock awards.

2008 Amounts. As previously disclosed, AIG did not make any year-end equity grants in 2008. No stock-based awards of any type were granted in 2008 to the named executives.

2007 Amounts. For 2007, amounts represent grants of performance RSUs under the Partners Plan at target, none of which were ultimately earned due to AIG’s performance in 2008 and 2009, and, for Mr. Herzog, also consists of a grant of time-vested RSUs which will vest in 2010.

Calculation. The amount shown for the awards granted by AIG was calculated using the assumptions described in Note 18 to the Consolidated Financial Statements included in AIG’s 2009 Annual Report on Form 10-K (in the case of awards granted in 2009) and the assumptions described in Notes 17 and 17 to the Consolidated Financial Statements included in AIG’s Annual Report on Form 10-K or Form 10-K/A, as applicable, for the years ended December 31, 2008 and 2007, respectively (in the case of awards granted prior to 2009).

(3)	No options were granted in 2009 or 2008 to the named executives. The amounts shown for 2007 are calculated based on the grant date fair value of the awards. The amount was calculated based on AIG’s binomial option-pricing model, using the assumptions described in Note 17 to the Consolidated Financial Statements included in AIG’s Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	Amounts in this column represent (i) long-term cash performance awards earned under the Senior Partners Plan and (ii) quarterly cash payments under previously earned (but unvested) Senior Partners Plan awards.

(5)	The amounts in this column do not represent amounts that were paid to the named executives. Rather, the amounts represent the total change of the actuarial present value of the accumulated benefit under all of AIG’s defined benefit (pension) plans, including the U.S. qualified and excess plans, the

SERP (AIG and/or American General Corporation) and American International Overseas Pension Plan (AIO Pension Plan), if applicable. These plans are described in “Post-Employment Compensation—Pension Benefits.”

Mr. Benmosche. Mr. Benmosche is not yet a participant in the AIG qualified pension plan. It is expected that he will become a participant in AIG’s qualified pension plan after August 2010, when he will have completed one year of service with the company.

Mr. Moor. The actual change in pension value for Mr. Moor in 2007 was a loss of $11,425.

Mr. Walsh. Mr. Walsh’s change in pension value also reflects his participation in the AIO Pension Plan and other non-U.S. plans.

Mr. Liddy. Mr. Liddy did not participate in any pension plans.

Pursuant to the Determination Memoranda issued by the Office of the Special Master on October 22, 2009, December 11, 2009 and March 23, 2010 (the Memoranda), there is a freeze on future benefit accruals with regard to the benefits provided under the Excess Retirement Income Plan and the SERP. The Memoranda require AIG to cease any future benefit accruals for executives while they are among the top 100 paid employees under TARP. Benefit accruals in these plans ceased on October 22, 2009 for Messrs. Herzog and Moor and on December 11, 2009 for Messrs. Martin and Walsh.

(6)	Perquisites. This column includes the incremental costs of perquisites and benefits. The following table details the incremental cost to AIG of perquisites received by each named executive.

Perquisites and Benefits

				Personal Use of Club	Housing, Home
		Personal Use of Car	Financial,	Memberships and	Security and
	Personal Use of	Service/Car	Tax and Legal	Recreational	Other Living	Tax-Related
Name	Aircraft(a)	Allowance/Parking(b)	Planning(c)	Opportunities	Expenses(c)	Payments(d)	Total

Robert H. Benmosche	$0	$13,929	$0	$0	$0	$0	$13,929
David L. Herzog	$0	$3,769	$0	$0	$0	$0	$3,769
Rodney O. Martin, Jr.	$0	$3,769	$15,600	$0	$20,685	$0	$40,054
Kris P. Moor	$0	$3,540	$15,600	$0	$0	$0	$19,140
Nicholas C. Walsh	$0	$3,627	$2,259	$0	$6,184	$0	$12,070

Separated During 2009

Edward M. Liddy	$13,538	$23,883	$14,493	$0	$142,894	$9,133	$203,941

(a)	The cost of personal use of corporate aircraft is calculated based on the aggregate incremental cost of the flight to AIG. Aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service. The cost-per-flight-hour charge reflects the direct operating cost of the aircraft, including fuel, additives and lubricants, airport fees and assessments, crew expenses and in-flight supplies and catering. In addition, the cost-per-flight-hour charge also reflects an allocable allowance for maintenance and engine restoration. This amount also includes the actual cost of the ticket for commercial flights between New York and Chicago that were reimbursed by AIG.

(b)	For Messrs. Benmosche and Liddy, who were provided with a dedicated car and driver, car use reflects the incremental cost of driver overtime compensation, fuel and maintenance attributable to personal use. Although AIG provided this benefit to enhance the security and efficient travel of Messrs. Benmosche and Liddy, SEC rules require that costs of commuting and other uses not directly and integrally related to AIG’s business be disclosed as compensation to the executive. For the other named executives, the incremental cost for car-related perquisites represents AIG’s direct expenditures.

(c)	Incremental costs related to financial, tax and legal planning and to housing and other living expenses represent AIG’s direct expenditures. For Mr. Martin, the amount includes expenses in connection with his relocation from Houston to New York. For Mr. Liddy, amounts shown for housing and other living expenses represent expenses in connection with an apartment AIG provided for Mr. Liddy’s use in New York City during his service as Chairman and Chief Executive Officer during which his primary residence remained in Chicago, and the pro rata portion of an annual cost of living stipend. In addition, for Mr. Liddy, amounts shown for financial, legal and tax planning solely represent expenses for work performed by his counsel in an effort to develop an appropriate compensation structure for Mr. Liddy. For more information, see “Compensation Discussion and Analysis—Compensation Structure—Indirect Compensation Components—Perquisites and Other Compensation” and “Compensation Discussion and Analysis—Arrangements for Former Chief Executive Officer.” For Mr. Walsh, the amount includes an estimate of the expense for legal work performed late in 2009 in connection with the evaluation of his rights under the ESP. This amount is subject to change.

(d)	AIG made payments to Mr. Liddy to offset any tax obligation Mr. Liddy incurred in accordance with his working arrangements to avoid his effectively having to pay to work at AIG. These tax offset payments were prohibited by the TARP Standards and any tax offset payments not made by June 15, 2009 were halted. For more information, see “Compensation Discussion and Analysis—Compensation Structure—Indirect Compensation Components—Perquisites and Other Compensation.”

Other Benefits.  This column also includes life insurance premiums paid by AIG for the benefit of the named executives. All executives are covered under the AIG Basic Group Life Insurance Plan. In addition, AIG provides Mr. Walsh with a $2 million level term life insurance policy through The United States Life Insurance Company.

This column also includes matching contributions by AIG under its 401(k) plan. These matching contributions include the following amounts in 2009: Herzog—$1,168; Benmosche—$0; Liddy—$0; Martin—$17,150; Moor—$17,150; Walsh—$17,150. See “Post-Employment Compensation—Nonqualified Deferred Compensation” for additional details.

(7) Includes $118.23 for receipt of cash in lieu of fractional shares related to Stock Salary.

In connection with the employment and relocation to New York in 1997 of Mr. Frank G. Wisner, a former executive officer who retired in March 2009, AIG paid certain expenses involved with his purchase of a cooperative apartment and, until his retirement from AIG, provided credit support for his mortgage. Mr. Wisner paid off the mortgage in February 2009, and the credit support was terminated in March 2009.

AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries and their directors and officers. The premium for this policy for the year ending September 22, 2009 was approximately $38 million. In addition, AIG purchased coverage in 2008 that will be in effect until 2014 and will allow AIG and its subsidiaries to report claims that relate to director and officer conduct during the period from May 24, 2005 to September 22, 2008, at a total cost of approximately $75.1 million.

2009 Grants of Plan-Based Awards

Total 2009 Grants.  The following table details all equity and non-equity plan-based awards granted to each of the named executives in 2009.

2009 Grants of Plan-Based Awards

			Estimated				All Other			Grant
			Possible				Stock	All Other	Exercise	Date
			Payouts Under	Estimated Possible Payouts			Awards	Option	Price of	Fair Value
			Non-equity	Under Equity Incentive			(# of AIG	Awards	Option	of Equity
	Grant	Committee	Incentive Plan	Plan Awards			Shares)	(# of AIG	Awards	Awards
Name	Date	Action Date(1)	Awards	Threshold	Target	Maximum	(2)(3)	Shares)	($/Sh)	($)(2)

Robert H. Benmosche
Stock Salary (4)	11/25/09	11/24/09	—	—	—	—	35,489	—	—	$1,230,758
	12/10/09	11/24/09					5,317			$153,821
	12/24/09	11/24/09					5,107			$153,823

David L. Herzog
Stock Salary	12/24/09	12/18/09					103,059			$3,104,137
TARP RSUs	12/28/09	12/28/09					26,455			$833,333

Rodney O. Martin, Jr.
Stock Salary	12/24/09	12/18/09					101,593			$3,059,981
TARP RSUs	12/28/09	12/28/09					24,761			$779,971
Restricted Stock (5)	12/28/09	12/28/09					53,809			$1,694,984

Kris P. Moor
Stock Salary	12/24/09	12/18/09					155,765			$4,691,642
TARP RSUs	12/28/09	12/28/09					63,492			$1,999,998

Nicholas C. Walsh
Stock Salary	12/24/09	12/18/09					84,328			$2,539,959
TARP RSUs	12/28/09	12/28/09					22,539			$709,979
Restricted Stock (5)	12/28/09	12/28/09					60,317			$1,899,986

Separated During 2009

Edward M. Liddy	—	—	—	—	—	—	—	—	—	—

(1)	Date on which grants were approved by the Compensation and Management Resources Committee.

(2)	Calculated based on the closing prices of AIG Common Stock of $34.68, $28.93, $30.12 and $31.50 on November 25, 2009, December 10, 2009, December 24, 2009 and December 28, 2009, respectively.

(3)	Number of shares rounded down to eliminate fractional shares.

(4)	Amounts do not include cash paid in lieu of fractional shares.

(5)	Consists of Variable Cash Incentive awards denominated in immediately vested restricted stock and Variable Stock Incentive awards, each based on the closing sale price of AIG Common Stock on the grant date as follows:

		Grant Date
Variable Cash	Shares	Fair Value

Rodney O. Martin, Jr.	26,190	$824,985
Nicholas C. Walsh	27,619	$869,999

Variable Stock

Rodney O. Martin, Jr.	27,619	$869,999
Nicholas C. Walsh	32,698	$1,029,987

EXERCISES AND HOLDINGS OF PREVIOUSLY AWARDED EQUITY

Outstanding Equity Awards at December 31, 2009

Equity-based awards held at the end of 2009 by each named executive, including awards under AIG’s Partners Plan and the DCPPP, were issued under the incentive plans and arrangements described below. Shares of AIG Common Stock deliverable under the Partners Plan, the DCPPP and AIG’s time-vested equity and option awards will be delivered under the 2007 Stock Incentive Plan, AIG’s Amended and Restated 2002 Stock Incentive Plan or AIG’s Amended and Restated 1999 Stock Option Plan, as applicable. Also included in outstanding equity-based awards were grants historically made by SICO under a series of two-year Deferred Compensation Profit Participation Plans.

The following table sets forth outstanding equity-based awards held by each named executive as of December 31, 2009.

Outstanding Equity Awards at December 31, 2009

						Stock Awards
						Unvested
						(No Longer
						Subject to
						Performance
	Option Awards(1)					Conditions)
	Year	Number	Number	Exercise	Expiration			Market
Name	Granted(1)	Exercisable	Unexercisable	Price	Date	Plan(2)(3)(4)	Number	Value(5)

Robert H. Benmosche	2009	—	—	$—	—

David L. Herzog	2009	—	—	$—	—	TARP RSUs	26,455	$793,121
	2008	—	—	$—	—	2006 PP	246	$7,375
	2007	875	874	$1,140.99	12/13/2017	DCPPP	459	$13,761
	2006	1,125	374	$1,420.00	12/11/2016	RSUs	31	$929
	2005	1,249	—	$1,319.79	12/14/2015	SICO	809	$24,254

	2005	750	—	$1,187.00	09/01/2015	Total	28,000	$839,440
	2004	749	—	$1,289.39	12/16/2014

	2003	399	—	$1,279.00	12/17/2013
	2003	400	—	$940.00	02/10/2013
	2002	400	—	$1,225.99	12/16/2012
	2002	1,446	—	$1,592.19	01/17/2012
	2001	1,446	—	$1,315.40	01/17/2011
	2000	1,157	—	$890.00	03/02/2010

Rodney O. Martin, Jr.	2009	—	—	$—	—	TARP RSUs	24,761	$742,335
	2008	—	—	$—	—	2006 PP	345	$10,343
	2007	1,500	1,499	$1,140.99	12/13/2017	DCPPP	672	$20,146
	2006	2,250	749	$1,420.00	12/11/2016	SICO	1,500	$44,970

	2005	2,749	—	$1,319.79	12/14/2015	Total	27,278	$817,794
	2005	2,000	—	$1,187.00	09/01/2015
	2004	1,999	—	$1,289.39	12/16/2014

	2003	1,000	—	$1,279.00	12/17/2013
	2003	999	—	$940.00	02/10/2013
	2002	999	—	$1,225.99	12/16/2012
	2001	7,279	—	$1,592.19	12/13/2011
	2001	14,474	—	$1,315.40	01/17/2011
	2000	8,655	—	$1,110.80	01/19/2010

Kris P. Moor	2009	—	—	$—	—	TARP RSUs	63,492	$1,903,490
	2008	—	—	$—	—	2006 PP	1,007	$30,190
	2007	1,500	1,499	$1,140.99	12/13/2017	DCPPP	1,960	$58,761
	2006	2,250	749	$1,420.00	12/11/2016	SICO	9,623	$288,497

	2005	2,499	—	$1,319.79	12/14/2015	Total	76,082	$2,280,938
	2005	2,000	—	$1,187.00	09/01/2015

	2004	1,999	—	$1,289.39	12/16/2014
	2003	1,750	—	$1,279.00	12/17/2013
	2003	1,499	—	$940.00	02/10/2013
	2002	1,499	—	$1,225.99	12/16/2012
	2001	749	—	$1,592.19	12/13/2011
	2000	349	—	$1,931.25	12/14/2010

						Stock Awards
						Unvested
						(No Longer
						Subject to
						Performance
	Option Awards(1)					Conditions)
	Year	Number	Number	Exercise	Expiration			Market
Name	Granted(1)	Exercisable	Unexercisable	Price	Date	Plan(2)(3)(4)	Number	Value(5)

Nicholas C. Walsh	2009	—	—	$—	—	TARP RSUs	22,539	$675,719
	2008	—	—	$—	—	2006 PP	503	$15,080
	2007	1,500	1,499	$1,140.99	12/13/2017	DCPPP	980	$29,380
	2006	1,875	624	$1,420.00	12/11/2016	SICO	5,817	$174,394

	2005	1,999	—	$1,319.79	12/14/2015	Total	29,839	$894,573
	2005	1,250	—	$1,187.00	09/01/2015
	2004	749	—	$1,289.39	12/16/2014

	2003	600	—	$1,279.00	12/17/2013
	2003	499	—	$940.00	02/10/2013
	2002	499	—	$1,225.99	12/16/2012
	2001	125	—	$1,592.19	12/13/2011
	2000	62	—	$1,931.25	12/14/2010

Separated During 2009

Edward M. Liddy	—	—	—	—	—	—	—	—

(1)	None of the named executives received options in 2009 or 2008. All previously granted options had four-year pro rata vesting schedules, and all options have an exercise price equal to the closing sale price of AIG Common Stock on the NYSE on the date of grant.

(2)	AIG’s Partners Plan, which has been discontinued, operated for successive overlapping two-year performance periods. The first performance period was January 1, 2006 through December 31, 2007, and the last performance period was January 1, 2008 through December 31, 2009. Participants received Performance RSUs that entitled them to earn shares of AIG Common Stock based on the average of the percentage increase of AIG’s diluted adjusted earnings per share for the first year of the performance period over the prior year and the percentage increase of AIG’s diluted adjusted earnings per share for the second year of the performance period over the first year. Performance was relative to pre-established goals and ranges established by the Compensation and Management Resources Committee at the start of the period. The number of Performance RSUs that could be earned at the end of each period ranged from 0 to 150 percent of target.

Outstanding Performance RSUs for the 2006-2007 performance period (2006 PP) were earned and will vest in equal installments promptly after the fourth and sixth anniversaries of the first day of the performance period. Any unvested awards generally will be forfeited if the named executive ceases employment with AIG prior to normal retirement at age 65. Performance RSUs, whether earned or unearned, pay no dividends.

(3)	The DCPPP was modeled on plans previously provided by SICO, described in footnote 4, except that it is administered by AIG and its costs are borne directly by AIG. Under the DCPPP, in 2007 participants were awarded time-vested RSUs based upon the number of plan units they had been granted. Fifty percent of these time-vested RSUs vested in May 2009 and the remainder will vest in May 2010. An incremental allocation of RSUs equal to 20 percent or 35 percent of the RSUs initially allocated was made in 2009, and the incremental RSUs will vest in 2012. Any unvested RSUs generally will be forfeited if the named executive ceases employment with AIG prior to normal retirement at age 65.

(4)	Prior to 2005, key employees participated in a series of two-year Deferred Compensation Profit Participation Plans that historically were provided by SICO. The original SICO Plan came into being in 1975. Participation in the SICO plans by any person, and the extent of such participation, has been at the sole discretion of SICO’s Board of Directors. SICO is responsible for issuing cash or AIG Common Stock under the SICO plans when required; AIG has made no payments under these plans, although AIG records the expense attributable to these plans in its financial statements. In 2005, AIG took steps to protect the interests of AIG’s current employees with respect to these benefits. AIG agreed, subject to certain conditions, to make any payment or delivery of AIG Common Stock that is not promptly made with respect to the benefits accrued by current employees of AIG and its subsidiaries under the SICO plans.

Shares that have been contingently allocated to named executives under the SICO plans will not be paid until age 65 and generally are subject to forfeiture on earlier termination of employment. SICO’s Board of Directors has the authority to reinstate a payout right and may permit early payout of shares. Before earning the right to payout, a participant is not entitled to any equity interest with respect to the contingently allocated shares.

Under certain of the SICO plans, if a participating named executive continues to be employed by AIG at the end of the eighth year after units were granted and has not yet reached age 65, he will be contingently allocated additional shares equal to 20 percent of the shares initially allocated. The contingent allocations are reflected in this table.

(5)	Based on AIG’s closing sale price on the NYSE on December 31, 2009 of $29.98 per share.

Vesting of Stock-Based Awards During 2009

The following table sets forth the amounts notionally realized in accordance with SEC rules by each named executive as a result of the vesting of stock-based awards in 2009. There were no options exercised in 2009 by any of the named executives.

2009 Vesting of Stock-Based Awards

	Stock-Based Awards
	Vested in 2009
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting	Vesting

Robert H. Benmosche (1)	45,913	$1,538,402
David L. Herzog (2)	103,329	$3,111,589
Rodney O. Martin, Jr. (3)	155,882	$4,768,213
Kris P. Moor (4)	157,165	$4,730,282
Nicholas C. Walsh (5)	145,345	$4,459,265

Separated During 2009
Edward M. Liddy	0	$0

(1)	Represents delivery of shares under the 2009-2010 Stock Salary Award. These shares are restricted from transfer until August 10, 2014.

(2)	Represents (i) 270 shares delivered under the DCPPP; and (ii) 103,059 fully vested RSUs, representing Stock Salary for 2009. One third of the RSUs will be payable in cash promptly following each of the first, second and third anniversary of the deemed grant date based on the closing sale price of AIG Common Stock on those anniversaries.

(3)	Represents (i) 480 shares delivered under the DCPPP; (ii) 27,619 shares (16,028 shares net of applicable withholding) restricted from transfer until December 28, 2012; (iii) 26,190 shares (15,199 shares net of applicable withholding) restricted from transfer until March 15, 2011; and (iv) 101,593 fully vested RSUs, representing Stock Salary for 2009, payable in cash promptly following each of the first anniversary (for 25,896 shares) and third anniversary (for 75,697 shares) of the deemed grant date based on the closing sale price of AIG Common Stock on those anniversaries.

(4)	Represents (i) 1,400 shares delivered under the DCPPP; (ii) 155,765 fully vested RSUs, representing Stock Salary for 2009. One third of the RSUs will be payable in cash promptly following each of the first, second and third anniversary of the deemed grant date based on the closing sale price of AIG Common Stock on those anniversaries.

(5)	Represents (i) 700 shares delivered under the DCPPP; (ii) 32,698 shares (15,864 shares net of applicable withholding) restricted from transfer until December 28, 2012; (iii) 27,619 shares (13,400 shares net of applicable withholding) restricted from transfer until March 15, 2011; and (iv) 84,328 fully vested RSUs, representing Stock Salary for 2009, payable in cash promptly following each of the first anniversary (for 23,572 shares) and third anniversary (for 60,756 shares) of the deemed grant date based on the closing price of AIG Common Stock on those anniversaries.

POST-EMPLOYMENT COMPENSATION

Pension Benefits

AIG maintains tax-qualified and nonqualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. Employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States are covered under the American International Group, Inc. Retirement Plan, a U.S. tax-qualified defined benefit retirement plan. Participants whose formula benefit is restricted from being fully paid from the tax-qualified retirement plan due to IRS limits on compensation and benefits are eligible to participate in the Excess Retirement Income Plan. Messrs. Martin, Moor and Walsh also participate in the SERP. In addition, Mr. Herzog has a benefit under the American General Corporation SERP for service accrued to December 31, 2002. This benefit vested and was frozen following the acquisition of the American General Corporation on August 29, 2001. In addition, Mr. Walsh participated in the AIO Pension Plan prior to his transfer to the U.S. and participation in the U.S. pension plans.

Participants receive the tax-qualified retirement plan benefit, the Excess Retirement Income Plan benefit and any amount of the SERP benefit in excess of the tax-qualified retirement plan benefit, the Excess Retirement Income Plan benefit and the Social Security benefit.

The Excess Retirement Income Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the tax-qualified retirement plan due to IRS limits on compensation and benefits. The tax-qualified retirement plan and Excess Retirement Income Plan formula ranges from 0.925 percent to 1.425 percent times average final salary for each year of credited service accrued since April 1, 1985 up to 44 years and 1.25 percent to 1.75 percent times average final salary for each year of credited service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date.

The SERP provides a benefit equal to 2.4 percent times average final salary for each year of credited service up to 25 years, reduced by the monthly benefits payable from the Excess Retirement Income Plan, the tax-qualified retirement plan, Social Security and any predecessor plan or foreign deferred compensation plan sponsored by AIG. Mr. Liddy did not and Messrs. Benmosche and Herzog do not participate in the SERP.

The AIO Pension Plan provides a pension benefit to salaried employees who are not eligible to participate in the American International Group, Inc. Retirement Plan and who are regularly employed on a full-time basis outside the United States. The employee must complete at least five years of service outside the home country to accrue a benefit under the plan. The benefit formula under the plan is 1.75 percent times average final salary for each year of credited service less any employer-provided benefits payable from any non-U.S. pension plans or non-U.S. Social Insurance benefits.

Pursuant to the Memoranda, there is a freeze on future benefit accruals with regard to the benefits provided under the Excess Retirement Income Plan and the SERP. The Memoranda require AIG to cease any future benefit accruals for executives while they are among AIG’s 100 most highly compensated employees. Benefit accruals in these plans ceased on October 22, 2009 for Messrs. Herzog and Moor and on December 11, 2009 for Messrs. Martin and Walsh. Mr. Benmosche did not accrue any benefit under any AIG pension plan.

For purposes of all of the domestic retirement plans, average final salary is the average pensionable salary of a participant during those three consecutive years in the last 10 years of credited service that afford the highest such average, not including amounts attributable to overtime pay, quarterly bonuses, annual cash bonuses or long-term incentive awards.

Early retirement benefits. Each of the domestic retirement plans provides for reduced early retirement benefits. These benefits are available to participants in the tax-qualified retirement plan who have reached age 55 and have 10 or more years of credited service. The Excess Retirement Income Plan provides reduced early retirement benefits to participants who have reached age 60 with five or more years of service, or who have reached age 55 with 10 or more years of credited service, unless the Committee determines otherwise. The SERP provides reduced early retirement benefits beginning at the same times, except that the Committee must approve payment for eligible participants retiring before age 60.

In the case of early retirement, participants in the SERP will receive the SERP formula benefit reduced by 3, 4 or 5 percent (depending on age and years of service at retirement) for each year that retirement precedes age 65. Participants in the tax-qualified retirement plan and the Excess Retirement Income Plan will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by a further amount in the same manner described with respect to the SERP. Participants in the tax-qualified retirement plan with at least 10 years of continuous service to AIG have a vested reduced retirement allowance pursuant to which, in the case of termination of employment prior to reaching age 55, such participants may elect to receive a reduced early retirement benefit commencing at any date between age 55 and age 65. Participants in the domestic retirement plans may not choose to receive a lump sum payment upon normal or early retirement.

Death and disability benefits. Each of the domestic retirement plans also provides for death and disability benefits. In the case of death, the SERP provides a participant with at least five years of credited service to AIG with a survivor annuity equal to 40 percent of the participant’s accumulated benefit, and potentially reduced based on the age of the surviving spouse. The tax-qualified plan and the Excess Retirement Income Plan generally provide a death benefit to active employees who die before age 65 equal to 50 percent of the benefit the participant would have received if he had terminated employment on his date of death, survived until his earliest retirement date and elected a 50 percent joint and survivor annuity.

Under the tax-qualified retirement plan and the Excess Retirement Income Plan, participants continue to accrue credited service while receiving payments under AIG’s long-term disability plan or during periods of unpaid medical leave before reaching age 65 if they have at least 10 years of service when they become disabled. Participants who have less than 10 years of credited service when they become disabled continue to accrue credited service for a maximum of three additional years. Under the SERP, participants do not accrue credited service during that time.

As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Excess Retirement Income Plan and the SERP is reduced by amounts payable under the tax-qualified retirement plan, and participants in both the SERP and the Excess Retirement Income Plan may receive the formula benefit from the SERP only to the extent that it exceeds the benefit payable from the Excess Retirement Income Plan and the tax-qualified plan.

2009 pension benefits. The following table details the accumulated benefits under the pension plans in which each named executive participates. In accordance with SEC rules, these accumulated benefits are presented as if they were payable upon the named executive’s normal retirement at age 65. However, it is important to note that the benefits shown for the named executives who remain at AIG are at least partially unvested and could be received at lower levels due to reduced benefits or forfeited entirely if the named executive does not continue to work at AIG for the next several years. In particular, as of year-

end 2009, Messrs. Herzog, Moor and Walsh were not eligible for any form of early retirement under AIG’s nonqualified pension plans. Mr. Liddy did not accrue any benefit under any AIG pension plan prior to termination, and Mr. Benmosche did not accrue any benefit under any AIG pension plan.

AIG has not granted extra years of credited service under the defined benefit plans described above to any named executive, other than credit for prior service by Messrs. Herzog and Martin to American General Corporation (as required by Code regulations applicable to plans assumed in acquisitions).

2009 Pension Benefits

			Present
		Years of	Value of
		Credited	Accumulated	Payments
Name	Plan Name	Service(1)	Benefit(2)	During 2009

Robert H. Benmosche	AIG Retirement Plan	0	$0	$0
	Excess Retirement Income Plan	0	$0	$0
	Supplemental Executive Retirement Plan	0	$0	$0
	Total		$0	$0

David L. Herzog	AIG Retirement Plan	9.917	$124,749	$0
	Excess Retirement Income Plan	9.750	$268,082	$0
	American General Corporation
	Supplemental Executive
	Retirement Plan	2.917	$72,954	$0
	Total		$465,785	$0

Rodney O. Martin, Jr.	AIG Retirement Plan	14.167	$278,444	$0
	Excess Retirement Income Plan	14.167	$1,401,905	$0
	Supplemental Executive Retirement Plan	14.083	$0	$0
	Total		$1,680,349	$0

Kris P. Moor	AIG Retirement Plan	24.750	$330,146	$0
	Excess Retirement Income Plan	24.583	$1,073,704	$0
	Supplemental Executive Retirement Plan	25.000	$951,412	$0
	Total		$2,355,262	$0

Nicholas C. Walsh	AIG Retirement Plan	7.250	$156,341	$0
	Excess Retirement Income Plan	7.250	$340,869	$0
	Supplemental Executive Retirement Plan	25.000	$1,531,937	$0
	American International Overseas
	Pension Plan	24.750	$820,978	$0
	Total		$2,850,125	$0

Separated During 2009

Edward M. Liddy	AIG Retirement Plan	0	$0	$0
	Excess Retirement Income Plan	0	$0	$0
	Supplemental Executive Retirement Plan	0	$0	$0
	Total		$0	$0

(1)	The named executives had the following years of service with AIG as of December 31, 2009: Mr. Benmosche—0.416; Mr. Herzog—8.417; Mr. Martin—8.417; Mr. Moor—28.333; Mr. Walsh—36.667; and Mr. Liddy—0.917.

Mr. Benmosche. Mr. Benmosche had fewer years of credited service than actual service under the tax-qualified retirement plan and the Excess Retirement Income Plan because employees must wait a year after commencing employment with AIG before becoming participants in those plans and receiving credit for service retroactive to six months of employment. Mr. Benmosche is not yet a participant in any AIG pension plan. It is expected that he will become a participant in AIG’s qualified plan after August 2010, when he will have completed one year of service with AIG.

Mr. Herzog. Mr. Herzog’s benefit under the American General Corporation SERP was frozen at December 31, 2002. Mr. Herzog’s credited service under the Excess Retirement Income Plan is less than his credited service under the AIG Retirement Plan due to the freeze on service accrual in the Excess Retirement Income Plan attributed to the Memoranda.

Messrs. Herzog and Martin had more years of credited service than actual service under the tax-qualified retirement plan and the Excess Retirement Income Plan because those plans provided credit for years of employment with American General Corporation before its acquisition by AIG. Under the AIG Retirement Plan and the AIG Excess Retirement Income Plan, the credited service typically applies starting 6 months after the date of hire. Messrs. Herzog’s and Martin’s credited service are retroactive to their date of hire because they became AIG employees following AIG’s acquisition of American General Corporation and received credited service from their date of hire with American General Corporation.

Mr. Moor. Mr. Moor has fewer years of credited service than actual service under the AIG Retirement Plan and Excess Retirement Income Plan because he didn’t enter the plan immediately upon eligibility. Mr. Moor has fewer years of credited service than actual service under the AIG SERP because credited service is capped at 25 years under this plan. Mr. Moor’s credited service under the Excess Retirement Income Plan is less than his credited service under the AIG Retirement Plan due to the freeze on service accrual in the Excess Retirement Income Plan attributed to the Memoranda.

Mr. Walsh. Mr. Walsh has fewer years of credited service than actual service under the AIG SERP because credited service is capped at 25 years under this plan. Mr. Walsh has more years of actual service than credited service under the AIG Retirement Plan and Excess Retirement Income Plan because credited service in this plan began accruing when he transferred to the U.S. Prior to that time, Mr. Walsh was a participant in the AIO Pension Plan. Mr. Walsh’s credited service in the AIO Pension Plan is less than his actual service prior to transferring to the U.S. because he did not join the plan when first eligible.

Mr. Liddy. Mr. Liddy had fewer years of credited service than actual service under the tax-qualified retirement plan and the Excess Retirement Income Plan because his employment terminated prior to December 31, 2009 without ever entering the U.S. Retirement Plans and therefore did not accrue any credited service.

(2)	The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2009 (the pension plan measurement date for purposes of AIG’s financial statement reporting). The actuarial present values of the accumulated benefits under the tax-qualified retirement plan, the Excess Retirement Income Plan and the SERP are calculated based on payment of a life annuity beginning at age 65 consistent with the assumptions described in Note 19 to the Consolidated Financial Statements included in AIG’s 2009 Annual Report on Form 10-K. As described in that Note, the discount rate assumption is 6 percent, and mortality assumptions are based on the 2010 PPA separate static annuitant mortality tables.

Benefits accruals in the Excess Retirement Income Plan and the SERP ceased on October 22, 2009 for Messrs. Herzog and Moor and on December 11, 2009 for Messrs. Martin and Walsh. Mr. Benmosche did not accrue any benefit under any AIG pension plan. It is expected that he will become a participant in AIG’s qualified pension plan after August 2010, when he will have completed one year of service with the company.

The SERP benefits for these participants, if eligible, are equal to the lesser of the frozen SERP benefit or the SERP benefit ignoring the plan freeze. In the Excess Retirement Income Plan, the frozen benefit is equal to the benefit accrued through the date of the freeze. Vesting is determined in the SERP and the Excess Retirement Income Plan based on age and years of service as of the executive’s actual retirement date. Early retirement reduction factors are also based on age at the executive’s actual retirement date.

Mr. Benmosche. Mr. Benmosche has no value under the AIG Pension Plans because employees must wait a year after commencing employment with AIG before becoming participants in those plans and receiving credit for service retroactive to six months of employment.

Mr. Herzog. Mr. Herzog’s American General Corporation SERP benefit was frozen as of December 31, 2002.

Mr. Martin. Mr. Martin’s AIG SERP benefit reflects an offset for the cash out of his American General Corporation SERP upon acquisition.

Mr. Walsh. Mr. Walsh was a participant in the AIO Pension Plan while working overseas until September 15, 2002 when he transferred to the United States and became a participant in the AIG Retirement Plan, the Excess Retirement Income Plan, and the SERP. The AIO Pension Plan reflects total pension benefits received from all non-U.S. countries and will be offset for all non-U.S. benefits. The amount reflected in the chart is the total AIO Pension Plan benefit before offsets.

Mr. Liddy. Mr. Liddy terminated his employment prior to December 31, 2009 without ever entering the U.S. Retirement Plans and therefore did not accrue a benefit in the tax-qualified retirement plan and the Excess Retirement Income Plan.

Nonqualified Deferred Compensation

In 2008, AIG terminated a number of its nonqualified deferred compensation plans, including the Supplemental Incentive Savings Plan (SISP), which allowed employees to contribute to deferred compensation accounts above the 401(k) annual limit, and the Executive Deferred Compensation Plan (EDCP), in which designated key employees also were eligible to participate. However, for certain current and former employees, including the named executives, payments of account balances were not accelerated. AIG also maintains a U.S. tax-qualified (401(k)) defined contribution plan. Mr. Herzog participated in the EDCP. In addition, Messrs. Herzog and Martin participated in the American General Supplemental Thrift Plan (AG Supplemental Plan).

Supplemental Incentive Savings Plan. Participants in the SISP were able to defer cash compensation up to a maximum of $11,500 per year. Amounts deferred under the SISP were credited with earnings based on the returns of a number of mutual funds. All funds available for selection under the SISP were also available for selection under AIG’s 401(k) plan. Amounts deferred during each year, and earnings thereon, will be distributed in accordance with participants’ prior decision to receive installments over a period of five or ten years or in a lump sum payment following termination of employment after reaching age 60. Participants whose employment terminates before reaching age 60 must receive their account balances in a lump sum payment.

Executive Deferred Compensation Plan. Participants in the EDCP were able to defer cash compensation up to a maximum of $300,000 per year. Amounts deferred under the EDCP were credited with earnings based on the returns of a small number of mutual funds.

Senior Partners Plan. In addition, in 2009, AIG terminated its Senior Partners Plan for future performance cycles. Each named executive other than Messrs. Benmosche and Liddy has awards that have been earned but are not yet vested under the Senior Partners Plan, which was operated for successive overlapping three-year performance periods. The first performance period was January 1, 2004 through December 31, 2006, and the last performance period was January 1, 2006 through December 31, 2008. Participants were granted Senior Partner Units that entitled them to receive deferred cash awards based on a weighted average of the annual growth in AIG’s adjusted book value per share during the performance period. However, no awards were earned under the Senior Partners Plan for a performance period if Partners Plan awards were not earned for the performance period ending in the same year. Consequently, no Senior Partner Units were earned for the performance period ending in 2008. Earned awards under the Senior Partners Plan vest and will be paid in two equal installments promptly after the fourth and sixth anniversaries of the first day of the final year of the performance period. In addition, the Senior Partners Plan was preceded by the 2005 Senior Partners Plan, a transition plan under which participants were granted Senior Partner Units with fixed values, which will vest and be paid on January 1, 2011. Any unvested Senior Partner Units under either plan generally will be forfeited if the participant ceases employment with AIG before reaching age 65. Senior Partner Units also provide for a quarterly cash payment on previously earned (but unvested) amounts that generally is equal to the participant’s earned balance, multiplied by the total cash dividends paid on AIG Common Stock during the prior quarter, divided by AIG’s adjusted book value as of the beginning of the prior quarter. These quarterly cash payments are currently suspended since cash dividends paid on AIG Common Stock have been suspended.

Stock Salary. Stock Salary takes the form of regular grants of immediately vested stock or units made on each regular payroll date. The amount of stock or units granted on each payroll date is determined by dividing the dollar value of the Stock Salary earned over the applicable payroll period by the market price of AIG Common Stock on the date of grant. Furthermore, each grant of Stock Salary is subject to transfer or payment restrictions for between one and five years from the date of grant, depending on the individual. For 2009, grants of Stock Salary were made to our current named executives with retroactive effect from January 1, 2009 for Messrs. Herzog, Moor, Martin and Walsh, and effective August 10, 2009 for Mr. Benmosche, once AIG had finalized arrangements for the payment of this new compensation component. The period of restriction for Stock Salary paid to AIG’s current named executives in 2009 is as follows:

•	For Mr. Benmosche, Stock Salary consists of AIG Common Stock that cannot be transferred until the fifth anniversary of the date of hire.

•	For Messrs. Herzog and Moor, the restrictions were originally scheduled to lapse on one-third of the Stock Salary each year, starting on the second anniversary of grant. Due to AIG’s repayment of a part of its federal obligations, this schedule has been accelerated by one year.

•	For Messrs. Martin and Walsh, a portion of Stock Salary is restricted for three years and the remainder is restricted for one year. The approved structure for Messrs. Martin and Walsh requires that at least 50 percent of compensation be paid in a form that is non-transferable for at least three years, and the restriction periods were chosen in order to achieve this.

For more details on Stock Salary, please see “Compensation Discussion and Analysis—Compensation Structure—Direct Compensation Components.”

Senior Partners Plan, 2005 Senior Partners Plan and Stock Salary awards, as well as balances under the EDCP and the other plans in which the named executives participated, are detailed in the following table.

2009 Nonqualified Deferred Compensation

			Aggregate
	Executive	AIG	Earnings
Name	Contributions	Contributions(1)	(Loss)(2)	Distributions	Balance
Robert H. Benmosche
Stock Salary (3)	$0	$1,538,402	$(161,930)	$0	$	1,376,472

David L. Herzog
EDCP	$0	$0	$1,967	$0	$	371,823
AG Supplemental Thrift Plan	$0	$0	$553	$0	$	17,578	(4)
Senior Partners Plan	$0	$0	$0	$0	$	1,367,375	(5)
Stock Salary (3)	$0	$3,104,137	$(14,428)	$0	$	3,089,709

Total	$				$	4,846,485

Rodney O. Martin, Jr.
AG Supplemental Thrift Plan	$0	$0	$6,887	$0	$	218,808	(4)
Senior Partners Plan	$0	$0	$0	$0	$	3,147,875	(5)
Stock Salary (3)	$0	$3,059,981	$(14,223)	$0	$	3,045,758

Total					$	6,412,441

Kris P. Moor
Senior Partners Plan	$0	$0	$0	$0	$	8,222,000	(5)
Stock Salary (3)	$0	$4,691,642	$(21,807)	$0	$	4,669,835

Total					$	12,891,835

Nicholas C. Walsh
Senior Partners Plan	$0	$0	$0	$0	$	3,147,875
Stock Salary (3)	$0	$2,539,959	$(11,806)	$0	$	2,528,153

Total					$	5,676,028

Separated During 2009
Edward M. Liddy
Total	$0	$0	$0	$0	$	0

(1)	All of the Stock Salary amounts in this column are included in the Stock Awards column of the 2009 Summary Compensation Table.

(2)	Represents (i) for Stock Salary, the difference between (x) grant date fair value based on the closing sale price of AIG Common Stock on the date of grant and (y) the closing sale price of AIG Common Stock on December 31, 2009, and (ii) for all other plans, the earnings or loss since December 31, 2008.

(3)	Stock Salary is subject to transfer restrictions from one to five years as described in “Compensation Discussion and Analysis.”

(4)	Represents Messrs. Herzog’s and Martin’s balances under the AG Supplemental Plan and contributions made to this plan prior to AIG’s acquisition of American General Corporation. Each of Messrs. Herzog and Martin may receive a lump sum distribution from this plan when he terminates employment with AIG and elects a distribution from the AIG 401(k).

(5)	Senior Partners Plan balances include awards under the 2005 Senior Partners Plan. Messrs. Benmosche and Liddy did not participate in any Senior Partners Plans. The following amounts of Mr. Herzog’s Senior Partners Plan balance were previously reported in the 2008

Summary Compensation Table for 2007 and 2006: $679,250 and $413,125, respectively. For Mr. Martin, $550,000 of his Senior Partners Plan balance was previously reported in the 2005 Summary Compensation Table. The following amounts of Mr. Moor’s Senior Partners Plan balance were previously reported in the 2005 Summary Compensation table and in the 2008 Summary Compensation Table for 2007 and 2006: $2,200,000, $2,717,000 and $3,305,000, respectively.

POTENTIAL PAYMENTS ON TERMINATION AND ARRANGEMENTS WITH FORMER OFFICERS

As a result of the TARP Standards, none of the named executives may receive severance or other “golden parachute payments” following a termination in 2010. The TARP Standards permit payments under qualified pension and retirement plans, payments due to death or disability and payments for services performed or benefits accrued.

SEC rules require presentation of the payments and benefits that each of the current named executives would have been provided if his employment had been terminated on December 31, 2009, under the circumstances indicated in the following table. Messrs. Martin and Walsh were not named executives in AIG’s 2009 Proxy Statement and therefore were subject to different restrictions in 2009 than would apply for a termination in 2010. The following table shows the amounts payable under those different, prior restrictions, even though the amounts were not paid and the new, more stringent restrictions now apply. Except where otherwise indicated, payment and benefits would be provided by AIG.

Termination Payments and Benefits for Current Officers as of December 31, 2009

						Unvested
			Pension		Unvested	Senior
		Medical and	Plan	Unvested	Stock	Partners Plan
Name	Severance(1)	Life Insurance(2)	Credit(3)	Options(4)	Awards(5)	Awards(6)	Total

Robert H. Benmosche	$0	$ 0	$0	$ 0	$0	$0	$0

David L. Herzog
Involuntarily by AIG	$0	$ 0	$0	$ 0	$0	$0	$0
Voluntarily by Executive	$0	$ 0	$0	$ 0	$0	$0	$0
Death	$0	$ 0	$0	$ 0	$839,440	$1,367,375	$2,206,815
Disability	$0	$ 0	$47,416	$ 0	$839,440	$1,367,375	$2,254,231

Rodney O. Martin, Jr.
Involuntarily by AIG	$4,101,609	$ 31,997	$196,691	$ 0	$19,547	$1,848,938	$6,198,782
Voluntarily by Executive	$0	$ 0	$132,841	$ 0	$0	$0	$132,841
Death	$0	$ 0	$0	$ 0	$817,794	$3,147,875	$3,965,669
Disability	$0	$ 0	$168,627	$ 0	$817,794	$3,147,875	$4,134,296

Kris P. Moor
Involuntarily by AIG	$0	$ 0	$0	$ 0	$0	$0	$0
Voluntarily by Executive	$0	$ 0	$0	$ 0	$0	$0	$0
Death	$0	$ 0	$0	$ 0	$2,280,938	$8,222,000	$10,502,938
Disability	$0	$ 0	$0	$ 0	$2,280,938	$8,222,000	$10,502,938

Nicholas C. Walsh
Involuntarily by AIG	$3,090,737	$ 7,744	$0	$ 0	$28,511	$1,848,938	$4,975,930
Voluntarily by Executive	$0	$ 0	$0	$ 0	$0	$0	$0
Death	$0	$ 0	$0	$ 0	$894,573	$3,147,875	$4,042,448
Disability	$0	$ 0	$0	$ 0	$894,573	$3,147,875	$4,042,448

(1)	None of the named executives are eligible to receive severance payments upon voluntary or involuntary termination in 2010. Per the TARP Standards, only Messrs. Martin and Walsh were eligible to receive severance benefits upon termination in 2009, each for 24 months under the ESP.

(2)	For all, the named executives or their estates may receive medical and life insurance benefits upon permanent disability or death only to the extent that they are generally available to all salaried employees.

If eligible for retiree medical and life insurance benefits, Messrs. Herzog and Martin are covered by the American General Retiree Medical and Life Insurance Plan provisions. All others are covered under the AIG Retiree Medical and Life Insurance Plan provisions. Messrs. Martin and Walsh would have received medical and group life insurance benefits generally available to all active employees during the severance period and were also eligible for retiree medical and life insurance, based on their age and years of service as of December 31, 2009. The amounts shown represent the cost to AIG of twenty-four months of continued medical and life insurance. Messrs. Martin and Walsh would not be entitled to these continued medical and life insurance benefits in 2010.

(3)	The amounts in this column for termination due to permanent disability represent the increase in the present value, if any, of the named executive’s accumulated pension benefits, representing additional years of credited service that would accrue during participation in AIG’s long-term disability plan. The amount shown for all of the termination events is the increase above the accumulated value of pension benefits shown in the 2009 Pension Benefits Table, calculated using the same assumptions.

The present values for termination involuntarily by AIG or voluntarily by Executive reflect for Messrs. Martin and Walsh additional service equal under the qualified pension plan to the severance period under the ESP. (For Mr. Walsh, this did not result in an increase in the present value above the value shown in the 2009 Pension Benefits table.) This does not reflect the months of severance under the ESP at December 31, 2009 for nonqualified plan benefit purposes since all nonqualified plan benefits have been frozen for these individuals.

For the involuntarily by AIG or voluntarily by Executive termination scenarios where the executive is entitled to a benefit reflecting service during the severance period, the pension plan credit assumes:

•  The vested nonqualified benefits will be payable immediately (or six months after termination for key employees); and

•  The qualified plan benefit and AIO Pension Plan benefits will be payable at the end of the severance period or when first eligible to retire, if later.

Death benefits under AIG’s pension plans generally are no more than half of normal retirement benefits and would result in a loss of value on a present value basis for all of the named executives who participate in AIG’s pension plans.

The actual dates of birth for these individuals’ spouses were used to calculate the death benefits. Mr. Walsh is not married, and therefore, he is not currently entitled to any death benefits.

All termination benefits, except disability benefits, are assumed to commence at the earliest permissible retirement date. Disability benefits are assumed to commence at age 65.

For information on pension benefits generally, see “Post-Employment Compensation—Pension Benefits.”

(4)	No options that become exercisable on retirement, death or permanent disability currently are in the money.

(5)	The amounts in this column represent the total market value (based on the closing sale price on the NYSE of $29.98 on December 31, 2009) of shares of AIG Common Stock underlying unvested equity-based awards and previously earned awards under the DCPPP, the Partners Plan, the SICO plans, and the TARP RSUs, which would have become vested on termination due to permanent disability or death or, for Messrs. Martin and Walsh (and except for the TARP RSUs) on involuntary termination. Upon involuntary termination for Messrs. Martin and Walsh, unvested awards under the DCPPP, the Partners Plan and the SICO plans would have continued to vest per their normal vesting schedules over the severance period. For the purposes of providing an estimated value for TARP RSUs upon death or permanent disability, we have assumed that AIG will repay its TARP obligations in full. While the full grant of TARP RSUs have been valued at the closing sale price of AIG Common Stock on December 31, 2009 of $29.98, payment is subject to the vesting and payment schedule in the TARP RSU Award Agreements (i.e., after vesting, and any fixed period of restriction, payment occurs in 25 percent increments as AIG repays 25 percent of its TARP obligations). These amounts reflect that AIG did not achieve threshold performance for the 2008-2009 performance period under the Partners Plan. Awards would be delivered promptly after retirement, the occurrence of permanent disability or death, as applicable. Awards otherwise generally would be forfeited on termination of employment before the relevant named executive reaches age 65. Stock-based award holdings at the end of 2009 are detailed in the Outstanding Equity Awards at December 31, 2009 Table.

(6)	The amounts in this column represent Senior Partners Plan and 2005 Senior Partners Plan awards that the named executives would have been eligible to receive on termination due to permanent disability or death or, for Messrs. Martin and Walsh, on involuntary termination. Upon involuntary termination for Messrs. Martin and Walsh, awards under the Senior Partners Plan and the 2005 Senior Partners Plan would have continued to vest per their normal vesting schedules over the severance period. These awards would have been delivered promptly after retirement, the occurrence of permanent disability or death, as applicable. Senior Partners Plan balances otherwise generally would be forfeited on termination of employment before the relevant named executive reaches age 65. For information on other deferred compensation balances held by the named executives, see “Post-Employment Compensation—Nonqualified Deferred Compensation.”

PROPOSAL 3—NON-BINDING SHAREHOLDER RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Emergency Economic Stabilization Act of 2008, enacted in October 2008, as amended by the American Recovery and Reinvestment Act of 2009, enacted in February 2009, imposes a number of requirements on institutions that have participated in the Department of the Treasury’s Troubled Asset Relief Program (TARP), including AIG. One requirement is that at each annual meeting of shareholders during the period in which a TARP investment is outstanding, AIG must permit a non-binding shareholder advisory vote to approve the compensation of AIG’s executives, as disclosed in the annual Proxy Statement.

Accordingly, this Item gives holders of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class, the opportunity to vote for or against the following resolution:

RESOLVED: that the holders of the Common Stock and the Series C Preferred Stock of American International Group, Inc. (the “Company”), approve the compensation of the Company’s executives, as disclosed in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the 2009 Summary Compensation Table and the other related tables and disclosure contained in the Proxy Statement.

Because this resolution relates to the information about executive compensation contained in this Proxy Statement, beginning with “Executive Compensation—Compensation Discussion and Analysis,” shareholders should review that information in considering their vote on the resolution.

The results of the vote on this resolution will not be binding on AIG’s Board of Directors, will not overrule any decisions the Board has made and will not create any duty for the Board to take any action in response to the outcome of the vote. However, AIG’s Compensation and Management Resources Committee may, in its sole discretion, take into account the outcome of the vote in analyzing and evaluating future compensation opportunities.

AIG STATEMENT IN SUPPORT

YOUR BOARD OF DIRECTORS SUPPORTS THIS RESOLUTION.

In 2009, AIG’s executive compensation reflected AIG’s focus on key issues of employee retention and motivation, which AIG believes are critical to returning value to the U.S. taxpayer and shareholders. As described in more detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” the pay structures for AIG’s executive officers are limited by statutes and regulations and have been approved by the Special Master for TARP Executive Compensation. Moreover none of Messrs. Benmosche, Herzog or Moor could receive any incentive compensation other than TARP RSUs and the maximum amounts payable for each of Messrs. Benmosche, Herzog and Moor were approved by the Special Master. Messrs. Martin and Walsh could not receive any incentive compensation other than TARP RSUs and cash or other equity incentives based on objective performance metrics developed in consultation with the Special Master.

AIG’s Board and Compensation and Management Resources Committee believe that the design of AIG’s compensation programs, the oversight by the Special Master and the Compensation and Management Resources Committee’s commitment to making compensation decisions that are appropriate in light of AIG’s goals justify a vote in favor of this resolution.

Holders of AIG Common Stock and AIG Series C Preferred Stock are entitled to vote on this resolution and will vote as a single class. Adoption of the resolution requires a vote for the resolution by a majority of the voting power represented by the votes cast by the shareholders of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class, which votes cast are either “for” or “against” the resolution.

Your Board of Directors recommends a vote FOR this resolution.

PROPOSAL 4—APPROVAL OF THE AMERICAN INTERNATIONAL GROUP, INC. 2010 STOCK INCENTIVE PLAN

AMERICAN INTERNATIONAL GROUP, INC. 2010 STOCK INCENTIVE PLAN

AIG is submitting the American International Group, Inc. 2010 Stock Incentive Plan for approval by its shareholders.

The purpose of the Plan is to attract, retain and motivate officers, directors and key employees, to compensate them for their contributions to AIG and to encourage them to acquire a proprietary interest in AIG. The American International Group, Inc. 2010 Stock Incentive Plan will replace the 2007 Stock Incentive Plan. The 2007 Stock Incentive Plan will remain effective with respect to grants made under that plan. However, no new grants will be made under the 2007 Stock Incentive Plan after the American International Group, Inc. 2010 Stock Incentive Plan becomes effective.

The Board of Directors, on the recommendation of the Compensation and Management Resources Committee, unanimously adopted the American International Group, Inc. 2010 Stock Incentive Plan on April 7, 2010. Holders of AIG Common Stock and AIG Series C Preferred Stock are entitled to vote on this resolution and will vote as a single class. Adoption of the American International Group, Inc. 2010 Stock Incentive Plan requires a vote for the resolution by a majority of the voting power represented by the votes cast by the shareholders of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class, which votes cast are either “for” or “against” the American International Group, Inc. 2010 Stock Incentive Plan. The Board of Directors recommends a vote FOR the proposal to adopt the American International Group, Inc. 2010 Stock Incentive Plan.

Summary

The following is a summary of the American International Group, Inc. 2010 Stock Incentive Plan. It is not complete, and shareholders should refer to the copy of the American International Group, Inc. 2010 Stock Incentive Plan in Appendix B for full details.

Administration

The Compensation and Management Resources Committee will administer the American International Group, Inc. 2010 Stock Incentive Plan. The Compensation and Management Resources Committee will have broad discretion to administer the Plan. Among other things, the Committee will select the persons to whom awards under the Plan will be made, the time when awards will be granted, the terms of the awards and the number of shares of AIG Common Stock subject to the awards. The Compensation and Management Resources Committee, in its discretion, also may delegate the responsibility for grants of awards to employees who are not executive officers to one or more officers designated by the Committee. The Board of Directors of AIG may in its discretion from time to time grant awards and administer the Plan.

The Compensation and Management Resources Committee has the authority to construe, interpret and implement the Plan, and prescribe, amend and rescind rules and regulations relating to the Plan. The determination of the Committee on all matters relating to the Plan or any award is final, binding and conclusive. The Committee will have no liability to any person for any action taken, or omitted to be taken, in good faith.

Eligibility

Awards may be made to directors, officers and employees of AIG and its consolidated subsidiaries. Consultants and other advisors are not eligible for awards under the American International Group, Inc. 2010 Stock Incentive Plan. There are 12 non-management directors and approximately 2,300 employees eligible to participate in the Plan.

AIG Common Stock Issuable under the Plan

Subject to adjustment as described below, the total number of shares of AIG Common Stock that may be subject to awards granted under the American International Group, Inc. 2010 Stock Incentive Plan is 60,000,000 shares. AIG anticipates that up to half of that total amount could be required for equity-based compensation granted in accordance with the Memoranda if AIG were required to issue Stock Salary payable in shares of AIG Common Stock. For purposes of determining the number of shares of AIG Common Stock subject to awards granted under the Plan, each stock option, stock appreciation right, restricted share, restricted stock unit and similar award will count as one share of AIG Common Stock.

Shares issued under the American International Group, Inc. 2010 Stock Incentive Plan may be authorized but unissued shares of AIG Common Stock or authorized and previously issued shares of AIG Common Stock reacquired by AIG. Awards under the Plan may also be settled in cash, securities or other property. Incentive stock options granted to any one person under the Plan may not exceed one million shares.

The Compensation and Management Resources Committee must adjust the terms of any outstanding award, including by payment of cash, and must adjust the number of shares of AIG Common Stock issuable under the Plan, as it deems appropriate, for any increase or decrease in the number of issued shares of AIG Common Stock resulting from a recapitalization, spin-off, split-off, stock split, stock dividend, combination or exchange of shares of AIG Common Stock, merger, consolidation, rights offering, separation, reorganization, liquidation, or any other change in the corporate structure or shares of AIG Common Stock.

Unless otherwise provided in an award agreement or determined by the Compensation and Management Resources Committee, a successor to AIG as a result of a business combination may assume, or replace with equivalent awards, all outstanding awards.

Compensation under the Plan is subject to regulations issued pursuant to EESA, as amended by the American Recovery and Reinvestment Act of 2009, applicable requirements of agreements between AIG and the U.S. government or the Trust and the Memoranda.

The market value of AIG Common Stock on April 7, 2010 (based upon the closing sale price on the NYSE) was $39.69 per share.

Clawbacks

Awards granted under the American International Group, Inc. 2010 Stock Incentive Plan will be subject to clawback if based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Types of Awards

The Plan provides for grants of stock options, stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights, other equity-based or equity-related awards and put and call options related to these awards.

Stock Options. The Compensation and Management Resources Committee may grant stock options in such number and at such times as the Committee may determine. The exercise price per share will be determined by the Compensation and Management Resources Committee but will not generally be less than 100 percent of the fair market value of AIG Common Stock on the date of grant. Fair market value will generally be the closing sale price of AIG Common Stock on the NYSE on the date of grant, unless otherwise provided in the award agreement. Shares of AIG Common Stock covered by stock options may be purchased at such times and in such installments as specified in the award agreement. Stock options must be exercised within ten years from the date of grant. At the time of grant, the Compensation and Management Resources Committee will determine whether all or any part of a stock option granted to an eligible employee will be an incentive stock option and the number of shares subject to such incentive stock option. Reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute award or repurchase for cash or other consideration, will require approval of the shareholders.

Stock Appreciation Rights. The Compensation and Management Resources Committee may grant stock appreciation rights in such number and at such times as the Committee may determine. The exercise price per share will be determined by the Compensation and Management Resources Committee but will not generally be less than 100 percent of the fair market value of AIG Common Stock on the date of grant. Fair market value will generally be the closing sale price of AIG Common Stock on the NYSE on the date of grant, unless otherwise provided in the award agreement. Stock appreciation rights will become exercisable at such times and in such installments as determined in the award agreement. Stock appreciation rights must be exercised within ten years from the date of grant.

Restricted Shares. The Compensation and Management Resources Committee may grant restricted shares of AIG Common Stock in such amounts, and subject to such terms and conditions, as the Committee may determine. Subject to such limits as the Compensation and Management Resources Committee may determine from time to time, the grantee will have the same voting rights as any other shareholder of AIG. Unless otherwise determined by the Compensation and Management Resources Committee, dividends on restricted shares will be held by AIG on behalf of the recipient of restricted shares and the dividends will not be paid to the recipient until the relevant restrictions lapse. Dividends held by AIG will revert to AIG if the restricted shares are forfeited.

Restricted Stock Units. The Compensation and Management Resources Committee may grant restricted stock units in such amounts, and subject to such terms and conditions, as the Committee may determine. The grantee will have only the rights of a general unsecured creditor of AIG and no rights as a shareholder of AIG unless and until AIG Common Stock underlying the restricted stock units is delivered. Restricted stock units may be paid in AIG Common Stock, cash, securities or other property as determined by the Compensation and Management Resources Committee.

Dividend Equivalent Rights. The Compensation and Management Resources Committee may, in its discretion, include in the award agreement a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid, during the time such award is outstanding, on the shares of AIG Common Stock covered by such award as if such shares had been delivered pursuant to such award. Dividend equivalent rights may be payable in cash, shares of AIG Common Stock or other property as determined by the Compensation and Management Resources Committee.

Other Stock-Based Awards. The Compensation and Management Resources Committee may grant or offer for sale other types of equity-based awards or equity-related awards, including the grant of unrestricted shares of AIG Common Stock, in such amounts, and subject to such terms and conditions, as the Committee may determine. These awards may include awards designed to comply with, or take advantage of certain benefits of, the local laws of non-U.S. jurisdictions.

Related Option Transactions.  The Committee may grant put options and enter into call options relating to awards made under the Plan. The put and call options may permit or require, respectively, a grantee to sell the award back to AIG at such times, on such terms and conditions and at such prices as the Committee may determine.

Tax Matters Relating to Awards under the Plan

The following is a summary of the principal U.S. federal income tax considerations relevant to the American International Group, Inc. 2010 Stock Incentive Plan. This discussion does not address all federal income tax consequences of the Plan and does not discuss any state, local or foreign tax considerations relating to the Plan. This section is based on the United States Internal Revenue Code (the Code), its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. For information on limits on the deductibility of awards to certain of AIG’s executive officers, see “Compensation Discussion and Analysis—Other Considerations—Deductibility of Executive Compensation.”

Incentive Stock Options. An optionee will not be required to recognize income for federal income tax purposes on the grant or exercise of an incentive stock option, and AIG and its subsidiaries will not be entitled to a deduction. However, the excess of the fair market value of the AIG Common Stock received on the date of exercise over the exercise price paid will be included in an optionee’s alternative minimum taxable income. An optionee’s basis in shares of AIG Common Stock received on exercise will be equal to the exercise price, and the optionee’s holding period in such shares will begin on the day following the date of exercise.

If an optionee does not dispose of the AIG Common Stock acquired upon exercise within either the one-year period beginning on the date of exercise or the two-year period beginning on the date of grant of the incentive stock option, then any gain or loss realized by the optionee upon the subsequent disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to AIG or any of its subsidiaries. If the optionee disposes of the AIG Common Stock within the one-year or two-year periods referred to above (a disqualifying disposition), the optionee will recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the AIG Common Stock on the date of exercise (or, if less, the net proceeds of the disposition) over the exercise price, and AIG or one of its subsidiaries will generally be entitled to a corresponding deduction. Any excess of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise will be taxable as capital gain. If the amount realized is less than the exercise price, and the loss sustained on the disqualifying disposition would otherwise be recognized, the optionee will not recognize any ordinary income from the disposition and instead will recognize a capital loss.

The use of shares previously acquired through the exercise of an incentive stock option in satisfaction of all or a part of the exercise for another option (whether or not an incentive stock option) is a disposition of the previously acquired shares for purposes of the one-year and two-year holding period requirements described above. All shares acquired upon the exercise of an incentive stock option, including previously acquired shares used in satisfaction of all or a part of the exercise price, are considered to have been acquired upon the date of exercise for purposes of the one-year and two-year holding period requirements.

NonQualified Stock Options. An optionee will not be required to recognize income for federal income tax purposes upon the grant of a nonqualified stock option, and AIG and its subsidiaries will not be entitled to a deduction. Upon the exercise of such an option, the optionee will recognize ordinary income in the amount by which the fair market value of the AIG Common Stock at the time of exercise exceeds the exercise price, and AIG or one of its subsidiaries will be entitled to a corresponding deduction. The optionee’s basis in the AIG Common Stock received will equal the fair market value of the shares on the exercise date, and the optionee’s holding period will begin on the day following the exercise date.

Stock Appreciation Rights. A grantee will not be required to recognize income for federal income tax purposes upon the grant of a stock appreciation right, and AIG and its subsidiaries will not be entitled to a deduction. Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of the shares of AIG Common Stock received will be taxable to the grantee as ordinary income, and such amount generally will be deductible by AIG or one of its subsidiaries. A grantee’s basis in any shares received will be equal to the fair market value of such shares on the exercise date, and the grantee’s holding period will begin on the day following the exercise date.

Restricted Shares. A grantee will not be subject to tax upon receipt of an award of AIG Common Stock subject to forfeiture conditions and transfer restrictions (the restrictions) unless the grantee makes the election referred to below. Upon lapse of the restrictions, the grantee will recognize ordinary income equal to the fair market value of the shares on the date of lapse (less any amount the grantee may have paid for the shares). A grantee’s basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and the grantee’s holding period begins on the day after the restrictions lapse. If any dividends are paid on such shares prior to the lapse of the restrictions, they generally will be includible in the grantee’s income during the restricted period as additional compensation (and not as dividend income).

If permitted by the applicable award agreement, a grantee may elect, within thirty days after the date of the grant of the restricted shares, to recognize immediately (as ordinary income) the fair market value of the shares awarded (less any amount the grantee may have paid for the shares), determined on the date of grant (without regard to the restrictions). This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If a grantee makes this election, the grantee’s holding period will begin the day after the date of grant, dividends paid on the shares generally will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by the grantee upon the lapse of the restrictions. However, with limited exceptions, if the grantee forfeits the restricted shares before the restrictions lapse, no deduction or capital loss will be available to the grantee (even though the grantee previously recognized income with respect to such forfeited shares).

In the taxable year in which a grantee recognizes ordinary income on account of restricted shares, AIG or one of its subsidiaries generally will be entitled to a deduction equal to the amount of income recognized by the grantee. In the event that the restricted shares are forfeited by the grantee after having made the Section 83(b) election referred to above, AIG or the subsidiary generally will include in its income the amount of its original deduction.

Restricted Stock Units. A grantee will not be subject to tax upon the grant of a restricted stock unit. Upon distribution of the shares of AIG Common Stock underlying the restricted stock unit, the grantee will recognize as ordinary income an amount equal to the fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by AIG or one of its subsidiaries. The grantee’s basis in any shares received will be equal to the fair market value of the shares on the date of distribution, and the grantee’s holding period in such shares will begin on the day following the date of distribution. If any dividend equivalent amounts are paid to the grantee, they generally will be includible in income as additional compensation (and not as dividend income).

Section 409A and Recent Legislation. The terms of the Plan and each award are intended to comply with Section 409A of the Code, which imposes specific restrictions on deferred compensation arrangements. As part of AIG’s participation in the TARP, Section 162(m)(5) of the Code limits AIG’s federal income tax deduction for compensation paid to the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers named in the Proxy Statement to $500,000 per year. This could affect the deductibility of awards under the Plan. For more information, see “Compensation Discussion and Analysis—Other Considerations—Deductibility of Executive Compensation.”

Put and Call Options. This summary does not address the tax consequences of acquiring a put option from AIG or writing a call option to AIG, or both, with respect to an award granted under the Plan.

New Plan Benefits

As discussed in greater detail in “Compensation Discussion and Analysis,” AIG is subject to significant limitations and restrictions on the compensation of its most highly paid employees. Subject to these significant limitations and restrictions and AIG’s contractual obligations, awards made under the Plan will be at the discretion of the Committee. As a result, except for Stock Salary contractually required to be paid to Mr. Benmosche, it is not possible to determine the amount that will be granted to any person under the Plan and AIG cannot determine the awards that would have been granted had the Plan been in effect in 2009. Because awards made by AIG in 2009 were similar to those prospectively available under the American International Group, Inc. 2010 Stock Incentive Plan, the following table illustrates the grant date fair value of all awards granted in 2009.

New Plan Benefits

		Shares of
		AIG
		Common
		Stock
	Dollar Value of	Underlying
Name	Equity-Based Awards(1)	Awards

Robert H. Benmosche
Chief Executive Officer(2)	$4,000,000	120,563
David L. Herzog
Executive Vice President and Chief Financial Officer	$3,937,470	129,514
Rodney O. Martin, Jr.
Executive Vice President—Life Insurance	$5,534,936	180,163
Kris P. Moor
Executive Vice President—AIG Property Casualty Group	$6,691,640	219,257
Nicholas C. Walsh
Executive Vice President—Foreign General Insurance	$5,149,924	167,184

Executive Officer Group	$43,023,709	1,402,138
Non-Executive Director Group	$232,609	9,097
Non-Executive Officer Employee Group	$36,233,846	1,187,532

(1)	This column reflects the grant date fair value of awards.

(2)	Mr. Benmosche’s 2009 Stock Salary has been annualized. In addition, the award of $3,500,000 in TARP RSUs to Mr. Benmosche in March 2010 with respect to incentive compensation for 2009 would have been granted under the Plan if the Plan had been in effect at the time this grant was made.

No Transfer and No Hedging

Except in the case of death, no award will be transferable in any manner nor may any award be hedged in any manner (including through the use of any cash-settled instrument). During the life of the grantee, awards may be exercised only by the grantee or the grantee’s legal representative.

Amendment and Termination

Generally, the Board may from time to time suspend, discontinue, revise or amend the Plan. The Board may, but is not required to, seek shareholder approval of amendments to the Plan. The Board, however, must submit amendments to the Plan to shareholders if required by law or the rules of a securities exchange or if the amendment would materially increase benefits under the Plan or permit the sale of an award to an unrelated third party for value. Unless previously terminated by the Board, the Plan will terminate on December 31, 2013, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

REPORT OF AUDIT COMMITTEE AND RATIFICATION OF SELECTION OF ACCOUNTANTS

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the preparation, presentation and integrity of AIG’s financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate. During 2009, the PricewaterhouseCoopers LLP engagement team spent a significant amount of time with the Audit Committee.

Committee Organization and Operation

The Audit Committee’s function is to assist the Board of Directors in its oversight of:

•	The integrity of AIG’s financial statements;

•	AIG’s internal control over financial reporting;

•	AIG’s compliance with legal and regulatory requirements;

•	The independent accountants’ qualifications, independence and performance; and

•	The performance of AIG’s internal audit function.

The Audit Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

The Audit Committee held twelve meetings during 2009. The Audit Committee Chairman and members of the Audit Committee also held numerous additional meetings with AIG’s Director of Internal Audit, AIG’s independent registered public accounting firm (PricewaterhouseCoopers LLP) and outside counsel throughout 2009.

Independence. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has determined that all members of the Audit Committee are independent, as required by NYSE listing standards and SEC rules.

Expertise. The Board of Directors has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as defined by NYSE listing standards, and are audit committee financial experts, as defined under SEC rules. Although designated as audit committee financial experts, no member of the Committee is an accountant for AIG or, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose. In considering AIG’s compliance with legal and regulatory requirements, the Audit Committee takes into account the oversight of legal and regulatory matters by the Regulatory, Compliance and Public Policy Committee.

Audited Financial Statements

In the performance of its oversight function, the Audit Committee has considered and discussed the 2009 audited financial statements with management and PricewaterhouseCoopers LLP, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, clarity of the disclosures and the condition of internal control over financial reporting. The Audit Committee has reviewed with the Director of Internal Audit and the

PricewaterhouseCoopers LLP engagement team the scope and plans for their respective audits and has met with each of the Director of Internal Audit and senior engagement partners of PricewaterhouseCoopers LLP, with and without management present, to discuss audit results, their evaluations of AIG’s internal controls and the overall quality of AIG’s financial reporting. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB AU 380, “Communication with Audit Committees.” Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the PCAOB’s rules regarding Communication with Audit Committees Concerning Independence and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the reports and discussion described in this report, the Audit Committee, in accordance with its responsibilities, recommended to the Board of Directors, and the Board approved, inclusion of the audited financial statements for the year ended December 31, 2009 in AIG’s 2009 Annual Report on Form 10-K.

AIG management and the Audit Committee recognize the importance of continued attention to improving AIG’s internal controls related to the period end financial reporting and consolidation processes, income tax and accounting for non-standard transactions. Additionally, in carrying out AIG’s restructuring plan, AIG management is committed to ensuring that the manual controls that have been established remain effective and sustainable. To maintain effective and sustainable controls, AIG engaged third-party resources to supplement the efforts of AIG financial personnel. Furthermore, where consistent with the direction of AIG’s restructuring plan, AIG is investing in new systems and processes which will allow it, over time, to reduce its reliance on manual controls.

Conclusion

During 2010, the Audit Committee will continue its oversight of management’s efforts in improving AIG’s internal controls related to period end financial reporting and consolidation processes, income tax and accounting for non-standard transactions.

Audit Committee
American International Group, Inc.

Christopher S. Lynch, Chairman
Arthur C. Martinez
George L. Miles, Jr.

PROPOSAL 5—RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee and the Board of Directors have approved the engagement of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2010. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the selection of accountants requires approval by a majority of the voting power represented by the votes cast by the shareholders of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class, which votes are cast “for” or “against” the ratification. Neither AIG’s Amended and Restated Certificate of Incorporation nor AIG’s By-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

Under AIG’s policy for pre-approval of audit and permitted non-audit services by PricewaterhouseCoopers LLP, the Audit Committee approves categories of services and fee caps for each category. The pre-approved services include: audit services, such as financial statement audits and regulatory filings; audit-related services, such as consultations and audits in connection with divestitures, employee benefit plan audits, due diligence related to divestitures, control reviews and GAAP consultations; tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and other permitted non-audit services, such as regulatory compliance, other attestation services and information resources and training. No expenditure may exceed the dollar caps without the separate specific approval of the Audit Committee.

Your Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The table below shows the fees paid by AIG to PricewaterhouseCoopers LLP in 2009 and 2008. The 2009 increase in audit and audit-related fees was primarily related to nonrecurring divestiture and restructuring activities related to AIA, ALICO and Nan Shan and other separate reporting requirements related to the Company’s restructuring activities.

	2009	2008
	(in millions)	(in millions)

Fees paid by AIG:
Audit fees(a)	$162.1	$107.8
Audit-related fees(b)	19.3	8.0
Tax fees(c)	5.1	11.0
All other fees(d)	7.1	4.2

(a)	Includes out-of-pocket expenses of $5.7 million in 2009 and $4.8 million in 2008.

(b)	Audit-related fees are fees in respect of assurance and related services that are traditionally performed by independent accountants, including: employee benefit plan audits; due diligence related to mergers and acquisitions and divestitures; accounting consultations and audits in connection with mergers and acquisitions and divestitures; internal control reviews; and consultation concerning financial accounting and reporting standards.

(c)	Tax fees are fees in respect of tax return preparation and consultation on tax matters (including tax return preparation and consultation on tax matters for expatriate employees), tax advice relating to transactions and other tax planning and advice.

(d)	All other fees include: assistance with information technology; providing access to information resources; training; reports on internal controls pursuant to Statement on Auditing Standards No. 70, “Service Organizations”; and compliance reviews under CFA Institute.

The services provided by PricewaterhouseCoopers LLP and the fees paid by AIG were authorized and approved by the Audit Committee in compliance with the pre-approval policy and procedures described above. None of the non-audit services performed by PricewaterhouseCoopers LLP were approved under the SEC’s de minimis exception to audit committee pre-approval.

PricewaterhouseCoopers LLP also provides audit services to certain private equity and real estate funds managed and advised by AIG subsidiaries. Fees related to these audits were $11.6 million in 2009 and $12.1 million in 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about AIG shares that may be issued under compensation plans as of December 31, 2009. (This table does not include 45,913 shares issued to AIG’s Chief Executive Officer during 2009 under a letter agreement with AIG pursuant to an employment inducement award exception under the NYSE rules. Up to an additional 199,087 may be issued under this exemption during 2010.)

Equity Compensation Plan Information

				Number of
				Securities Remaining
				Available for
				Future Issuance
		Number of	Weighted-	Under Equity
		Securities to be	Average	Compensation
		Issued Upon Exercise	Exercise Price	Plans (Excluding
		of Outstanding	of Outstanding	Securities Reflected
		Options, Warrants	Options, Warrants	in the Second
	Plan Category	and Rights(1)(2)	and Rights(1)	Column)

Equity compensation plans approved by security holders	1991 Employee Stock Option Plan	1,551	$1,582.51	0(3)

	Amended and Restated 1999 Stock Option Plan	985,033	$1,330.38	0(3)

	Amended and Restated 2002 Stock Incentive Plan	176,299 (4)	$—	0(3)

	Director Stock Plan	180 (5)	$—	0(3)

	Amended and Restated 2007 Stock Incentive Plan	708,218 (6)	$847.04 (7)	6,175,011(8)

Total		1,871,281	$1,274.36 (7)	6,175,011(8)

(1)	At December 31, 2009, options with respect to 235,432 shares were outstanding as a result of AIG’s assumption of options granted by entities acquired by AIG, at a weighted average option exercise price of $1,216.62 per share. AIG has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies.

(2)	In addition, at December 31, 2009, AIG was obligated to issue 604,991 shares in connection with previous exercises of options with delivery deferred.

(3)	No future awards will be made under these plans, which were replaced by the 2007 Stock Incentive Plan.

(4)	Represents shares reserved for issuance in connection with time-vested RSUs and Performance RSUs granted under the 2006 Partners Plan.

(5)	Represents shares granted to non-management directors with delivery deferred.

(6)	Represents shares reserved for issuance in connection with time-vested RSUs, DSUs and TARP RSUs.

(7)	Weighted average exercise price of outstanding options granted. Excludes Stock Salary Awards, RSUs, DSUs, deferred stock and Performance RSUs.

(8)	Each RSU, Performance RSU, DSU and similar award granted under the 2007 Stock Incentive Plan reduces the number of shares available for future issuance by 2.9. Shares underlying awards that are forfeited may become available for reissuance.

SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL—CUMULATIVE VOTING

Kenneth Steiner, Great Neck, New York, who states that he beneficially owns 355 shares of AIG Common Stock, has notified AIG in writing that he intends to submit the following proposal and related supporting statement at the Annual Meeting.

RESOLVED:  Cumulative Voting.  Shareholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to the number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Supporting Statement

WHEREAS:  Cumulative voting allows a significant group of shareholders to elect a director of its choice–safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and in 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and in 2008. The Council of Institutional Investors www.cii.org and CalPERS recommended adoption of this proposal topic.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s 2008 and 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D,” with “High Governance Risk” and “Very High Concern” in Executive Pay.

The Corporate Library said AIG, in the understatement of the year, was a company in turmoil. Since its 2008 annual meeting, these major structural changes occurred: 1) three CEO changes, 2) a total of 19 board changes, including 11 resignations and six new nominees at the 2009 annual meeting; and 3) countless executive changes, including the resignation of CFO Steven Bensinger in 2008. Finally, AIG started fiscal year 2008 with a share price of $56 and ended it at $1.69.

AIG received a total $70 billion directly from TARP. Furthermore, AIG received an additional $112 billion (for a total of $182 billion) as part of government bridge loans, asset purchases, and similar assistance. In short, that AIG still exists seems predicated on federal bailout money. It is possible AIG should have declared bankruptcy and, no matter the case, its shareholders face extremely high risk.

Douglas Steenland was designated a “flagged (problem) director” by The Corporate Library due to his involvement with the Northwest Airlines Board, which filed for Bankruptcy.

Harvey Golub, our Chairman no less, was designated a “flagged (problem) director” due to his involvement with the Warnaco board at the time Warnaco was charged with financial disclosure violations.

Robert Steve Miller was designated a “flagged (problem) director” due to his involvement with the Federal-Mogul Board, which filed for Bankruptcy.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal for cumulative voting–Yes on this proposal.

AIG STATEMENT IN OPPOSITION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Your Board of Directors opposes this proposal. Your Board of Directors believes that cumulative voting is not in the best interest of AIG and its shareholders. Directors should be elected by a majority of the shareholders, and cumulative voting allows a minority (often a discontented shareholder or group) to elect one or more particular directors who would serve the minority’s narrow interest. Such a director elected by a minority could face a conflict between the fiduciary duty owed to all shareholders as a whole and the allegiance the director will feel to the special interest group that elected him or her. Cumulative voting also allows minority shareholders a voice in director elections that is disproportionate to their economic investment in a company.

Approval of this shareholder proposal requires approval by a majority of the voting power of the outstanding shares of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class. Failure to vote or to instruct your broker to vote or an abstention will have the same effect as a vote against the shareholder proposal.

Your Board of Directors unanimously recommends a vote AGAINST the shareholder proposal.

SHAREHOLDER PROPOSAL—EXECUTIVE COMPENSATION RETENTION UPON TERMINATION OF EMPLOYMENT

American Federation of Labor and Congress of Industrial Organizations Reserve Fund, Washington, D.C., which states that it beneficially owns 102 shares of AIG Common Stock, has notified AIG in writing that it intends to submit the following proposal and related supporting statement at the Annual Meeting. Co-filer of the proposal is the Connecticut Retirement Plans and Trust Funds, which states that it beneficially owns 29,058 shares of AIG Common Stock.

RESOLVED: The stockholders of American International Group, Inc. (“AIG” or the “Company”) urge the Board of Directors (the “Board”) to adopt a policy requiring all senior executives to retain 75% of all equity-based compensation, including restricted stock units, “Stock Salary” and phantom stock for at least two years following their departure from the Company, through retirement or otherwise. The policy should prohibit hedging transactions that are not sales but offset the risk of loss to the executive. This policy will not apply to existing contracts but should cover new contracts and extensions or replacements of existing contracts.

Supporting Statement

WHEREAS: Equity-based compensation is an important component of senior executive compensation at AIG. Our Company is among the financial institutions that received extraordinary financial assistance under the U.S. Treasury Department’s Troubled Asset Relief Program (“TARP”).

We recognize that the October 22, 2009 determination by the Treasury Department’s Special Master for TARP Executive Compensation for senior executives requires that the majority of salary should be “in the form of stock units only redeemable in equal, one-third installments beginning on the second anniversary of the date on which it is earned.” However, we believe that requiring senior executives to hold a significant portion of the shares received through compensation plans after they depart from the Company forces them to focus on the Company’s long-term success and better aligns their interests with that of shareholders. The absence of such a requirement can allow senior executives to walk away without facing the consequences of actions aimed at generating short-term financial results.

We believe that the current financial crisis—in which AIG had a central role—has made it imperative for companies to reshape compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation.

The Aspen Principles, endorsed by the largest business groups including The Business Roundtable and the U.S. Chamber of Commerce, as well as the Council of Institutional Investors and the AFL-CIO, urge that “senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure.” (The Aspen Institute, Long-Term Value Creation: Guiding Principles for Corporations and Investors, July 2007.)

A report by a commission of The Conference Board endorsed the idea of equity holding requirements for executives, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.” (The Conference Board Commission on Public Trust and Private Enterprise, September 2002.)

We believe that senior executives should be required to hold equity awards for at least two years after their departure to ensure that they share in both the upside and downside risk of their actions while at the Company.

We urge you to vote FOR this proposal.

AIG STATEMENT IN OPPOSITION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

The Board has considered this proposal and believes that it is not in the best interest of AIG and its shareholders.

AIG has announced a number of voluntary limits on the compensation of senior management and is subject to a number of statutory and contractual limits with the United States Department of the Treasury and the Federal Reserve Bank of New York. (For more information on these restrictions, see “Compensation Discussion and Analysis.”) In particular, because AIG received exceptional financial assistance under TARP, as part of the Program for Systemically Significant Failing Institutions, most aspects of compensation for AIG’s senior executives are determined by the Special Master for TARP Executive Compensation. In addition to dealing with the Special Master, AIG also engaged in regular consultations throughout the year with various stakeholders, including the Federal Reserve Bank of New York and the Department of the Treasury, regarding compensation matters.

The Special Master determined the 2009 pay for a group of AIG’s most senior executives that consisted of Mr. Benmosche, the named executives from AIG’s 2009 Proxy Statement and the next 20 most highly compensated employees, based on 2008 compensation. The Special Master also reviewed the compensation structure for the remainder of AIG’s 100 most highly compensated employees and other executive officers.

Within these constraints, the Board believes that it is in the best interest of AIG to retain its remaining compensation tools to allow AIG to execute its plan to repay the United States Government. Many of AIG’s current goals are near-term in nature and will be critical to determining AIG’s success. In this context, the Board believes that the use of performance goals is a more appropriate way to align senior management with shareholders. The Board’s ability to implement such performance goals will be subject to the statutory and contractual limits described. The Board does not believe that the imposition of additional limits would be beneficial, particularly those that do not take into account AIG’s specific circumstances.

Approval of this shareholder proposal requires approval by a majority of the voting power of the outstanding shares of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class. Failure to vote or to instruct your broker to vote or an abstention will have the same effect as a vote against the shareholder proposal.

Your Board of Directors unanimously recommends a vote AGAINST the shareholder proposal.

SHAREHOLDER PROPOSAL—SHAREHOLDER ADVISORY RESOLUTION TO RATIFY AIG’S POLITICAL SPENDING PROGRAM

The New York State Common Retirement Fund, New York, New York, which states that it beneficially owns 452,155 shares of AIG Common Stock, has notified AIG in writing that it intends to submit the following proposal and related supporting statement at the Annual Meeting.

RESOLVED: that shareholders of American International Group, Inc. (“AIG”) hereby urge AIG’s board of directors to adopt a policy that shareholders be given the opportunity, at each annual shareholder meeting, to vote on an advisory resolution, proposed by management, to ratify AIG’s political spending program for the previous fiscal year. The proxy statement in which the resolution is proposed should set forth the following information regarding AIG’s political spending program, in addition to any other information AIG believes is material to shareholders’ voting decision:

1.	Policies and procedures for (a) political contributions and expenditures (direct and indirect) made with corporate funds and (b) payments (direct and indirect) used for grassroots lobbying communications.

2.	(a) Monetary and non-monetary political contributions and expenditures made in the previous fiscal year for political purposes, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and independent tax-exempt entities often referred to as “section 527 organizations” that are unregulated by the Federal Election Commission and focus on issue advocacy and voter mobilization, as opposed to the election, appointment or defeat of particular candidates; and (b) any portion of any dues or similar payments made to any tax-exempt organization in the previous fiscal year that is used for an expenditure or contribution which, if made directly by AIG, would not be tax-deductible.

3.	Payments (direct and indirect) used for grassroots lobbying communications in the previous fiscal year.

For purposes of this proposal, “grassroots lobbying communications” are lobbying communications directed toward the general public on a public policy matter.

The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any contribution or expenditure already made by AIG.

Supporting Statement

WHEREAS:  As long-term AIG shareholders, we support transparency and accountability in corporate political spending. Absent a system of accountability, company assets can be used for policy objectives that may be contrary to the long-term interests of the company. In addition, a strategy based on obtaining particular political outcomes may create greater risks for companies and their shareholders, as political fortunes may shift. We believe that annual shareholder ratification of political spending would provide this needed accountability.

AIG’s political expenditures have come in for criticism in the past, suggesting that more accountability could be beneficial. For example, a 2006 press report described AIG as participating in the technically legal practice of having numerous subsidiaries contribute the maximum amount to candidates, thereby skirting per-company limits on contributions. (“AIG Political Contributions Questioned in N.Y.,” Insurance Journal, Sept. 21, 2006)

Similarly, AIG and the Starr Foundation (then under the control of AIG insiders) reportedly contributed $15 million in 2003 to finance a U.S. Chamber of Commerce-led campaign to repeal the Sarbanes-Oxley law. In our view, such expenditures were not in the interests of AIG or its shareholders. (“Chamber Threatens Anti-Bailout Members,” Politico, Sept. 30, 2008)

We urge shareholders to vote FOR this proposal.

AIG STATEMENT IN OPPOSITION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Your Board of Directors opposes this proposal.  Implementation of this proposal would be costly and would not provide a discernible benefit to shareholders. AIG is fully committed to complying with all applicable federal and state laws concerning political contributions. Information about AIG and its employees’ contributions to political candidates, political committees and other political organizations is publicly available, with certain data disclosed online with the Federal Election Commission.

In late 2008, AIG suspended the operation of its political action committee and imposed a moratorium on political contributions on behalf of AIG. While AIG maintains its membership in various trade organizations that may make political contributions, AIG does not request those organizations to make particular contributions.

Pursuant to AIG’s Corporate Governance Guidelines, management provides the Regulatory, Compliance and Public Policy Committee with a report, at least annually, with respect to all political contributions that have been made by AIG and its subsidiaries since the last such report and then, on at least an annual basis, the Committee reports to the Board with respect to such contributions. This process ensures that there is appropriate oversight of political contributions.

Adoption of the proposal would require AIG to unnecessarily expend resources to provide an advisory vote on its political spending program and detailed information in connection therewith. AIG does not believe that these expenditures would be in the best interest of shareholders in light of the existing disclosures AIG makes, the existing limitations on political contributions and the Board’s oversight procedures that are in place.

Approval of this shareholder proposal requires approval by a majority of the voting power of the outstanding shares of AIG Common Stock and AIG Series C Preferred Stock, voting together as a single class. Failure to vote or to instruct your broker to vote or an abstention will have the same effect as a vote against the shareholder proposal.

Your Board of Directors unanimously recommends a vote AGAINST the shareholder proposal.

OTHER MATTERS

OTHER MATTERS TO BE PRESENTED AT THE 2010 ANNUAL MEETING

Your Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year’s Proxy Statement pursuant to Exchange Act Rule 14a-8 should be sent to the Secretary of AIG at 70 Pine Street, New York, New York 10270 and must be received by December 13, 2010. Under the AIG By-laws, notice of any other shareholder proposal or the nomination of a candidate for election as a director to be made at the 2011 annual meeting of shareholders must be received not less than 90 nor more than 120 days prior to May 12, 2011, unless the 2011 annual meeting of shareholders is not scheduled to be held on a date between April 12, 2011 and June 11, 2011, in which case notice must be received by the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. A copy of the current AIG By-laws may be obtained from the Secretary of AIG.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate directly with one or more directors by (1) writing to them at the address of c/o Special Counsel and Secretary to the Board, American International Group, Inc., 70 Pine Street, 27th Floor, New York, New York 10270 or (2) email boardofdirectors@aig.com.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

In accordance with a notice sent to certain shareholders of AIG Common Stock who hold AIG Common Stock through a broker or otherwise through a nominee and who share a single address, only one copy of this Notice of Annual Meeting of Shareholders, Proxy Statement and 2009 Annual Report to Shareholders is being sent to that address unless AIG receives contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting of Shareholders, Proxy Statement or 2009 Annual Report to Shareholders, he or she may contact the AIG Director of Investor Relations at 70 Pine Street, New York, New York 10270, 212-770-6293, and AIG will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact the AIG Director of Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a shareholder receives multiple copies of AIG’s proxy materials and annual reports, he or she may request householding in the future by contacting the AIG Director of Investor Relations.

PROXY SOLICITATION

AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, email, personal interview, telephone and facsimile transmission by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $18,500 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will reimburse brokers and others holding AIG Common Stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Compensation and Management Resources Committee,” “Report of the Audit Committee” (to the extent permitted by the SEC rules), “Report of the Nominating and Corporate Governance Committee,” and Appendix A to the Proxy Statement, shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

APPENDIX A

AMERICAN INTERNATIONAL GROUP, INC.
CORPORATE GOVERNANCE GUIDELINES
(Effective April 7, 2010)

I.	INTRODUCTION

The Board of Directors (the “Board”) of American International Group, Inc. (“AIG”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed this set of Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of shareholders and to set forth a common set of expectations as to how the Board, its various committees, individual directors, and management should perform their functions.

II.	ROLES OF BOARD AND MANAGEMENT

The business of AIG is conducted by management under the oversight of the Board. The roles of the Board and management are related, but distinct. AIG’s business strategy is developed and implemented under the leadership and direction of the Chief Executive Officer by its officers and other employees. The members of the Board serve as the elected representatives of the current and future shareholders, act as advisers and counselors to the Chief Executive Officer and senior management and oversee management’s performance on behalf of the shareholders. In performing its general oversight function, the Board reviews and assesses AIG’s strategic and business planning as well as management’s approach to addressing significant risks and challenges facing AIG. As part of this function, the Board reviews and discusses reports regularly submitted to the Board by management with respect to AIG’s performance, as well as significant events, issues and risks that may affect AIG’s business or financial performance. In performing its oversight function, the Board and its members will maintain frequent, active and open communication and discussions with the Chief Executive Officer and the management of AIG.

III.	BOARD COMPOSITION

The size and composition of the Board is to be determined from time to time by the Board itself in an effort to balance the following goals:

•	The size of the Board should facilitate substantive discussions by the whole Board in which each director can participate meaningfully. Given the size and complexity of the businesses in which AIG is engaged, as well as the value of diversity of experience and views among Board members, the Board currently believes that it will be desirable over time to have a Board of between 8 and 12 members (allowing that a larger or smaller number may be necessary or advisable in periods of transition or other particular circumstances).

•	In order to provide oversight to management, given AIG’s complex businesses, the composition of the Board should encompass a broad range of skills, expertise, industry knowledge and diversity of opinion.

•	At least two-thirds of the Board will consist of directors who are, under the New York Stock Exchange, Inc. (“NYSE”) listing standards, “independent” in the business judgment of the Board (“Independent Directors”).

IV.	THE CHAIRMAN OF THE BOARD

A.	Selection of the Chairman. The Board will select its Chairman in the manner it considers to be in the best interests of AIG at any given point in time. At the current time, the policy of the Board, reflected in the by-laws, is that (1) the role of Chairman should be separate from that of the Chief Executive Officer and (2) the Chairman should be selected from the Independent Directors.

The selection of the Chairman will be reviewed annually. In connection with this review, the Nominating and Corporate Governance Committee will conduct an independent evaluation of the Chairman. Under normal circumstances, the same individual should not serve as non-executive Chairman for more than five years.

B.	Duties of the Chairman. The Chairman will have the duties assigned by the Board. It is the Board’s current policy that the Chairman’s duties include:

•	Preparing agendas for meetings of the Independent Directors;

•	Chairing meetings of the Board as well as executive sessions of the Independent Directors;

•	Overseeing the preparation of agendas for meetings of the Board in consultation with the Chief Executive Officer;

•	Leading the Board in the process of periodic reviews of the performance of the Chief Executive Officer, as well as in discussions regarding the Chief Executive Officer’s reports on senior management performance and management succession issues and plans;

•	Discussing with the Chief Executive Officer the implementation of AIG’s strategic initiatives and plans;

•	Overseeing the process of informing the Board through timely distribution of information and reports;

•	Overseeing the processes of annual Board and Committee self-evaluations; and

•	Serving as an ex-officio, non-voting member of each standing committee of the Board of which he is not a member. The Chairman’s participation as an ex-officio member at any meeting will not affect the presence or absence of a committee’s quorum. In acknowledgment of the numerous committee meetings, the Chairman will decide, in his sole discretion, which committee meetings he will attend in an ex-officio capacity.

V.	SELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for recommending a slate of directors to the Board for election at the annual meeting of shareholders, for recommending candidates to fill vacancies occurring between annual meetings and for periodically recommending candidates for election to the Board.

A.	Nominations. The Board, based on the recommendations of the Nominating and Corporate Governance Committee, will select nominees for the position of director considering the following criteria:

•	High personal and professional ethics, values and integrity;

•	Ability to work together as part of an effective, collegial group;

•	Commitment to representing the long-term interests of AIG;

•	Skill, expertise, diversity, background, and experience with businesses and other organizations that the Board deems relevant;

•	The interplay of the individual’s experience with the experience of other Board members; the contribution represented by the individual’s skills and experience to ensuring that the Board has the necessary tools to perform its oversight function effectively; and the extent to which the individual would otherwise be a desirable addition to the Board and any committees of the Board;

•	Ability and willingness to commit adequate time to AIG over an extended period of time.

B.	Evaluation of Nominees. The Nominating and Corporate Governance Committee will discuss and evaluate possible candidates in detail prior to recommending them to the Board. The Nominating and Corporate Governance Committee will also be responsible for initially assessing whether a candidate would be an Independent Director. The Board, taking into consideration the assessment of the Nominating and Corporate Governance Committee, will determine whether a nominee or appointee would be an Independent Director. The Board has adopted Director Independence Guidelines to assist in this process. A copy of those Guidelines is attached as Annex A to these Corporate Governance Guidelines.

C.	Shareholder Nominations. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership proposed by shareholders and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Corporate Governance Committee.

Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting names and supporting information to: Chairman, Nominating and Corporate Governance Committee, c/o Vice President — Corporate Governance and Special Counsel and Secretary to the Board, American International Group, Inc., 70 Pine Street, New York, NY 10270. All shareholder recommendations as to possible Board members must comply with the information and timing requirements set forth in AIG’s by-laws.

D.	Orientation and Continuing Education. Management, working with the Board, will provide an orientation process for new directors, including background material on AIG, its business plan and its risk profile, and meetings with senior management. Management will also provide a continuing education program for directors regarding matters relevant to AIG, its business plan and risk profile, as well as other appropriate subjects.

VI.	ELECTION, TERM AND RETIREMENT OF THE DIRECTORS

A.	Election and Term. A director holds office until the annual meeting of shareholders next succeeding his or her election and until a successor is elected and qualified or until his or her earlier resignation or removal. In light of the complexities of AIG’s businesses and the time it takes for a director to become familiar with them, the Board does not believe that term limits are appropriate.

B.	Voting for Directors. The Board shall nominate for election as directors only incumbent candidates who have tendered, prior to the mailing of the proxy statement for the annual meeting at which they are to be re-elected as directors, irrevocable resignations authorized by Section 141(b) of the Delaware General Corporation Law that will be effective upon (i) the failure to receive the required vote at any annual meeting at which they are nominated for re-election[1] and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, at or prior to the time of their appointment to the Board, the same form of resignation tendered by other directors in accordance herewith. The Nominating and Corporate Governance Committee shall consider such irrevocable resignation and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall accept such resignation unless it determines that the best interests of the Corporation and its shareholders would not be served by doing so. The Board shall take action within 90 days following certification of the vote, unless such action would cause AIG to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation promulgated under the Securities Exchange Act of 1934, in which event AIG shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore, in a periodic or current report filed with the Securities and Exchange Commission.

C.	Director Retirement. No individual shall stand for election as a director after reaching the age of 75. The Board, however, upon the recommendation of the Nominating and Corporate Governance Committee, may waive this limitation for any director for a period of one year, if it is deemed to be in the best interests of AIG.

D.	Former CEOs. No individual who has served but is not currently serving as Chief Executive Officer of AIG shall serve as a director.

E.	Change in Status. If (other than as a result of retirement) a director’s principal occupation changes from that at the time such director was last nominated for election, then such director shall inform the Chairman of the Nominating and Corporate Governance Committee of the change and shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such resignation.

F.	Board Vacancies. In the event that a vacancy on the Board is created for any reason, and it is determined by the Nominating and Corporate Governance Committee that the vacancy is to be filled, the Nominating and Corporate Governance Committee will consider the views of interested shareholders, as it is deemed appropriate.

 1         The AIG by-laws provide that each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors shall be elected by a plurality of the votes cast (instead of by votes for or against a nominee) at any meeting involving a contested election for one or more directors (meaning more directors have been nominated for election than directorship positions available).

VII.	BOARD MEETINGS

The Board currently plans to hold at least six regular meetings each year, with further meetings to occur when called by the Chairman or the Chief Executive Officer or if requested by two directors as provided in the by-laws.

The Chairman will oversee the preparation of the agendas for meetings of the Board in consultation with the Chief Executive Officer. Any director may suggest the inclusion of additional subjects on the agenda. The agenda for each committee meeting will be established by the respective committee chairman. Management will endeavor to provide all directors an agenda and appropriate materials in advance of meetings, although the Board recognizes that this will not always be consistent with the timing of transactions, the operations of the business and, in certain cases, it may not be desirable to circulate materials in advance of the meeting. Materials presented to the Board or its committees should be as concise as practicable but consistent with the need to provide the information needed for the directors to make an informed judgment and engage in informed discussion. As provided in the by-laws, the Board or any committee thereof may also take action by unanimous written consent.

VIII.	EXECUTIVE SESSIONS

To ensure free and open discussion and communication among the Independent Directors of the Board, the Independent Directors will meet in executive sessions, with no members of management present, in conjunction with each regular (non-telephonic) meeting of the Board. The Chairman will preside at the executive sessions unless the Chairman is unable to attend, in which case the Independent Directors will designate one of the other Independent Directors to preside. In addition, unless the Chairman decides it to be unnecessary, the Chief Executive Officer will join a portion of each executive session to give the Independent Directors an opportunity to consult with the Chief Executive Officer.

IX.	THE COMMITTEES OF THE BOARD

A.	Committees. The Board will have at least the following standing committees: Audit Committee; Compensation and Management Resources Committee; Finance and Risk Management Committee; Regulatory, Compliance and Public Policy Committee; and Nominating and Corporate Governance Committee. The Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee must each have a written charter satisfying the rules of the NYSE. The Audit Committee must also satisfy the requirements of Securities and Exchange Commission (“SEC”) Rule 10A-3. Each committee chairman will give a report to the Board periodically on his or her committee’s activities.

B.	Composition of the Committees. The Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee will each be composed of at least three directors all of whom are Independent Directors. Each other standing committee will have a majority of members who are Independent Directors. In the case of the Audit Committee, the Committee Chairman and a majority of the members also will be “Audit Committee Financial Experts” as defined in the rules and regulations of the SEC, and all members will be “financially literate” as determined by the Board (based upon a determination and recommendation by the Nominating and Corporate Governance Committee) in accordance with NYSE listing standards. Any additional qualifications required for the members of each committee will be set out in the respective committee’s charter. A director may serve on more than one committee for which he or she qualifies.

Membership of committees will be reviewed by the Nominating and Corporate Governance Committee, which will make recommendations to the Board regarding composition of each of the committees of the Board at least annually. In that regard, the Board believes that rotation of members and chairmen of its committees is desirable. The Board does not believe, however, that fixed time periods for rotation are desirable. As a general rule, the Board believes that a director should serve as chairman of the same committee for not less than three consecutive years and for not more than five years.

X.	BOARD RESPONSIBILITIES

A.	Overall Business Strategy. The Board will periodically review and approve AIG’s overall strategic and business plans.

B.	Chief Executive Officer. The Board will be responsible for the selection and evaluation of the Chief Executive Officer.

C.	Management Succession. The Chief Executive Officer shall present, at least annually, to the Compensation and Management Resources Committee a management succession plan, to ensure that future selections are appropriately considered. The principal components of this plan are:

•	A proposed plan for Chief Executive Officer succession, both in an emergency situation and in the ordinary course of business; and

•	The Chief Executive Officer’s plan for management succession for the other policy-making officers of AIG.

The Compensation and Management Resources Committee shall provide a report to the Board on the management succession plan. The Board shall review and consider the plan and any recommendations of the Compensation and Management Resources Committee.

D.	Evaluating and Approving Compensation for the Chief Executive Officer. The Board, acting through the Compensation and Management Resources Committee, evaluates the performance of the Chief Executive Officer against AIG’s goals and objectives and determines the compensation of the Chief Executive Officer. The determination of the Compensation and Management Resources Committee with respect to the Chief Executive Officer’s compensation shall be subject to the approval or ratification of the Board as provided in the by-laws.

E.	Executive Compensation. The Compensation and Management Resources Committee makes recommendations to the Board with respect to (1) AIG’s general compensation philosophy, (2) the compensation programs applicable to senior executives of AIG and (3) the development and implementation of other AIG compensation programs.

The Board and the Compensation and Management Resources Committee are committed to the full, fair and transparent disclosure of executive compensation. This commitment will be considered in connection with AIG’s public disclosures regarding executive compensation.

F.	Board Compensation. The Nominating and Corporate Governance Committee periodically reviews and makes recommendations to the Board regarding the form and amount of the compensation of members of the Board. The Board will set the form and amount of director compensation, taking into account the recommendations of the Nominating and Corporate Governance Committee. Only non-management directors will receive compensation for services as a director.

G.	Reviewing and Approving Significant Transactions. Board approval of a particular transaction may be appropriate because of several factors, including:

•	legal or regulatory requirements;

•	the materiality of the transaction to AIG’s financial performance, risk profile or business;

•	the terms of the transaction; or

•	other factors, such as entry into a new business or a significant variation from AIG’s strategic plan.

The Board, in conjunction with management of AIG, has developed and will review and update from time to time standards to be utilized by management in determining the types of transactions that should be submitted to the Board for review and approval or notification.

H.	Risk Management. The Board, the Finance and Risk Management Committee and the Audit Committee receive reports on AIG’s significant risk exposures and how these exposures are managed. AIG’s Chief Risk Officer provides reports to the Compensation and Management Resources Committee with respect to the risks posed to AIG by its employee compensation plans.

XI.	EXPECTATIONS OF DIRECTORS

The business and affairs of AIG are to be managed by or under the direction of the Board in accordance with the laws of the State of Delaware. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of AIG. The Board has developed a number of specific expectations of directors to promote the discharge of this responsibility and the efficient conduct of the Board’s business.

A.	Commitment and Attendance. All directors should make every effort to attend every meeting of the Board and every meeting of committees of which they are members. Directors are expected to attend the annual meeting of shareholders. A director may attend meetings (without having a vote or affecting the presence or absence of a quorum) of any committee of which the director is not a member, with the consent of the committee chairman. The Chairman may attend any meetings of committees of which he is an ex-officio member in his sole discretion.

Any director who, for two consecutive calendar years, attended fewer than 75% of the regular meetings of the Board and the meetings of all committees of which such director is a voting member will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Nominating and Corporate Governance Committee in making its recommendations to the Board.

B.	Participation in Meetings. Each director should be sufficiently familiar with the business of AIG, including its financial statements and capital structure, and the risks and the competition it faces, to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management will make appropriate personnel available to answer any questions a director may have about any aspect of AIG’s business.

C.	Loyalty and Ethics. In their roles as directors, all directors owe a duty of loyalty to AIG. This duty of loyalty mandates that directors act in the best interests of AIG and not act for personal benefit at the expense of AIG.

AIG has adopted a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics. Directors should be familiar with the Code’s provisions and should consult with AIG’s Vice President — Corporate Governance and Special Counsel and Secretary to the Board of Directors in the event of any issues that arise with respect to the matters set forth in the Code.

D.	Other Directorships. AIG values the experience directors bring from other boards on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. Directors will advise the Chairman of the Nominating and Corporate Governance Committee and the Chief Executive Officer before accepting membership on any other board of directors or other significant commitments involving affiliation with other businesses or governmental units.

It is AIG’s policy that the Chief Executive Officer should not serve on the board of directors of more than one public company (other than AIG or a company in which AIG has a significant equity interest). In addition, the Board generally considers it desirable for other directors not to serve on the boards of directors of more than four public companies (other than AIG or a company in which AIG has a significant equity interest) that require substantial time commitments, absent special circumstances.

It is the responsibility of the Nominating and Corporate Governance Committee to review each Director’s, and each potential Director’s, overall commitments to help ensure that all Directors have sufficient time to fulfill their responsibilities as Directors. In considering its nominations of candidates for election to the Board, the Nominating and Corporate Governance Committee may determine that a lesser number of Boards than four is appropriate.

E.	Contact with Management. All directors are invited to contact the Chief Executive Officer at any time to discuss any aspect of AIG’s business. It is expected that the Chief Executive Officer will keep the Chairman informed of all significant management, operational and other business developments as they arise. Directors also have complete access to other members of management. The Board expects that there will be frequent opportunities for directors to meet with the Chief Executive Officer and other members of management in Board and committee meetings, or in other formal and informal settings.

Further, the Board encourages management, from time to time, to bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement or substantial knowledge in those areas and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

F.	Board Interaction with Institutional Investors and the Press. It is important that AIG speak to employees and outside constituencies with a single voice and that management serves as the primary spokesperson. If a situation does arise in which it seems appropriate for a non-management director to act as a spokesman on behalf of AIG, the director will first consult with the Chief Executive Officer. The foregoing is not intended to preclude the Chairman from speaking on behalf of the Independent Directors, when necessary.

G.	Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of all information received in connection with his or her service as a director.

XII.	COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders and other interested parties may communicate directly with one or more directors by (1) writing to them c/o Vice President — Corporate Governance and Special Counsel and Secretary to the Board, American International Group, Inc., 70 Pine Street, New York, NY 10270 or (2) email at an address that will be included in the annual proxy statement.

XIII.	EVALUATING BOARD AND COMMITTEE PERFORMANCE

AIG believes that self-evaluations of the Board, the standing committees of the Board and individual directors are important elements of corporate governance. Under the general oversight of the Chairman:

•	the Board, acting through the Nominating and Corporate Governance Committee, will conduct an annual self-evaluation and evaluation of each member of the Board; and

•	each standing committee will conduct an annual self-evaluation, in the manner and to the extent specified in the committee’s charter.

XIV. CHARITABLE GIVING

AIG, and its subsidiaries, may make charitable gifts, grants, contributions, commitments and pledges and awards of various types (collectively “gifts”) in the ordinary course of their business to charities, including foundations, endowments, trusts, charitable organizations and groups, cultural and educational institutions and others (collectively, “institutions”). The Board has adopted the following guidelines with respect to the making of such gifts:

•	Gifts are to be made prudently and to further AIG’s business interests, including the enhancement of AIG’s reputation and standing in the communities where it operates. It is the responsibility of management to determine whether a gift satisfies this purpose before it is made, pledged or committed.

•	Management will provide the Regulatory, Compliance and Public Policy Committee with quarterly reports on all charitable gifts that have been made, pledged or committed for since the last such report that result in gifts aggregating $50,000 or more within the current calendar year to or on behalf of a given institution. Management will also provide an annual report, that will be available upon request, with respect to all charitable gifts that have been made, pledged or committed for during the past calendar year that result in gifts aggregating $50,000 or more to or on behalf of a given institution. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $50,000 or more amount.

•	Management will inform the Nominating and Corporate Governance Committee before the making of any proposed gift that would result in gifts aggregating $50,000 or more within any calendar year to or on behalf of an institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $50,000 or more amount.

•	Directors will not directly solicit gifts from AIG (including any of its subsidiaries) to or on behalf of any institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer.

XV.	POLITICAL CONTRIBUTIONS

AIG, and its subsidiaries, may make political contributions in the ordinary course of their business to further AIG’s business interests. It is the responsibility of management to determine whether a contribution satisfies this purpose before it is made, pledged or committed for. All political contributions will be made in accordance with all applicable laws, rules and regulations.

Management will provide the Regulatory, Compliance and Public Policy Committee with a report, at least annually, with respect to all political contributions that have been made since the last such report. The Regulatory, Compliance and Public Policy Committee will report to the Board, at least annually, with respect to its review of the report provided by management on political contributions.

XVI.	RELIANCE ON MANAGEMENT AND OUTSIDE ADVICE

The Board will have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting and other advisors to assist it. In performing its functions, the Board is entitled to rely on the advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Board may retain, if appropriate, independent legal, accounting and other advisors to assist the Board (or, when appropriate, the Independent Directors), and may determine the compensation of such advisors, and AIG will be responsible for any costs or expenses so incurred.

XVII.	AMENDMENT AND WAIVER

In the exercise of its business judgment, these Guidelines may be amended, modified or waived by the Board and, when permitted by these Guidelines, waivers may also be granted by the Nominating and Corporate Governance Committee.

Annex A

AMERICAN INTERNATIONAL GROUP, INC.
DIRECTOR INDEPENDENCE STANDARDS

A director having any of the following relationships will be deemed to have a material relationship1with AIG2 and will not be considered “independent”:

•	The director is, or has been within the last three years, an employee of AIG, or an immediate family member[3] is, or has been within the last three years, an executive officer[4] of AIG.[5]

•	During any twelve-month period within the last three years, (1) the director has received any direct compensation from AIG or (2) the director has an immediate family member who has received more than $100,000 in direct compensation from AIG for service as an executive officer, in any such case other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).[5]

•	(1) The director or an immediate family member is a current partner of a firm that is AIG’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on AIG’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of AIG’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments[6] to, or received payments from, AIG for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

 1         Such relationship may be either direct or as a partner, shareholder or officer of an organization that has a relationship with AIG.
 2         “AIG” refers to American International Group, Inc. and its consolidated subsidiaries.
 3         “Immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When applying the relevant look-back provisions of the standards, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.
 4         “Executive officer” refers to such entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.
 5         Employment or compensation received by a director for former service as an interim chairman or Chief Executive Officer does not need to be considered as a factor by the board in determining independence under this test.
 6         Contributions to tax exempt organizations are not considered payments for purposes of this test.

The following relationships and transactions shall not be deemed material for purposes of the New York Stock Exchange listing standards. The fact that a particular relationship or transaction is not addressed by the below standards or exceeds the thresholds in one or more of these standards shall not create a presumption that the director is or is not “independent”.

•	A relationship arising solely from a director’s status as an executive officer, employee or a greater than 10% equity owner of a for-profit corporation or organization that has made payments to or received payments from AIG so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other company’s consolidated gross revenues for the fiscal year in which the payments were made (based on the other company’s most recently available financial statements).

•	A relationship arising solely from director’s ownership of 10% or less of the equity interests in an entity that has a relationship or engages in a transaction with AIG.

•	A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another for-profit organization that engages in a transaction with AIG.

•	A relationship arising solely from a director’s affiliation with a charitable organization as a director, advisory director (or in a similar capacity) or executive officer that receives contributions from AIG, so long as such contributions (other than employee matching contributions) for a calendar year are not in excess of $200,000.[7]

•	The ownership by a director of equity securities of AIG or of any fund managed by AIG.

•	The purchase of insurance, investment or other products or services from AIG, or the maintenance of a brokerage or similar account with AIG, in each case, so long as the relationship or transaction is entered into in the ordinary course of business and is on substantially the same terms as those prevailing at the time for similarly situated persons who are not directors of AIG.

•	Any other relationship or transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K.

•	A relationship or transaction arising from a combination of relationships or transactions which are not deemed material.

•	Any relationship or transaction with an immediate family member of a director that would fall within one of the preceding standards.

 7         Contributions made by AIG to charitable organizations under the AIG Matching Grants Program will not be taken into account for purposes of this test.

APPENDIX B

AMERICAN INTERNATIONAL GROUP, INC.

2010 STOCK INCENTIVE PLAN

AMERICAN INTERNATIONAL GROUP, INC.
2010 Stock Incentive Plan

ARTICLE I GENERAL
1.1	Purpose	B-3
1.2	Definitions of Certain Terms	B-3
1.3	Administration	B-4
1.4	Persons Eligible for Awards	B-6
1.5	Types of Awards Under Plan	B-6
1.6	Shares of Common Stock Available for Awards	B-6

ARTICLE II AWARDS UNDER THE PLAN
2.1	Agreements Evidencing Awards	B-6
2.2	No Rights as a Shareholder	B-7
2.3	Options	B-7
2.4	Stock Appreciation Rights	B-8
2.5	Restricted Shares	B-8
2.6	Restricted Stock Units	B-9
2.7	Dividend Equivalent Rights	B-9
2.8	Other Stock-Based Awards	B-9
2.9	Related Option Transactions	B-9

ARTICLE III MISCELLANEOUS
3.1	Amendment of the Plan	B-10
3.2	Tax Withholding	B-10
3.3	Required Consents and Legends	B-10
3.4	Repayment and Clawback	B-11
3.5	Right of Offset	B-11
3.6	Nonassignability; No Hedging	B-11
3.7	Successor Entity	B-11
3.8	Right of Discharge Reserved	B-12
3.9	Nature of Payments	B-12
3.10	Non-Uniform Determinations	B-12
3.11	Other Payments or Awards	B-12
3.12	Plan Headings	B-12
3.13	Termination of Plan	B-12
3.14	Section 409A	B-13
3.15	TARP Regulations	B-13
3.16	Governing Law	B-14
3.17	Severability; Entire Agreement	B-14
3.18	Waiver of Claims	B-14
3.19	No Liability With Respect to Tax Qualification or Adverse Tax Treatment	B-14
3.20	No Third Party Beneficiaries	B-14
3.21	Successors and Assigns of AIG	B-14
3.22	Date of Adoption and Approval of Shareholders	B-14

AMERICAN INTERNATIONAL GROUP, INC.
2010 Stock Incentive Plan

ARTICLE I — GENERAL

1.1	Purpose

The purpose of the American International Group, Inc. 2010 Stock Incentive Plan is to attract, retain and motivate officers, directors and key employees of American International Group, Inc. and its consolidated subsidiaries, to compensate them for their contributions to the Company and to encourage them to acquire a proprietary interest in the Company.

This 2010 Stock Incentive Plan replaces the American International Group, Inc. Amended and Restated 2007 Stock Incentive Plan (as amended to the Effective Date, the “2007 Plan”) for Awards granted on or after the Effective Date. Awards may not be granted under the 2007 Plan beginning on the Effective Date, but this 2010 Stock Incentive Plan will not affect the terms or conditions of any stock option, restricted stock unit or other award made under the 2007 Plan before the Effective Date.

1.2	Definitions of Certain Terms

For purposes of this 2010 Stock Incentive Plan, the following terms have the meanings set forth below:

“AIG” means American International Group, Inc. or a successor entity contemplated by Section 3.6.

“Award” means an award made pursuant to the Plan.

“Award Agreement” means the written or electronic document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee.

“Board” means the Board of Directors of AIG.

“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

“Committee” has the meaning set forth in Section 1.3.1.

“Common Stock” means the common stock of AIG, par value $2.50 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.3.

“Company” means AIG and its consolidated subsidiaries.

“Consent” has the meaning set forth in Section 3.3.2.

“Covered Person” has the meaning set forth in Section 1.3.3.

“Director” means a member of the Board or a member of the board of directors of a consolidated subsidiary of AIG.

“Effective Date” has the meaning set forth in Section 3.20.

“Employee” means an employee of the Company.

“Employment” means a Grantee’s performance of services for the Company, as an Employee, as determined by the Committee. The terms “employ” and “employed” will have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“Fair Market Value” means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein.

“Grantee” means an Employee or Director who receives an Award.

“Incentive Stock Option” means an option to purchase shares of Common Stock that is intended to be designated as an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

“Internal Revenue Regulations” means the regulations promulgated under the Code or otherwise by the United States Internal Revenue Service, as they may be from time to time amended or interpreted.

“Non-Employee Director” means a Director of AIG who is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act or any successor thereto.

“Officer” means an Employee who is an “officer” of AIG within the meaning of Rule 16a-1(f) under the Exchange Act.

“Plan” means this American International Group, Inc. Amended and Restated 2010 Stock Incentive Plan, as amended from time to time.

“Plan Action” has the meaning set forth in Section 3.3.1.

“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance relating thereto, in each case as they may be from time to time amended or interpreted through further administrative guidance.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“TARP Regulations” means regulations issued by the U.S. Department of the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), and applicable requirements of agreements between AIG and the U.S. government, or any agency or instrumentality thereof, or the AIG Credit Facility Trust, as the same are in effect from time to time, and the determinations of the Special Master for TARP Executive Compensation pursuant to EESA, as amended by ARRA.

1.3	Administration

1.3.1 The Compensation and Management Resources Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. The members of the Committee will be drawn solely from such members of the Board who are not and have not been Officers of the Company. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee will be final, binding and conclusive on all Grantees and on their legal representatives and beneficiaries. The Committee will have the authority, in its absolute discretion, to determine the persons who will receive Awards, the time when Awards will be granted, the terms of such Awards and the number of shares of Common Stock, if any, which will be subject to such Awards. Unless otherwise provided in an Award Agreement, the Committee reserves the authority, in its absolute discretion, (a) to amend any outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected (but subject to Sections 2.3.6 and 2.4.5), including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, to waive or amend any restrictions or conditions set forth in such Award Agreement, or to impose new restrictions and conditions, or to reflect a change in the Grantee’s circumstances and (b) to determine whether, to what extent and under what circumstances and method or methods (i) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property or (B) canceled, forfeited or suspended, (ii) shares of Common Stock, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee and (iii) Awards may be settled by the Company or any of its designees. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards (other than grants to AIG’s Directors) or administer the Plan, in which case the Board will have all of the authority and responsibility granted to the Committee herein. If so determined by the Committee, any Award made to an Officer will be made by the full Board or a committee or subcommittee of the Board composed of at least two Non-Employee Directors of AIG.

1.3.2 Actions of the Committee may be taken by the vote of a majority of its members. To the extent not inconsistent with applicable law and applicable rules and regulations of the New York Stock Exchange, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, the Committee may delegate to one or more officers of AIG designated by the Committee from time to time the determination of Awards (and related administrative responsibilities) to Employees who are not Officers.

1.3.3 No Director or Employee exercising each such Employee’s responsibilities under the Plan (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A, (x) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (y) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Covered Person incurred such expenses; and (z) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Amended and Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.

1.4	Persons Eligible for Awards

Awards under the Plan may be made to Employees and Directors.

1.5	Types of Awards Under Plan

Awards may be made under the Plan in the form of any of the following, in each case in respect of Common Stock: (a) stock options, (b) stock appreciation rights, (c) restricted shares, (d) restricted stock units, (e) dividend equivalent rights and (f) other equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6	Shares of Common Stock Available for Awards

1.6.1 Common Stock Subject to the Plan.  Subject to the other provisions of this Section 1.6, the total number of shares of Common Stock that may be granted under the Plan is 60,000,000. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by AIG.

1.6.2 Share Counting.  Each stock option, stock appreciation right, restricted share, restricted stock unit and similar Award or share underlying an Award will count as one share of Common Stock. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements.

1.6.3 Adjustments.  The Committee will adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 and adjust equitably the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, unless otherwise provided in an Award Agreement, by payment of cash) to preserve and prevent the enlargement of the benefits or potential benefits intended to be made available to grantees of Awards, for any increase or decrease in the number of issued shares of Common Stock resulting from a recapitalization, spin-off, split-off, stock split, stock dividend, combination or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG. For the avoidance of doubt, the conversion of the AIG Series C Perpetual, Convertible, Participating Preferred Stock in accordance with its terms as in effect on the Effective Date shall not result in an adjustment under this Section 1.6.3. After any adjustment made pursuant to this Section 1.6.3, the number of shares of Common Stock subject to each outstanding Award will be rounded down to the nearest whole number. Notwithstanding the foregoing, the Committee may, in its sole discretion, decline to adjust the terms of any outstanding Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Grantee or to the Company.

ARTICLE II — AWARDS UNDER THE PLAN

2.1	Agreements Evidencing Awards

Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Section 3.13.1, in substitution for any other Award or Awards granted under the Plan or any award granted under any other plan of AIG. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2	No Rights as a Shareholder

No Grantee (or other person having rights pursuant to an Award) shall have any of the rights of a shareholder of AIG with respect to shares of Common Stock subject to an Award until the delivery of such shares (or in the case of an Award of restricted or unrestricted shares of Common Stock, the grant or registration in the name of the Grantee of such shares pursuant to the applicable Award Agreement, but then only as the Committee may include in the applicable Award Agreement). Except as otherwise provided in Section 1.6.3 or pursuant to the applicable Award Agreement, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Certificates for the shares are delivered.

2.3	Options

2.3.1 Grant.  Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee or the Board may determine.

2.3.2 Incentive Stock Options.  At the time of grant, the Committee will determine (a) whether all or any part of a stock option granted to an eligible employee will be an Incentive Stock Option and (b) the number of shares subject to such Incentive Stock Option; provided, however, that (1) the aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible employee during any calendar year (under all such plans of AIG and of any subsidiary corporation of AIG) will not exceed $100,000, (2) no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code and (3) the maximum number of shares of Common Stock as to which Incentive Stock Options may be granted to any one person under the Plan may not exceed 1,000,000 shares (as adjusted pursuant to the provisions of Section 1.6.3). The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of shares subject to the Incentive Stock Option.

2.3.3 Exercise Price.  The exercise price per share with respect to each stock option will be determined by the Committee, but, except as otherwise permitted by Section 1.6.3, may never be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock options.

2.3.4 Term of Stock Option.  In no event will any stock option be exercisable after the expiration of 10 years from the date on which the stock option is granted.

2.3.5 Exercise of Stock Option and Payment for Shares.  The shares of Common Stock covered by each stock option may be purchased at such times and in such installments as will be determined in the Award Agreement at the time the stock option is granted. Subject to any limitations in the applicable Award Agreement, any shares not purchased on the applicable installment date may be purchased thereafter at any time before the final expiration of the stock option. To exercise a stock option, the Grantee must give written notice to AIG specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including: (a) personal check, (b) shares of Common Stock, valued as of the exercise date, of the same class as those to be granted by exercise of the stock option, (c) any other form of consideration approved by the Company and permitted by applicable law and (d) any combination of the foregoing. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act, and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.3.6 Repricing.  Except as otherwise permitted by Section 1.6.3, reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the shareholders.

2.4	Stock Appreciation Rights

2.4.1 Grant.  Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee or the Board may determine.

2.4.2 Exercise Price.  The exercise price per share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.3, may never be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock appreciation rights.

2.4.3 Term of Stock Appreciation Right.  In no event will any stock appreciation right be exercisable after the expiration of 10 years from the date on which the Stock Appreciation Right is granted.

2.4.4 Exercise of Stock Appreciation Right and Delivery of Shares.  Each stock appreciation right may be exercised at such times and in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable installment date may be exercised thereafter at any time before the final expiration of the stock appreciation right. To exercise a stock appreciation right, the Grantee must give written notice to AIG specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, subject to any limitations in the applicable Award Agreement, shares of Common Stock or cash, in the Committee’s discretion, with a Fair Market Value equal to (a) the excess of (1) the Fair Market Value of the Common Stock on the date of exercise over (2) the exercise price of such stock appreciation right multiplied by (b) the number of stock appreciation rights exercised will be delivered to the Grantee. Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.4.5 Repricing.  Except as otherwise permitted by Section 1.6.3, reducing the exercise price of stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the shareholders.

2.5	Restricted Shares

2.5.1 Grants.  The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine. In the event that a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee but will be held by AIG or its designated agent until the time the restrictions lapse.

2.5.2 Right to Vote and Receive Dividends on Restricted Shares.  Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares, except as otherwise provided herein, and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all ordinary cash dividends (as determined by the Committee in its sole discretion) paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends will revert back to the Company if for any reason the restricted share upon which such dividends were paid reverts back to the Company. Upon the expiration of the period of restriction, all such dividends made on such restricted share and retained by the Company will be paid to the relevant Grantee. Unless the applicable Award Agreement provides otherwise, additional shares or other property distributed to the Grantee in respect of restricted shares, as dividends or otherwise, will be subject to the same restrictions applicable to such restricted shares.

2.6	Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of AIG until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Common Stock, or cash, securities or other property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.7	Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of AIG until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will, subject to Section 3.13.1, determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise or vesting of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.

2.8	Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients or may be settled in cash, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.9	Related Option Transactions

The Committee may grant put options and enter into call options relating to Awards, including an Award of unrestricted Common Stock. The put options may permit the Grantee, at the Grantee’s option, to sell the Award back to the Company at such times, on such terms and conditions and at such prices as the Committee or the Board may determine. The call options may require the Grantee, at the Company’s election, to sell the Award back to the Company at such times, on such terms and conditions and at such prices as the Committee or the Board may determine. The Committee may determine to issue an Award and any related put option and enter into any related call option as a single non-separable unit.

ARTICLE III — MISCELLANEOUS

3.1	Amendment of the Plan

3.1.1 Unless otherwise provided in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Grantee of an Award.

3.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency, except that shareholder approval shall be required for any amendment to the Plan that materially increases the benefits available under the Plan or any amendment to permit the sale or other disposition of an Award to an unrelated third-party for value.

3.2	Tax Withholding

Grantees shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any shares of Common Stock pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), unless otherwise provided in an Award Agreement, (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including shares of Common Stock otherwise deliverable) the minimum required to meet the tax withholding obligation or (b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise) or previously owned shares of Common Stock, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

3.3	Required Consents and Legends

3.3.1 If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 3.13.2, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

3.3.2 The term “Consent” as used in this Article III with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) or any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any requirement of any applicable Internal Revenue

Regulations or TARP Regulations and (e) any and all consents or other documentation required by the Committee. Nothing herein will require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.4	Repayment and Clawback

If AIG determines that any Award or payment or delivery made under this Plan was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria, then (i) any unpaid or undelivered Award shall be forfeited or (ii) following payment or delivery of cash or shares of Common Stock or other consideration with respect to any Award, AIG shall be entitled to receive, and the Participant shall be obligated to repay to AIG immediately upon demand therefor, the amount of cash paid with respect to the Award or the Fair Market Value of the Common Stock delivered or the value (as determined in good faith by the Committee) of the other consideration delivered. The repayment to AIG described in clause (ii) of this Section 3.4 shall be net of any taxes withheld from the original payment to the Participant, except to the extent that a greater repayment is required by the TARP Regulations AIG will determine whether a financial statement or other performance metric criteria is materially inaccurate in accordance with the standards set forth in § 30.8 of the TARP Regulations, or any similar or successor provision applicable to AIG and in effect from time to time.

3.5	Right of Offset

Except with respect to Awards that are intended to be “deferred compensation” subject to Section 409A, the Company will have the right to offset against its obligation to deliver shares of Common Stock (or cash, other securities or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

3.6	Nonassignability; No Hedging

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, except as may be otherwise provided in the Award Agreement, consistent with Section 3.1.2. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.7	Successor Entity

Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of AIG with or into any other entity (“Successor Entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of AIG, or all or substantially all of the assets of AIG, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.

3.8	Right of Discharge Reserved

Nothing in the Plan or in any Award Agreement will confer upon any Grantee the right to continued Employment by the Company or affect any right which the Company may have to terminate such Employment.

3.9	Nature of Payments

3.9.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, and subject to Section 3.13.1, be made in substitution in whole or in part for cash or other compensation otherwise payable to a participant in the Plan. Only whole shares of Common Stock will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.9.2 All such grants and deliveries will constitute a special discretionary payment to the Grantee and, unless otherwise provided in an Award Agreement or the Committee specifically provides otherwise, will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee.

3.10	Non-Uniform Determinations

3.10.1 The Committee’s determinations under the Plan and Award Agreements need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

3.10.2 To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules.

3.11	Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.12	Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.13	Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on December 31, 2013, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.14	Section 409A

3.14.1 The Board and the Committee shall have full authority to give effect to any statement in an Award Agreement to the effect that an Award is intended to be “deferred compensation” subject to Section 409A, to be exempt from Section 409A or to have other intended treatment under Section 409A and/or other Internal Revenue Regulations. To the extent necessary to give effect to this authority, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to the subject matter of this paragraph, the Plan shall govern.

3.14.2 Without limiting the generality of Section 3.13.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (a) references to termination of the Grantee’s employment will mean the Grantee’s separation from service with the Company within the meaning of Section 409A; (b) any payment to be made with respect to such Award in connection with the Grantee’s separation from service with the Company within the meaning of Section 409A that would be subject to the limitations in Section 409A(a)(2)(b) of the Code shall be delayed until six months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (c) to the extent necessary to comply with Section 409A, any cash, other securities, other Awards or other property that the Company may deliver in lieu of shares of Common Stock in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the shares of Common Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (d) with respect to any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting; (e) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Internal Revenue Regulations), the Grantee’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; (f) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Internal Revenue Regulations), the Grantee’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and (g) unless the Committee determines otherwise, for purposes of determining whether the Grantee has experienced a separation from service with the Company within the meaning of Section 409A, “subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with AIG, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Internal Revenue Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Internal Revenue Regulations.

3.15	TARP Regulations

Compensation under this Plan is subject to applicable TARP Regulations and Grantees may receive compensation pursuant to Awards under this Plan only to the extent that it is consistent with the TARP Regulations.

3.16	Governing Law

THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.17	Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.18	Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.19	No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

3.20	No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.3 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.21	Successors and Assigns of AIG

The terms of the Plan will be binding upon and inure to the benefit of AIG and any successor entity contemplated by Section 3.6.

3.22	Date of Adoption and Approval of Shareholders

The Plan was adopted on April 7, 2010 by the Board and approved by the shareholders of AIG at the Annual Meeting of Shareholders held on May 12, 2010. This Plan shall become effective on May 12, 2010 (the “Effective Date”).

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American International Group, Inc.

 PRINTED ON RECYCLED PAPER

AMERICAN INTERNATIONAL GROUP, INC. ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 12, 2010 American International Group, Inc. 70 Pine Street, 27th Floor New York, NY 10270 proxy Proxy solicited by Board of Directors for Annual Meeting — May 12, 2010. Robert H. Benmosche and David L. Herzog, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American International Group, Inc. to be held at 10:00 a.m. (Eastern Daylight Saving Time) on May 12, 2010 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in accordance with the instructions provided by the shareholder. If no such instructions are provided, the Proxies will have authority to vote FOR each of the Nominees for election, FOR Proposals 3, 4 and 5 and AGAINST Proposals 6, 7 and 8 and otherwise as determined in their discretion. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. The Annual Meeting of Shareholders will be held at 180 Maiden Lane, 3rd Floor, New York, New York 10038. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 3 3 3 INTERNET PHONE MAIL www.eproxy.com/aig 1-800-560-1965 Mark, sign and date your proxy Use the Internet to submit your proxy From outside the U.S. or Canada call card and return it in the until 11:59 a.m. (Eastern Daylight +1-816-737-9783, please note postage-paid envelope provided. Saving Time) on May 11, 2010. International calling charges will apply. To be valid, your proxy by mail Use a touch-tone telephone to must be received by 9:00 a.m. submit your proxy until 11:59 a.m. (Eastern Daylight Saving Time) (Eastern Daylight Saving Time) on May 12, 2010. on May 11, 2010. If you submit your proxy by Internet or by Telephone, you do NOT need to mail back this Proxy Card.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Address Change? Mark box, sign, and indicate changes below: n TO SUBMIT YOUR PROXY BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO SUBMIT A PROXY BY MAIL TO HAVE YOUR SHARES VOTED AT THE ANNUAL MEETING OF SHAREHOLDERS AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR each of the Nominees for Election and FOR Proposals 3, 4 and 5. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1a. Robert H. Benmosche n n n 1g. Henry S. Miller n n n 1b. Harvey Golub n n n 1h. Robert S. Miller n n n 1c. Laurette T. Koellner n n n 1i. Suzanne Nora Johnson n n n 1d. Christopher S. Lynch n n n 1j. Morris W. Offit n n n 1e. Arthur C. Martinez n n n 1k. Douglas M. Steenland n n n 1f. George L. Miles, Jr. n n n Please Fold at the Score Line — DO NOT SEPARATE 2. Intentionally blank. 3. To approve a non-binding shareholder resolution on executive compensation n For n Against n Abstain 4. To approve the American International Group, Inc. 2010 Stock Incentive Plan n For n Against n Abstain 5. To ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent n For n Against n Abstain registered public accounting firm for 2010 The Board of Directors recommends a vote AGAINST Proposals 6, 7 and 8. 6. Shareholder proposal relating to cumulative voting n For n Against n Abstain 7. Shareholder proposal relating to executive compensation retention upon termination n For n Against n Abstain of employment 8. Shareholder proposal relating to a shareholder advisory resolution to ratify AIG’s political n For n Against n Abstain spending program THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE NOMINEES FOR ELECTION, FOR PROPOSALS 3, 4 AND 5 AND AGAINST PROPOSALS 6, 7 AND 8. Date Signature(s) in Box Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

AMERICAN INTERNATIONAL GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 12, 2010
American International Group, Inc.
70 Pine Street
New York, New York 10270
Proxy solicited by Board of Directors for Annual Meeting — May 12, 2010.

Robert H. Benmosche and David L. Herzog, or either of them, each with the power of substitution, are hereby authorized to represent and vote the 100,000 shares of Series C Perpetual, Convertible, Participating Preferred Stock, par value $5.00 per share (the “Series C Preferred Stock”), of the undersigned, with all the powers which the undersigned would possess if a duly authorized representative of the undersigned were personally present, at the Annual Meeting of Shareholders of American International Group, Inc. to be held at 10:00 a.m. (Eastern Daylight Savings Time) on May 12, 2010, or at any postponement or adjournment thereof.
Shares represented by this proxy will be entitled to vote together with the AIG Common Stock as a single class on all of the Proposals except Proposal 2, in accordance with the instructions provided by the shareholder. If no such instructions are provided, the Proxies will have authority to vote FOR each of the Nominees for election, FOR Proposals 3, 4 and 5 and AGAINST Proposals 6, 7, and 8 and otherwise as determined in their discretion.
The Board of Directors Recommends a Vote FOR each of the Nominees for election and FOR Proposals 3, 4 and 5.

1a. Robert H. Benmosche	☐ For	☐ Against	☐ Abstain

1b. Harvey Golub	☐ For	☐ Against	☐ Abstain

1c. Laurette T. Koellner	☐ For	☐ Against	☐ Abstain

1d. Christopher S. Lynch	☐ For	☐ Against	☐ Abstain

1e. Arthur C. Martinez	☐ For	☐ Against	☐ Abstain

1f. George L. Miles, Jr.	☐ For	☐ Against	☐ Abstain

1g. Henry S. Miller	☐ For	☐ Against	☐ Abstain

1h. Robert S. Miller	☐ For	☐ Against	☐ Abstain

1i. Suzanne Nora Johnson	☐ For	☐ Against	☐ Abstain

1j. Morris W. Offit	☐ For	☐ Against	☐ Abstain

1k. Douglas M. Steenland	☐ For	☐ Against	☐ Abstain
2.	Intentionally blank

3.	To approve a non-binding shareholder resolution on executive compensation

☐ For	☐ Against	☐ Abstain
4.	To approve the American International Group, Inc. 2010 Stock Incentive Plan

☐ For	☐ Against	☐ Abstain
5.	To ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2010

☐ For	☐ Against	☐ Abstain
The Board of Directors recommends a vote AGAINST Proposals 6, 7 and 8.
6.	Shareholder proposal relating to cumulative voting

☐ For	☐ Against	☐ Abstain
7.	Shareholder proposal relating to executive compensation retention upon termination of employment

☐ For	☐ Against	☐ Abstain
8.	Shareholder proposal relating to a shareholder advisory resolution to ratify AIG’s political spending program

☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE NOMINEES FOR ELECTION, FOR PROPOSALS 3, 4 and 5 AND AGAINST PROPOSALS 6, 7 AND 8.
Date:                     , 2010
AIG CREDIT FACILITY TRUST

By:

Name:	Jill M. Considine
Title:	Trustee

By:

Name:	Chester B. Feldberg
Title:	Trustee

By:

Name:	Peter A. Langerman
Title:	Trustee

AMERICAN INTERNATIONAL GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 12, 2010
American International Group, Inc.
70 Pine Street, 27th floor
New York, New York 10270
Proxy solicited by Board of Directors for Annual Meeting — May 12, 2010.

Robert H. Benmosche and David L. Herzog, or either of them, each with the power of substitution, are hereby authorized to represent and vote the 400,000 shares of Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series E Preferred Stock”), and the 300,000 shares of Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series F Preferred Stock”), of the undersigned, with all the powers which the undersigned would possess if a duly authorized representative of the undersigned were personally present, at the Annual Meeting of Shareholders of American International Group, Inc. to be held at 10:00 a.m. (Eastern Daylight Saving Time) on May 12, 2010, or at any postponement or adjournment thereof.
Shares represented by this proxy will be entitled to vote as a single class on Proposal 2 in accordance with the instructions provided by the shareholder.
The Board of Directors makes no recommendations as to the following nominees.
The holder of the Series E Preferred Stock and the Series F Preferred Stock hereby votes as follows with respect to the following nominees for director:

2a. Donald H. Layton	☐ For	☐ Against	☐ Abstain

2b. Ronald A. Rittenmeyer	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED.
Date:                     , 2010
UNITED STATES DEPARTMENT OF THE TREASURY

By:
Name: Herbert M. Allison, Jr.
Title: Assistant Secretary for Financial Stability